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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        5049                       02-0451017
----------------------------  ----------------------------  ----------------------------
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
             OF               CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             TODD M. DUCHENE, ESQ.
                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With Copies to:

         PATRICK C. KELLY                    RAMAN BET-MANSOUR, ESQ.                   J. VAUGHAN CURTIS
      CHIEF EXECUTIVE OFFICER                 DEBEVOISE & PLIMPTON                     ALSTON & BIRD LLP
      PSS WORLD MEDICAL, INC.                   875 THIRD AVENUE                      ONE ATLANTIC CENTER
     4345 SOUTHPOINT BOULEVARD              NEW YORK, NEW YORK 10022              1201 WEST PEACHTREE STREET
    JACKSONVILLE, FLORIDA 32216                  (212) 909-6000                   ATLANTA, GEORGIA 30309-3424
          (904) 332-3000                                                                (404) 881-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the consummation of the merger of PSS World Medical, Inc. with and into a wholly owned subsidiary of the Registrant as described in this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
            TITLE OF EACH CLASS                AMOUNT TO BE        OFFERING           AGGREGATE           AMOUNT OF
       OF SECURITIES TO BE REGISTERED          REGISTERED(1)   PRICE PER SHARE    OFFERING PRICE(2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01...............    23,809,925            --            $491,303,794           $129,704
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) The number of shares of Fisher Scientific International Inc. common stock, par value $0.01 per share, registered is based on the maximum number of shares to be issued in connection with the transactions described herein.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"). This fee has been computed pursuant to Rules 457(f) and (c) under the Securities Act and is based on (i) $6.44, the average of the high and low per share prices of Common Stock, par value $0.01 per share, of PSS World Medical, Inc. on the Nasdaq National Market on August 18, 2000, and (ii) the maximum number of shares of PSS World Medical, Inc. Common Stock, including shares issuable pursuant to outstanding and exercisable options, to be acquired by Fisher Scientific International Inc. pursuant to the transactions described herein.
             ------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                [LOGO OF FISHER]                                       [LOGO OF PSS]

   TO THE STOCKHOLDERS OF FISHER SCIENTIFIC INTERNATIONAL INC. AND PSS WORLD
                                 MEDICAL, INC.

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     Fisher Scientific International Inc. has agreed to acquire PSS World Medical, Inc. through a merger of a wholly owned subsidiary of Fisher with and into PSS. We believe that the acquisition will create substantially more value for stockholders of Fisher and PSS than would otherwise be achieved by the companies.

     When the merger is completed, PSS will become a wholly owned subsidiary of Fisher. PSS common stockholders will receive 0.3121 of a share of Fisher common stock for each share of PSS common stock. We expect that upon completion of the merger, approximately 64.4% of Fisher will be held by current Fisher stockholders and approximately 35.6% of Fisher will be held by former PSS stockholders.

     After the merger, Fisher will continue to trade on the New York Stock Exchange under the ticker symbol "FSH" and PSS will no longer trade on the Nasdaq National Market.

     The merger cannot be completed unless PSS's stockholders approve the merger and Fisher's stockholders approve the issuance of Fisher common stock. The boards of directors of both Fisher and PSS have approved these transactions and recommend that their respective stockholders vote FOR the proposals. In addition, certain Fisher stockholders holding a majority of the Fisher common stock have agreed to vote in favor of the transaction. Information about the merger is contained in this joint proxy statement/prospectus. In addition, Fisher is submitting to its stockholders the adoption of Fisher Scientific International Inc. 2000 Equity and Incentive Plan and an increase in the number of its authorized shares of common stock for their approval. Information about these proposals is also contained in this joint proxy statement/prospectus. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 27.

     The dates, times and places of the meetings are as follows:

          For Fisher stockholders:                         For PSS stockholders:
                    , 2000 at 10:00 a.m                     , 2000 at 10:00 a.m.
            Mellon Bank Building                          PSS World Medical, Inc.
            8 Loockerman Street                            4345 Southpoint Blvd.
           Dover, Delaware 19904                        Jacksonville, Florida 32216

     Your vote is very important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

     We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.

              Paul M. Montrone                                Patrick C. Kelly
    Chairman and Chief Executive Officer            Chairman and Chief Executive Officer
    Fisher Scientific International Inc.                  PSS World Medical, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated                     , 2000,
and is first being mailed to stockholders of Fisher and PSS on or about
               , 2000.

                         [LOGO OF FISHER APPEARS HERE]

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842

                NOTICE OF SPECIAL MEETING OF FISHER STOCKHOLDERS
                                    , 2000 AT 10:00 A.M.

To the stockholders of Fisher Scientific International Inc.:

     Notice is hereby given that a special meeting of stockholders of Fisher
will be held on             , 2000 at 10:00 a.m., local time, at Mellon Bank
Building, 8 Loockerman Street, Dover, Delaware 19904 for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of shares of Fisher common stock pursuant to the Agreement and Plan of Merger, dated as of June 21, 2000, by and among Fisher Scientific International Inc., FSI Merger Corporation, a wholly owned subsidiary of Fisher, and PSS World Medical, Inc., pursuant to which PSS will become a wholly owned subsidiary of Fisher.

     2. To consider and vote upon a proposal to adopt the Fisher Scientific International Inc. 2000 Equity and Incentive Plan and make available shares of common stock for issuance under this plan.

     3. To consider and vote upon a proposal to amend Fisher's certificate of incorporation to increase the number of authorized shares of common stock from 100 million shares to 500 million shares.

     4. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described in the attached joint proxy statement/prospectus. Holders of record of Fisher common stock at the close of
business on             , 2000, the record date, are entitled to notice of, and
to vote at, the special meeting and any adjournments or postponements of the special meeting.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, complete and return the enclosed proxy card or submit your proxy or voting instructions by telephone or the Internet as described in the attached joint proxy statement/prospectus. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                                          By Order of the Board of Directors of
                                            Fisher Scientific International Inc.

                                          --------------------------------------
                                          Todd M. DuChene
                                          Secretary

Hampton, New Hampshire
            , 2000

                           [LOGO OF PSS APPEARS HERE]

                            PSS WORLD MEDICAL, INC.
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216

                 NOTICE OF SPECIAL MEETING OF PSS STOCKHOLDERS
                                    , 2000 AT 10:00 A.M.

To the stockholders of PSS World Medical, Inc.:

     We will hold a special meeting of stockholders of PSS on             , 2000
at 10:00 a.m., local time, at the corporate offices of PSS World Medical, Inc., 4345 Southpoint Blvd., Jacksonville, Florida 32216 for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 21, 2000, by and among Fisher Scientific International Inc., FSI Merger Corporation, a wholly owned subsidiary of Fisher, and PSS World Medical, Inc. At the effective time of the merger, FSI Merger Corporation will be merged with and into PSS World Medical, Inc., with PSS being the surviving corporation. As a result of the merger, PSS will become a wholly owned subsidiary of Fisher. Each share of PSS common stock will be converted in the merger into 0.3121 of a share of Fisher common stock.

     2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described in the attached joint proxy statement/prospectus. Holders of record of PSS common stock at the close of
business on             , 2000, the record date, are entitled to vote at the
special meeting and any adjournments or postponements of the special meeting.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, complete and return the enclosed proxy card or submit your proxy or voting instructions by telephone or the Internet as described in the attached joint proxy statement/prospectus. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. In almost all cases, if you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger.

                                          By Order of the Board of Directors of
                                            PSS World Medical, Inc.

                                          --------------------------------------
                                          David A. Smith
                                          Secretary

Jacksonville, Florida
            , 2000

                             ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Fisher and PSS from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone:

    FISHER SCIENTIFIC INTERNATIONAL INC.                      PSS WORLD MEDICAL, INC.
    One Liberty Lane                                          4345 Southpoint Boulevard
    Hampton, New Hampshire 03842                              Jacksonville, Florida 32216
    Attention: Matthew Murphy Telephone:                      Attention: David A. Smith
    (603) 929-2376                                            Telephone: (904) 332-3333

     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY
  , 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

     See "Where You Can Find More Information" that begins on page 98.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    6
  The Companies.............................................    6
     Fisher Scientific International Inc....................    6
     PSS World Medical, Inc.................................    6
     Strategy...............................................    7
  The Merger................................................    8
     Recent Developments Regarding the Merger...............    8
     The Structure of the Merger............................    9
     What You Will Receive..................................    9
     Recommendation of the Boards of Directors and Opinions
      of Financial Advisors.................................    9
     Appraisal Rights.......................................   10
     The Special Meetings...................................   10
     Board of Directors of Fisher Following the Merger......   10
     Interests of Directors and Executive Officers in the
      Merger................................................   10
     Treatment of Stock Options and Other Equity Rights.....   10
     Tax Consequences.......................................   11
     Overview of the Merger Agreement.......................   11
     Stock Option Agreement.................................   13
     Voting Agreement.......................................   13
     Market Price Information...............................   13
  Selected Historical Financial Data of Fisher..............   14
  Selected Historical Financial Data of PSS.................   17
  Unaudited Pro Forma Combined Financial Statements.........   19
  Equivalent And Comparative Per Share Information..........   24
  Projected Pro Forma Financial Information.................   25
RISK FACTORS................................................   27
  Risk Factors Relating to the Merger.......................   27
  Risk Factors Relating to Fisher's Business................   30
  Risk Factors Relating to PSS's Business...................   32
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............   39
FISHER SCIENTIFIC INTERNATIONAL INC.........................   40
  The Industry..............................................   40
  Products and Services.....................................   41
  Distribution, Manufacturing and Suppliers.................   41
  Business Rationale and Strategy for the Combined
     Company................................................   42
THE FISHER SPECIAL MEETING..................................   45
  Date, Time and Place of the Fisher Special Meeting........   45
  Purpose of the Fisher Special Meeting.....................   45
  Stockholder Record Date for the Fisher Special Meeting....   45
  Vote Required for Approval of the Issuance of Common Stock
     Pursuant to the Merger Agreement.......................   45
  Proxies...................................................   46
  Voting Electronically or by Telephone.....................   46
  Solicitation of Proxies...................................   47

THE PSS SPECIAL MEETING.....................................................................................         48
  Date, Time and Place of the PSS Special Meeting...........................................................         48
  Purpose of the PSS Special Meeting........................................................................         48
  Stockholder Record Date for the PSS Special Meeting.......................................................         48
  Vote Required for Approval of the Merger..................................................................         48
  Proxies...................................................................................................         48
  Voting Electronically or by Telephone.....................................................................         49
  Solicitation of Proxies...................................................................................         49
THE MERGER..................................................................................................         50
  Background of the Merger..................................................................................         50
  Fisher's Reasons for the Merger...........................................................................         52
  PSS's Reasons for the Merger..............................................................................         54
  Recommendation of Fisher's Board of Directors.............................................................         55
  Opinion of Fisher's Financial Advisor.....................................................................         55
  Recommendation of PSS's Board of Directors................................................................         60
  Opinion of PSS's Financial Advisor........................................................................         61
  Interests of Executive Officers and Directors of PSS World Medical in the Merger..........................         65
  Completion and Effectiveness of the Merger................................................................         68
  Structure of the Merger and Conversion of PSS Stock.......................................................         68
  Exchange of PSS Stock Certificates for Fisher Stock Certificates..........................................         68
  Treatment of PSS Stock Options and Other Equity Rights....................................................         69
  Material United States Federal Income Tax Consequences of the Merger......................................         69
  Regulatory Matters........................................................................................         70
  Restrictions on Resale....................................................................................         70
  Appraisal Rights..........................................................................................         71
  Delisting and Deregistration of PSS Common Stock after the Merger.........................................         71
  The Merger Agreement......................................................................................         71
  Fisher Charter and Bylaws.................................................................................         78
  Stock Option Agreement....................................................................................         78
  Voting Agreement..........................................................................................         80
FISHER 2000 EQUITY AND INCENTIVE PLAN.......................................................................         81
  General...................................................................................................         81
  Awards Under the Plan.....................................................................................         82
  Other Features of the Plan................................................................................         82
  Certain Federal Income Tax Consequences...................................................................         83
DESCRIPTION OF FISHER CAPITAL STOCK.........................................................................         85
  Authorized Capital Stock..................................................................................         85
  Fisher Common Stock.......................................................................................         85
  Non-Voting Common Stock...................................................................................         85
  Fisher Preferred Stock....................................................................................         86
  Anti-Takeover Considerations..............................................................................         86
  Transfer Agent and Registrar..............................................................................         86

COMPARISON OF RIGHTS OF FISHER STOCKHOLDERS AND PSS STOCKHOLDERS............................................         87
  Capitalization............................................................................................         87
  Voting Rights.............................................................................................         87
  Number and Election of Directors..........................................................................         87
  Vacancies on the Board of Directors and Removal of Directors..............................................         88
  Amendments to the Certificate or Articles of Incorporation................................................         89
  Amendments to Bylaws......................................................................................         90
  Action by Written Consent.................................................................................         90
  Ability to Call Special Meetings..........................................................................         91
  Notice of Stockholder Action..............................................................................         91
  Limitation of Personal Liability of Directors and Officers................................................         91
  Indemnification of Directors and Officers.................................................................         92
  Fisher Stockholders Rights Plans..........................................................................         93
  State Anti-Takeover Statutes..............................................................................         95
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................................................................         97
  Operations of the Company.................................................................................         97
  Board of Directors of Fisher..............................................................................         97
  Board of Directors and Management of PSS..................................................................         97
LEGAL MATTERS...............................................................................................         97
EXPERTS.....................................................................................................         97
OTHER MATTERS...............................................................................................         98
STOCKHOLDER PROPOSALS.......................................................................................         98
WHERE YOU CAN FIND MORE INFORMATION.........................................................................         98

ANNEX A  --   Agreement and Plan of Merger
ANNEX B  --   Stock Option Agreement
ANNEX C  --   Voting Agreement
ANNEX D  --   Opinion of Lazard Freres & Co. LLC
ANNEX E  --   Opinion of Donaldson, Lufkin & Jenrette Securities
              Corporation
ANNEX F  --   Restated Certificate of Incorporation of Fisher Scientific
              International Inc., as amended
ANNEX G  --   Bylaws of Fisher Scientific International Inc.
ANNEX H  --   Fisher Scientific International Inc. 2000 Equity and
              Incentive Plan
ANNEX I  --   Form of Certificate of Amendment to the Restated Certificate
              of Incorporation of Fisher Scientific International Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: PSS will become a wholly owned subsidiary of Fisher, and PSS stockholders will become stockholders of Fisher.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Stockholders of PSS will receive in the merger 0.3121 of a share of Fisher common stock for each share of PSS common stock. PSS stockholders will not receive fractional shares; instead, PSS stockholders will receive the value of any fractional shares in cash.

     Fisher stockholders will continue to hold their Fisher stock and will not receive any new shares or stock certificates in the merger. Fisher stockholders' ownership of the company will be diluted to approximately 64.4% as a result of the issuance of approximately 22 million new shares of Fisher common stock to PSS stockholders.

Q:   WHY IS FISHER ACQUIRING PSS?

A: Fisher believes that the acquisition of PSS continues Fisher's long standing strategy of growth through acquisition in related markets. The combination of Fisher and PSS will create a diversified healthcare and scientific product supplier with revenues of $4.3 billion from more than 400,000 customers around the world. The combined company will have $2.5 billion of sales to a wide range of healthcare providers, which complements Fisher's existing $1.8 billion of sales to entities engaged in scientific research and industrial testing. The companies have common characteristics and distinct expertise that can be more effectively leveraged on a combined basis. Fisher management has demonstrated financial and operational discipline, technology leadership and the ability to achieve long-term earnings growth. PSS is a sales driven company with expertise in sales, marketing and customer service. Both Fisher and PSS have national distribution networks capable of processing a high volume of transactions with small average order sizes and delivering a high level of customer service. The competitive strengths of the combined company will include:

     - a broader product offering of self-manufactured, private label and name brand products with over 80% of revenues representing recurring consumable items and 20% of revenues representing higher value equipment and instrumentation sales;

     - a broader customer base consisting of leading organizations throughout the healthcare industry;

     - electronic-commerce leadership;

     - integrated global sourcing and logistics capability; and

     - a continuing leadership position in the scientific research market.

     Fisher believes that by leveraging the strengths of Fisher and PSS, two market leaders, the combined company will be better positioned to capitalize on recent industry trends and realize increased stockholder value through greater earnings growth and profitability than Fisher and PSS would be individually.

Q:   WHAT WILL BE THE COMPOSITION OF STOCKHOLDERS OF FISHER FOLLOWING THE
     MERGER?

A: We expect that upon completion of the merger, approximately 64.4% of the outstanding common stock of Fisher will be held by current Fisher stockholders and approximately 35.6% of the outstanding common stock of Fisher will be held by former PSS stockholders.

     Following the merger, affiliates of Thomas H. Lee Company will own 32.3% of Fisher common stock, management of Fisher will own 7.7%, affiliates of DLJ Merchant Banking Partners II will own 9.7% and Chase Capital Partners will own 6.5%. Assuming the exercise of options held by them, members of Fisher's management would own 16.7% on a fully diluted basis. All of these stockholders are party to an investors' agreement, the principal terms of which are summarized on page 28.

Q:   WHO WILL BE FISHER'S DIRECTORS FOLLOWING THE MERGER?

A: Following the merger, Fisher's directors will consist of its nine current directors, Messrs. Paul Montrone, Paul Meister, Mitchell Blutt, Robert Day, Michael Dingman, Anthony DiNovi, David Harkins, Scott Sperling and Kent Weldon. In addition, Fisher has agreed to appoint Messrs. Hugh Brown and Patrick Kelly, two current directors of PSS, to the Fisher board of directors as of the consummation of the merger.

Q:   WHAT STOCKHOLDER APPROVALS ARE NEEDED FOR THE MERGER?

A: For PSS, the affirmative vote of the holders of a majority of the outstanding shares of PSS's common stock is required to adopt the merger agreement. PSS common stockholders are entitled to one vote per share.

     For Fisher, the affirmative vote of the holders of a majority of the outstanding shares of Fisher's voting common stock is required to approve the proposed issuance of shares of Fisher common stock pursuant to the merger agreement. Each holder of voting common stock is entitled to one vote per share. As a result of a voting agreement among PSS and certain stockholders of Fisher, the holders of a majority of the outstanding shares of Fisher voting common stock are obligated to vote in favor of the proposal to issue shares of Fisher common stock in the merger. Therefore, the proposal to issue shares of Fisher common stock pursuant to the merger agreement will be approved, regardless of the vote of Fisher stockholders not a party to the voting agreement.

Q:   WHY IS FISHER PROPOSING TO ADOPT THE 2000 EQUITY AND INCENTIVE PLAN?

A: Fisher has allocated 7,181,183 of the shares reserved for awards, such as stock options available for grant under the current Fisher Scientific International Inc. 1988 Equity and Incentive Plan, for allocation to key employees and consultants of Fisher. As a result, only 2,818,817 shares currently remain available for allocation for stock option awards, including incentive stock options.

     The boards of directors and Compensation Committees of both Fisher and PSS have fostered ownership cultures that encourage superior performance of their executive officers and employees through the use of stock-based compensation plans. Fisher's board and its Compensation Committee need to continue to have the flexibility to use stock-based compensation to incentivize Fisher and PSS personnel. Fisher proposes to adopt the 2000
     Equity and Incentive Plan and make available        shares for issuance of
     stock-based compensation to its key personnel and to institute provisions that are deemed desirable by institutional investors, such as:

     - Limiting the amount of stock-based awards to any single individual over the term of the plan;

     - Imposing a requirement that the exercise price per share subject to an option be no less than the fair market value of a share of stock on the date of grant;

     - Prohibiting the repricing of outstanding options; and

     - Limiting the maximum payment any grantee may receive pursuant to cash-based awards.

     The issuance of the shares of Fisher common stock in the merger is not conditioned upon the adoption of the 2000 Equity and Incentive Plan.

Q: WHY IS FISHER PROPOSING TO INCREASE THE NUMBER OF ITS AUTHORIZED SHARES OF COMMON STOCK?

A: Fisher currently has 100 million shares of common stock authorized. Fisher expects that following the PSS acquisition, Fisher will have approximately
     62.3 million shares of its common stock outstanding. Fisher proposes to increase the authorized number of shares of its common stock from 100 million to 500 million shares. Fisher believes this increase is necessary to provide its board of directors with flexibility to issue additional shares to raise equity capital, grant options to incentivize management and make future acquisitions.

     The issuance of the shares of Fisher common stock in the merger is not conditioned upon the increase in the shares of authorized capital stock of Fisher.

Q:   WHEN ARE THE STOCKHOLDERS' MEETINGS?

A:   Each company's meeting will take place on           , 2000. The location of
     each meeting is specified on the cover page of this document.

Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your special meeting. If you sign and send in your proxy and do not indicate how you intend to vote:

     - If you are a Fisher stockholder, we will count your proxy as a vote in favor of the issuance of the Fisher common stock in the merger, the adoption of the Fisher Scientific International Inc. 2000 Equity and Incentive Plan and the increase in number of Fisher's authorized common stock; and

     - If you are a PSS stockholder, we will count your proxy as a vote in favor of the adoption of the merger agreement.

     You may attend the applicable special meeting and vote your shares in person, rather than providing your proxy.

Q:   CAN I VOTE BY TELEPHONE OR OVER THE INTERNET?

A: Yes. As an alternative to mailing your proxy card, you may submit your proxies either by telephone or over the Internet.

     Fisher holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at                and following the instructions; or

     - by telephone by calling the toll-free number                and following
       the recorded instructions. Stockholders residing outside the United
       States can call collect on a touch-tone phone                and follow
       the recorded instructions.

     PSS holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at                and following the instructions; or

     - by telephone by calling the toll-free number                and following
       the recorded instructions. Stockholders residing outside of the United
       States can call collect on a touch-tone phone                and follow
       the recorded instructions.

Q:   WHAT IF I DON'T VOTE, DON'T INDICATE HOW I WANT TO VOTE OR ABSTAIN FROM
     VOTING?

A:   Whether you are a Fisher or a PSS stockholder:

     - If you fail to respond, it will have the same effect as a vote against the merger. If you are a Fisher stockholder, it will also have the same effect as a vote against the other proposals submitted for Fisher stockholder approval.

     - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a Fisher stockholder, your proxy will also be counted as a vote in favor of the other proposals submitted for Fisher stockholder approval.

     - If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger. If you are a Fisher stockholder, it will have the same effect as a vote against the other proposals submitted for Fisher stockholder approval.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares.

     If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at your stockholders' meeting and vote in favor of the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. Third, if you are a holder of record, you can attend the special meeting and vote in person.

     If you choose either of the first two methods (that is, revoke your proxy or submit a new proxy), you must submit your notice of revocation or your new proxy to the secretary of Fisher or PSS, as appropriate, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

     If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:   SHOULD I SEND IN MY PSS STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your PSS stock certificates for shares of Fisher common stock. Please do not send in your stock certificates with your proxy.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We expect to complete the merger immediately after the special meetings.

Q: WILL THE RIGHTS OF PSS STOCKHOLDERS BEFORE THE MERGER BE DIFFERENT THAN THEIR RIGHTS AS FISHER STOCKHOLDERS AFTER THE MERGER?

A: Yes. For a summary of material differences between the rights of PSS stockholders and the rights of Fisher stockholders, see page 87.

Q:   AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. Neither holders of Fisher common stock nor holders of PSS common stock are entitled to appraisal rights in connection with the merger.

Q:   WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A: We have structured the merger as a "reorganization" for United States federal income tax purposes so that the holders of PSS common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their PSS common stock for Fisher common stock in the merger, except with respect to cash received instead of fractional shares of Fisher common stock. Each of Fisher and PSS has received an opinion from its legal counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions assume that factual representations made by the parties, which will be reconfirmed prior to the merger, are true and correct. We describe the material U.S. federal income tax consequences of the merger in more detail beginning on page 69, although your tax consequences will depend upon the facts of your own situation. You should consult your own tax advisor regarding the specific tax consequences to you in light of your particular circumstances.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

     IF YOU ARE A FISHER STOCKHOLDER:

    Fisher Scientific International Inc.
     One Liberty Lane
     Hampton, New Hampshire 03842
     Attention: Matthew Murphy
     Telephone: (603) 929-2376
     e-mail: matt.murphy@nh.fishersci.com

     IF YOU ARE A PSS STOCKHOLDER:

    PSS World Medical, Inc.
     4345 Southpoint Boulevard
     Jacksonville, Florida 32216
     Attention: David A. Smith
     Telephone: (904) 332-3333
     e-mail: trainer@pssd.com

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information in the joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/ prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement which is attached as Annex A. In addition, we incorporate by reference important business and financial information about Fisher and PSS into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 98 of this joint proxy statement/prospectus.

                                 THE COMPANIES

FISHER SCIENTIFIC INTERNATIONAL INC.

     Fisher is a world leader serving science. The scientific research supply market consists primarily of the manufacture, distribution and sourcing of a wide range of scientific instruments, research chemicals, clinical consumables, diagnostic reagents, laboratory workstations and other supplies and consumables to a wide range of scientific research, industrial and educational customers throughout the world. The worldwide market for those products is estimated at $20 billion.

     The clinical laboratory market consists primarily of the manufacturing, distribution and sourcing of a broad range of clinical consumables, diagnostic reagents, equipment and supplies to hospitals, independent clinical laboratories and other healthcare providers in the United States. Fisher estimates that the U.S. market for medical equipment and supplies is $40 billion. Fisher also distributes and sources complementary products in the safety supply and educational markets. The U.S. markets for these products are $7 billion and $0.4 billion, respectively.

     Fisher integrates its web-enabled, electronic-commerce technology with its sourcing and distribution activities to provide a seamless solution to its customers. As a result of Fisher's broad product offering, integrated global logistics network and electronic-commerce technology, Fisher serves as a one-stop source for the scientific research and clinical laboratory needs of its customers.

     Fisher serves over 250,000 customers located in 145 countries. It has operations in North and South America, Europe, the Far East, the Middle East and Africa through subsidiaries, joint ventures, agents and dealers. Fisher was incorporated in Delaware in 1991, although the business conducted by its principal operating subsidiary, Fisher Scientific Company LLC, has been in operation since 1902 and traces its roots to 1851. Over the last two years, Fisher has completed nine acquisitions. Key acquisitions include, BioBlock Scientific, a leading supplier of scientific research equipment in France; Systems Manufacturing Corporation, a leading manufacturer of local area network equipment storage devices; and a diagnostic product manufacturing plant located in Middletown, Virginia.

PSS WORLD MEDICAL, INC.

     PSS is a leading specialty marketer and distributor of medical supplies and equipment to physicians, alternate-site imaging centers, long-term care providers, home care providers, and hospitals through 101 service centers to customers in all 50 states and four European countries. PSS is a leader in each of the three market segments that it serves with a focused, market specific approach to consultative sales, customer service, exclusive and non-exclusive arrangements with medical supply and equipment manufacturers and private label products.

     PSS, through its Physician Sales & Service division, is a leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, number of physician-office customers, number and quality of sales representatives, number of service centers, and exclusively distributed products. This division serves approximately 50% of all physician offices in the United States, a market that PSS estimates is $4.4 billion. It currently operates 51 distribution centers with approximately 735 sales representatives. Fiscal 2000 revenues for this division were approximately $706 million.

     PSS, through its wholly owned subsidiary, Diagnostic Imaging, Inc., is a leading distributor of medical diagnostic imaging supplies, equipment, and service to acute care and alternate-care markets in the United States based on revenues, number of service specialists, number of distribution centers, and number of sales representatives. PSS currently operates 34 imaging distribution and service centers with over 900 service technicians and 230 sales representatives serving over 45,000 customer sites in 42 states. The market for imaging supplies, equipment and service is estimated by PSS at approximately $10 billion comprising 5,000 acute care hospitals, 3,000 imaging centers and 100,000 private practice physicians, veterinarians and chiropractors. Fiscal 2000 revenues for this subsidiary were approximately $701 million.

     PSS, through its wholly owned subsidiary, Gulf South Medical Supply Inc., is a leading national distributor of medical supplies and related products to the long-term care industry in the United States based on revenues, number of sales representatives, and number of service centers. It operates 14 distribution service centers serving over 14,000 long-term care accounts in all 50 states through 131 sales representatives. The long-term care market is estimated by PSS at $2.5 billion, and providers consist of a large number of independent operators, small to mid-sized local and regional chains, and several national chains. Fiscal 2000 revenues for this subsidiary were approximately $363 million.

     Recent Developments. For the quarter ended June 30, 2000, PSS reported sales of $470 million, PSS EBITDA of $21 million and net income of $6 million, compared with $437 million, $27 million and $10 million for the comparable period in 1999. PSS EBITDA, as defined in footnote (c) on page 18 of this joint proxy statement/prospectus, is net income plus income taxes, interest expense, depreciation and amortization and excludes unusual and non-recurring items. PSS's EBITDA for the quarter ended June 30, 2000, calculated in accordance with the merger agreement, was $23.6 million.

     For the fiscal year ended March 31, 2000, PSS reported sales of $1,794 million, PSS EBITDA of $70 million and net income of $21 million compared with $1,565 million, $104 million and $44 million for the fiscal year ended April 2, 1999. PSS's financial results for fiscal year 2000 were negatively affected by accounts receivable write-offs and reserves in the long-term care business due to more stringent federal reimbursement regulations, manufacturing and product recall issues faced by two key vendors, and the announcement in January 2000 that PSS was pursuing strategic alternatives which resulted in the merger.

STRATEGY

     Fisher believes that by leveraging the strengths of Fisher and PSS, two market leaders, the combined company will be better positioned to capitalize on recent industry trends and realize increased stockholder value through greater earnings growth and profitability than Fisher and PSS would be individually. To achieve these goals, the combined company will pursue the following strategies:

     - utilize the broad product and service offering of the combined company to attract new customers and increase sales;

     - expand its global product offering and strengthen its global supplier relationships;

     - bring Fisher's financial control, logistics infrastructure and technology strength to PSS's sales and marketing expertise;

     - exploit enhanced electronic-commerce capabilities;

     - build on Fisher's international presence to expand PSS's overseas opportunities; and

     - continue to exploit strategic sourcing opportunities through increased use of private label and self-manufactured products.

                                   THE MERGER

RECENT DEVELOPMENTS REGARDING THE MERGER

     The obligation of Fisher to complete the merger is subject to the satisfaction or waiver by Fisher of various conditions, including conditions that:

     - PSS's 2000 first quarter EBITDA, as defined in the merger agreement, exceed $23 million. Under the merger agreement, PSS's 2000 first quarter EBITDA is calculated as operating income plus (a) one-time merger and restructuring charges, (b) trade receivables financing income and
       (c) depreciation and amortization. This definition is different from the "PSS EBITDA" definition used elsewhere in this joint proxy statement/prospectus. On August 8, 2000, PSS reported its 2000 first quarter EBITDA of $23.6 million and, thus, PSS has satisfied this condition.

     - PSS's representation and warranty that there be no adverse change that is material to PSS in any of its relationships with its customers or suppliers and that no such customer or supplier indicates that it seeks such a change is true as of the closing date. Following the announcement of the merger on June 22, 2000, Abbott Laboratories Inc., one of PSS's largest suppliers, has required PSS to renegotiate terms of its agreement for Abbott Laboratories not to exercise any termination right it has in connection with the merger.

     - PSS's representation and warranty that the implementation by PSS of J.D. Edwards & Company's One World ERP System, and the conversion of PSS's current systems to this ERP system, proceed substantially in accordance with the roll-out schedule set forth in the merger agreement, and such implementation and conversion has not materially adversely affected PSS's business and operation is true as of the closing date. Fisher has not yet completed its evaluation of the status of the implementation of this ERP system or its impact on PSS's business.

THE STRUCTURE OF THE MERGER (SEE PAGE 68)

     Fisher formed a new company that will merge with and into PSS, with PSS as the surviving corporation. As a result of the merger, PSS will become a wholly owned subsidiary of Fisher. Fisher stockholders will retain their shares of Fisher common stock, and PSS stockholders will receive newly-issued shares of Fisher common stock. We intend to account for the merger under the purchase method of accounting for business combinations.

     The organization of the companies before and after the merger is illustrated below:

                               BEFORE THE MERGER

                                    [CHART]

                                AFTER THE MERGER

                                    [CHART]

WHAT YOU WILL RECEIVE (SEE PAGE 68)

     Fisher Stockholders. Fisher stockholders will not receive any additional shares in connection with the merger. Other than dilution from the issuance of new shares of Fisher common stock to PSS stockholders, the merger will have no impact on the holdings of Fisher stockholders. Fisher stockholders will own approximately 64.4% of the common stock of Fisher after consummation of the merger.

     PSS Stockholders. Each share of PSS common stock that you own at the effective time of the merger will convert into the right to receive 0.3121 of a share of Fisher common stock. However, Fisher will not issue fractional shares. Instead, PSS stockholders will receive the value of any fractional share in cash. PSS stockholders will own approximately 35.6% of the common stock of Fisher after consummation of the merger.

RECOMMENDATION OF THE BOARDS OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 55)

     To Fisher Stockholders: The Fisher board of directors believes that the merger is fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the approval of the issuance of Fisher common stock pursuant to the merger agreement.

     To PSS Stockholders: The PSS board of directors believes that the merger is fair to you and in your best interest and voted to approve the merger agreement and recommends that you vote FOR the approval and adoption of the merger agreement.

     Opinion of Fisher's Financial Advisor. In deciding to approve the merger, the Fisher board of directors considered the opinion of its financial advisor, Lazard Freres & Co. LLC, or Lazard, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the exchange ratio at which PSS common stock will be converted into the right to receive Fisher common stock is fair, from a financial point of view, to Fisher. The full text of this opinion is attached as Annex D to this joint proxy statement/prospectus. FISHER URGES ITS STOCKHOLDERS TO READ THE OPINION OF LAZARD IN ITS ENTIRETY.

     Opinion of PSS's Financial Advisor. In deciding to approve the merger, the PSS board of directors considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, that, as of the date of its opinion, and subject to and based on the assumptions, limitations and qualifications referred to in its opinion, the consideration to be received by the holders of PSS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of this opinion is attached as Annex E to this joint proxy statement/prospectus. PSS URGES ITS STOCKHOLDERS TO READ THE OPINION OF DLJ IN ITS ENTIRETY. Affiliates of DLJ own 15.1% of the common stock of Fisher, which will be reduced to 9.7% after giving effect to the merger.

APPRAISAL RIGHTS (SEE PAGE 71)

     Neither PSS stockholders nor Fisher stockholders will have appraisal rights in connection with the merger.

THE SPECIAL MEETINGS (SEE PAGE 45)

     Special Meeting of Fisher's Stockholders. The Fisher special meeting will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware 19904
on             , 2000, starting at 10:00 a.m., local time.

     Special Meeting of PSS's Stockholders. The PSS special meeting will be held at the corporate offices of PSS World Medical, Inc., 4345 Southpoint Boulevard,
Jacksonville, Florida 32216 on             , 2000, starting at 10:00 a.m., local
time.

BOARD OF DIRECTORS OF FISHER FOLLOWING THE MERGER (SEE PAGE 97)

     Following the merger, Fisher's directors will consist of its nine current directors, Messrs. Paul Montrone, Paul Meister, Mitchell Blutt, Robert Day, Michael Dingman, Anthony DiNovi, David Harkins, Scott Sperling and Kent Weldon. In addition, Fisher has agreed to appoint Hugh Brown to serve as a director of Fisher with a term expiring in 2001 and Patrick Kelly to serve as a director with a term expiring in 2003. Messrs. Brown and Kelly are currently directors of PSS. If necessary for the appointment of Messrs Brown and Kelly, Fisher will increase the size of its board from nine persons to eleven persons.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 65)

     Some of the directors and executive officers of PSS have interests in the merger that are different from, or are in addition to, the interests of their company's stockholders. These interests include the potential for positions as directors or executive officers of Fisher, payments in consideration for restrictive covenants agreements, entitlement to certain benefits upon PSS's change of control, and the right to continued indemnification and insurance coverage by Fisher for acts or omissions occurring prior to the merger.

TREATMENT OF STOCK OPTIONS AND OTHER EQUITY RIGHTS (SEE PAGE 69)

     When the merger is completed, each outstanding PSS stock option or other equity right will be converted into an option or equity right to purchase the number of shares of Fisher common stock that is equal to the product of 0.3121 multiplied by the number of shares of PSS common stock that would have been obtained before the merger upon the exercise of the option or equity right, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of PSS common stock subject to the option or other equity right before the conversion divided by 0.3121.

TAX CONSEQUENCES (SEE PAGE 69)

     We have structured the merger so PSS stockholders who exchange their shares for shares of Fisher capital stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by PSS stockholders instead of fractional shares.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

OVERVIEW OF THE MERGER AGREEMENT (SEE PAGE 71)

     Conditions to the Completion of the Merger. Each of Fisher's and PSS's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

     - the merger agreement must be approved and adopted by PSS stockholders;

     - the issuance of shares of Fisher common stock pursuant to the merger agreement must be approved by Fisher stockholders;

     - no law, injunction or order preventing the completion of the merger may be in effect;

     - the applicable waiting period under U.S. antitrust laws must expire or be terminated;

     - other required regulatory approvals from governmental entities must be obtained;

     - each of PSS and Fisher must have complied with its respective covenants in the merger agreement;

     - each of PSS's and Fisher's respective representations and warranties in the merger agreement must be true and correct in all material respects as of the closing date; and

     - each of PSS and Fisher must receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization.

     Additionally, Fisher's obligation to complete the merger is also subject to the condition that EBITDA (earnings before interest expense, income taxes, depreciation and amortization), after making certain adjustments described in the merger agreement, of PSS for the quarter ended June 30, 2000 exceeds $23.0 million. Based on PSS's reported results for this quarter, as adjusted pursuant to the merger agreement, this condition has been satisfied.

     Two of PSS's representations and warranties that must be true and correct in all material respects as a condition to Fisher's obligation to consummate the merger are the following:

     - since December 31, 1999, there has been no adverse change that is material to PSS in the relationship of PSS with its customers or suppliers and no such customer or supplier has indicated that it intends to seek such a change; and

     - the implementation by PSS of J.D. Edwards & Company's One World ERP System, and the conversion of PSS's current systems to this ERP System, have proceeded in accordance with PSS's roll-out schedule, and there is no indication that such implementation and conversion have adversely affected or will adversely affect in any material respect PSS's business and operations.

     There is no guarantee that these conditions will be satisfied.

     Termination of the Merger Agreement. Fisher and PSS can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

     - the merger is not completed (1) on or before January 15, 2001, if the Securities and Exchange Commission has declared effective the Registration Statement of which this joint proxy statement/ prospectus forms a part by December 1, 2000, or (2) on or before March 31, 2001, if the Registration Statement has not been declared effective by December 1, 2000, unless the reason for the delay is a breach under the merger agreement by the party seeking to terminate;

     - government actions do not permit the completion of the merger;

     - if the conditions to the company's obligations to complete the merger cannot be satisfied before the applicable termination date set forth above, so long as the terminating company is not then in material breach of any representation, warranty or covenant in the merger agreement; or

     - the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

     PSS may also terminate the merger agreement if its board of directors approves an unsolicited alternative acquisition proposal that is permitted by the merger agreement and PSS pays the prescribed termination fee to Fisher.

     Fisher may terminate the merger agreement if PSS's board of directors withdraws, modifies or changes its recommendation of the merger or approves or recommends an alternative acquisition proposal.

     Termination Fees. The merger agreement provides that in several circumstances, PSS may be required to pay termination fees to Fisher as follows:

     - PSS is obligated to pay a termination fee of $28.5 million to Fisher and to reimburse Fisher's expenses up to $4.5 million:

          - If PSS terminates the merger agreement because it has approved or recommended an alternative unsolicited acquisition proposal, which approval or recommendation may occur only if PSS terminates the merger agreement and pays the termination fee and reimburses Fisher's expenses;

          - If Fisher terminates the merger agreement because (1) the PSS Board fails to recommend the merger to PSS stockholders or withdraws or qualifies any such recommendation or (2) the PSS Board approves or recommends an alternative unsolicited acquisition proposal; or

          - If Fisher terminates the merger agreement because (1) PSS has knowingly or willfully breached any of its representations, warranties, covenants or agreements or failed to satisfy Fisher's conditions precedent as a result of such a knowing or willful breach and (2) an alternative transaction is announced or communicated to PSS shareholders prior to such termination and PSS enters into a definitive agreement or consummates an alternative transaction within one year of such termination.

     - PSS is obligated to pay Fisher's expenses up to $4.5 million in the event that PSS has complied with its obligations regarding the non-solicitation of alternative proposals, but the merger agreement is terminated because the PSS stockholders do not vote in favor of the merger.

     "No Solicitation" Provisions. The merger agreement prohibits PSS from seeking an alternative transaction. These "no solicitation" provisions prohibit PSS, as well as its officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 73. The merger agreement does not, however, prohibit PSS or its board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party as described on pages 73 through 74.

     Regulatory Matters. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the merger cannot be completed until after we have given certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. We expect to submit the pre-merger notification and report forms at the end of August 2000. The waiting period will expire one month following the filings unless the Department of Justice or the Federal Trade Commission requests additional information or has concerns regarding the proposed merger.

     Effectiveness of Registration Statement. The registration statement of Fisher (of which this joint proxy statement/prospectus is a part) must be declared effective by the Securities and Exchange Commission.

Effectiveness of the registration statement must not have been revoked or suspended and no stop order may be issued preventing the issuance of shares of Fisher common stock in the merger.

     Accounting Treatment. We intend to account for the merger under the purchase method of accounting for business combinations.

     Completion and Effectiveness of the Merger. We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file articles of merger with the Secretary of State of the State of Florida. We expect to complete the merger during the fourth quarter of 2000.

STOCK OPTION AGREEMENT (SEE PAGE 78)

     PSS has granted Fisher an option to purchase up to 19.9% of its shares of common stock at a price of $11.00 per share. The option becomes exercisable under certain circumstances relating to another person pursuing an alternative acquisition proposal with PSS.

VOTING AGREEMENT (SEE PAGE 80)

     In a voting agreement with PSS, several stockholders of Fisher have agreed to vote all their shares of Fisher common stock in favor of the approval of the issuance of Fisher common stock pursuant to the merger agreement. As of June 21, 2000, these stockholders owned 14,380,166 shares of Fisher common stock, representing approximately 53% of the outstanding shares of Fisher common stock entitled to vote at the Fisher special meeting.

MARKET PRICE INFORMATION

     Shares of Fisher and PSS common stock are traded on the New York Stock Exchange and the Nasdaq National Market, respectively. On June 21, 2000, the last trading day before the public announcement of the merger, Fisher common stock closed at $38.00 per share and PSS common stock closed at $9.875 per share. Based on the PSS common stock exchange ratio of 0.3121, the pro forma equivalent per share value of the PSS common stock on June 21, 2000 was equal to
approximately $11.86 per share. On             , 2000, Fisher common stock
closed at $       per share and PSS common stock closed at $       per share.
The pro forma equivalent per share value of the PSS common stock on
  , 2000 was approximately $       per share.

                  SELECTED HISTORICAL FINANCIAL DATA OF FISHER

     The selected historical financial data of Fisher has been derived from the audited historical consolidated financial statements and related notes of Fisher for each of the years in the five-year period ended December 31, 1999 and the unaudited consolidated financial statements for the six months ended June 30, 2000 and 1999. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Fisher which have been incorporated by reference into this joint proxy statement/prospectus.

                                              SIX MONTHS
                                            ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                         --------------------    --------------------------------------------------------
                                           2000        1999        1999      1998(b)       1997        1996      1995(a)
                                         --------    --------    --------    --------    --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..................................  $1,291.9    $1,216.4    $2,469.7    $2,252.3    $2,175.3    $2,144.4    $1,435.8
Cost of sales..........................     930.2       867.4     1,771.4     1,616.0     1,583.6     1,565.9     1,048.9
                                         --------    --------    --------    --------    --------    --------    --------
Gross profit...........................     361.7       349.0       698.3       636.3       591.7       578.5       386.9
Selling, general and administrative
  expense..............................     281.5       269.0       541.7       503.8       518.8       483.9       334.4
Restructuring and other charges (c)....        --          --        (1.5)       23.6        51.8          --        34.3
Recapitalization-related costs (d).....        --          --          --        71.0          --          --          --
Loss from operations to be disposed of
  (e)..................................        --        10.8        11.3        15.1          --          --          --
                                         --------    --------    --------    --------    --------    --------    --------
Income from operations.................      80.2        69.2       146.8        22.8        21.1        94.6        18.2
Interest expense.......................      50.6        52.7       104.2        90.3        23.0        27.1        15.0
Other (income) expense, net............      (3.0)       (5.2)      (15.2)       (7.2)        3.2        (0.1)       (1.1)
                                         --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes......      32.6        21.7        57.8       (60.3)       (5.1)       67.6         4.3
Provision (benefit) for income taxes...      14.7        12.6        34.4       (10.8)       25.4        30.8         1.1
                                         --------    --------    --------    --------    --------    --------    --------
Net income (loss)......................  $   17.9    $    9.1    $   23.4    $  (49.5)   $  (30.5)   $   36.8    $    3.2
                                         ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per common share:
  Basic................................  $   0.45    $   0.23    $   0.59    $  (1.24)   $  (0.30)   $   0.40    $   0.04
  Diluted..............................  $   0.40    $   0.21    $   0.55    $  (1.24)   $  (0.30)   $   0.38    $   0.04
Weighted average common shares
  outstanding:
  Basic................................      40.1        40.0        40.0        40.0       101.5        91.5        81.0
  Diluted..............................      44.6        42.4        42.8        40.0       101.5       102.5        81.0
Dividends declared per common share....        --          --          --          --    $  0.012    $  0.016    $  0.016

                                                                                      DECEMBER 31,
                                                    JUNE 30,    --------------------------------------------------------
                                                      2000        1999      1998(b)       1997        1996      1995(a)
                                                    --------    --------    --------    --------    --------    --------
                                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Working capital...................................  $ 125.9     $  115.3    $  107.9    $  237.5    $  259.8    $  284.0
Total assets (f)..................................  1,403.5      1,402.6     1,357.6     1,176.5     1,262.7     1,270.5
Long-term liabilities.............................  1,211.3      1,213.7     1,229.1       474.5       483.5       654.9
Stockholders' equity (deficit)....................   (322.3)      (330.6)     (324.7)      347.1       386.2       226.0

                                              SIX MONTHS
                                            ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                         --------------------    --------------------------------------------------------
                                           2000        1999        1999      1998(b)       1997        1996      1995(a)
                                         --------    --------    --------    --------    --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
Earnings (loss) per common share,
  excluding goodwill amortization (g):
  Basic................................   $0.59       $0.40       $0.90      $ (1.03)     $(0.22)     $0.50      $  0.10
  Diluted..............................    0.53        0.38        0.84        (1.03)      (0.22)      0.46         0.10
Fisher EBITDA (h)......................   112.2       106.8       221.1        167.5       137.2      157.2         98.4
Depreciation and amortization (i)......    29.1        29.5        58.5         50.7        47.0       44.6         28.9
Capital expenditures...................    12.5        20.6        41.1         67.2        59.2       40.7         24.6
Cash flows provided by (used in):
  Operating activities.................    22.8        (9.4)      121.3        149.9        46.1       49.0         54.9
  Investing activities.................   (38.5)      (56.8)      (62.5)      (231.8)      (50.7)     (42.0)      (332.8)
  Financing activities.................    18.1        33.4       (74.1)       129.3        (1.9)     (46.0)       304.7

---------------
(a) On October 17, 1995, Fisher acquired Curtin Matheson Scientific ("CMS") and Fisons Scientific Equipment ("FSE") from Fisons. The operations of CMS and FSE have been included in the consolidated financial statements from the date of acquisition.

(b) On January 21, 1998, Fisher was recapitalized in a transaction whereby approximately 87% of the fully diluted shares of common stock of Fisher were converted into the right to receive $9.65 per share in cash (the "Recapitalization") and, in connection with the Recapitalization, Fisher entered into new debt financing arrangements, all of which is more fully described in Notes 2 and 12 to the Financial Statements included in Form 10-K for the year ended December 31, 1999, which has been incorporated by reference into this joint proxy statement/prospectus.

(c) During the third quarter of 1995, Fisher recorded a $34.3 million ($20.3 million, net of tax) restructuring charge. The charge is primarily related to Fisher's long-term restructuring plan which includes the elimination, and in some cases relocation, of certain administrative functions, a sales force reorganization, and the global consolidation of certain domestic, Canadian and international logistics and customer service facilities and systems. During the fourth quarter of 1997, Fisher recorded $51.8 million ($47.0 million, net of tax) of restructuring and other charges. These charges include costs associated with the closure of additional logistics and customer-service centers and related asset write-offs in the United States and internationally, the impairment of goodwill and property, plant and equipment related to certain international operations and the impairment of systems-related assets. During the fourth quarter of 1998, Fisher recorded $23.6 million ($17.0 million net of tax) of restructuring and other charges. These charges include asset impairment charges in the United States and Asia and personnel reductions in the United States and Europe.

(d) In connection with the Recapitalization of Fisher on January 21, 1998, Fisher recorded $71.0 million ($43.3 million after tax) of expenses consisting primarily of noncash compensation expenses relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of the Recapitalization.

(e) Loss from operations to be disposed of includes a $5.2 million write-off of in-process research and development costs associated with an acquisition in the first quarter of 1999, and a $2.6 million charge for restructuring and asset impairment costs in 1998.

(f) Excludes the net amount of accounts receivable sold under the accounts receivable securitization facility of $40.7 million, $21.7 million and $105.2 million at June 30, 2000, December 31, 1999 and December 31, 1998, respectively.

(g) Amount is calculated by adding the amount of goodwill amortization, net of tax, recognized during the period shown to net income (loss) divided by the weighted average number of shares of common stock outstanding. Although the presentation of earnings per common share excluding goodwill amortization should not be considered an alternative to earnings per share as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles, management believes that this data provides a more comparable measure of the company's earnings versus companies that account for acquisitions using the pooling-of-interests method.

(h) "Fisher EBITDA" is defined in accordance with the Indenture for Fisher's 9% Senior Subordinated Notes due 2008 as net income plus income taxes, interest expense, depreciation and amortization and excludes unusual and nonrecurring items, as described below. Fisher EBITDA is used here because Fisher believes that it is an indicator of its ability to service existing and future indebtedness. However, Fisher EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Fisher's computation of Fisher EBITDA may not be comparable to similarly titled measures of other companies. Fisher EBITDA is calculated as follows:

                                                    SIX MONTHS
                                                  ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                               --------------------    -----------------------------------------------
                                                  2000        1999      1999      1998      1997      1996     1995(a)
                                               ----------    ------    ------    ------    ------    ------    -------
                                                                            (IN MILLIONS)
    Net income (loss)........................    $ 17.9      $  9.1    $ 23.4    $(49.5)   $(30.5)   $ 36.8     $ 3.2
    Income tax provision (benefit)...........      14.7        12.6      34.4     (10.8)     25.4      30.8       1.1
    Interest expense.........................      50.6        52.7     104.2      90.3      23.0      27.1      15.0
    Depreciation and amortization (i)........      29.1        29.5      58.5      50.7      47.0      44.6      28.9
                                                 ------      ------    ------    ------    ------    ------     -----
      Sub-total EBITDA.......................     112.3       103.9     220.5      80.7      64.9     139.3      48.2
    Restructuring and other charges (c)......        --          --      (1.5)     23.6      51.8        --      34.3
    Recapitalization-related compensation
      charges (d)............................        --          --        --      71.0        --        --        --
    Nonrecurring charges in loss from
      operations to be disposed of (e).......        --         5.2       5.2       3.5        --        --        --
    Nonrecurring charges in selling, general
      and administrative expense (1).........       0.2         1.2       2.2       7.6      29.8      18.2      14.5
    Nonrecurring charges in cost of sales
      (1)....................................        --          --       5.3       2.7       6.7       1.2       1.2
    Other items in other (income) expense
      (2)....................................      (0.1)       (2.3)     (6.8)     (1.8)      3.7      (1.5)      0.2
    Adjustment to restructuring and
      nonrecurring charges (3)...............      (0.2)       (1.2)     (3.8)    (23.6)    (19.7)       --        --
    Management compensation..................        --          --        --       3.8(4)     --        --        --
                                                 ------      ------    ------    ------    ------    ------     -----
    Fisher EBITDA............................    $112.2      $106.8    $221.1    $167.5    $137.2    $157.2     $98.4
                                                 ======      ======    ======    ======    ======    ======     =====

    -------------------
    (1) Selling, general and administrative expense and cost of sales include nonrecurring and redundant costs associated with the implementation of Fisher's long-term restructuring plan discussed in footnote (b) above, Fisher's integration with CMS, management retention payments in 1998 and, in 1997, actions taken to improve operating efficiencies, software write-offs and other information system-related charges associated with Fisher's implementation of new global computer systems and an increase in costs attributable to a UPS strike in 1997.

    (2) Includes certain gains on the sale of property, plant and equipment, primarily related to Fisher's long-term restructuring plan, sales of non-core assets and the disposition of Fisher's technology business segment, gains and losses due to fluctuations in currency values and certain costs incurred in 1997 related to Fisher's review of strategic alternatives.

    (3) The indenture for Fisher's 9% Senior Subordinated Notes due 2008 limits the amount of nonrecurring and restructuring charges that can be excluded from Fisher EBITDA. These amounts represent the excess of those charges over the limit.

    (4) The indenture calls for the add-back of certain senior management compensation paid in the first quarter of 1998. Accordingly, $3.8 million was added to Fisher EBITDA for 1998.

(i) Excludes amortization of financing costs which is included in interest expense.

                   SELECTED HISTORICAL FINANCIAL DATA OF PSS

     The selected historical financial data of PSS has been derived from the audited historical consolidated financial statements and related notes of PSS for each of the fiscal years in the five-year period ended March 31, 2000 and the unaudited condensed consolidated financial statements for the three months ended June 30, 2000 and 1999. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of PSS which have been incorporated by reference into this joint proxy statement/prospectus.

                                       THREE MONTHS
                                          ENDED                                 FISCAL YEAR ENDED
                                   --------------------    -----------------------------------------------------------
                                   JUNE 30,    JUNE 30,    MARCH 31,    APRIL 2,    APRIL 3,    MARCH 28,    MARCH 29,
                                     2000        1999        2000         1999        1998        1997         1996
                                   --------    --------    ---------    --------    --------    ---------    ---------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales........................  $ 470.2     $ 437.0     $1,793.5     $1,564.5    $1,381.8    $1,166.3     $  719.2
Gross profit.....................    113.1       107.2        472.4        421.9       365.8       286.2        194.7
Selling, general and
  administrative expense.........     99.1        85.3        427.7        348.1       333.7       269.1        177.8
Income before cumulative effect
  of accounting change...........      5.6        11.7         22.2         43.7        15.3        13.3         10.7
Cumulative effect of accounting
  change (a).....................       --        (1.5)        (1.5)          --          --          --           --
Net income.......................      5.6        10.2         20.7         43.7        15.3        13.3         10.7
Basic earnings per share:
  Income before cumulative effect
    of accounting change.........  $  0.08     $  0.16     $   0.31     $   0.62    $   0.22    $   0.20     $   0.19
  Net income.....................  $  0.08     $  0.14     $   0.29     $   0.62    $   0.22    $   0.20     $   0.19
Diluted earnings per share:
  Income before cumulative effect
    of accounting change.........  $  0.08     $  0.16     $   0.31     $   0.61    $   0.22    $   0.20     $   0.19
  Net income.....................  $  0.08     $  0.14     $   0.29     $   0.61    $   0.22    $   0.20     $   0.19
Weighted average shares
  outstanding:
  Basic..........................     71.1        70.8         71.0         70.5        69.6        66.2         55.8
  Diluted........................     71.3        71.2         71.2         71.4        70.5        67.0         57.4

                                               JUNE 30,    MARCH 31,    APRIL 2,    APRIL 3,    MARCH 28,    MARCH 29,
                                                 2000        2000         1999        1998        1997         1996
                                               --------    ---------    --------    --------    ---------    ---------
                                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Working capital..............................   $387.3      $414.1       $355.3      $376.2      $267.8       $211.8
Total assets.................................    844.0       873.4        743.4       686.7       510.4        351.6
Long-term liabilities........................    235.2       262.2        155.6       138.2         8.5         10.6
Total equity.................................    444.0       439.6        416.6       380.1       350.4        242.1

                                                                 THREE MONTHS
                                                                    ENDED                    FISCAL YEAR ENDED
                                                             --------------------    ---------------------------------
                                                             JUNE 30,    JUNE 30,    MARCH 31,    APRIL 2,    APRIL 3,
                                                               2000        1999        2000         1999        1998
                                                             --------    --------    ---------    --------    --------
                                                                                   (IN MILLIONS)
OTHER FINANCIAL DATA:
Earnings per common share, excluding goodwill amortization
  (b):
  Basic....................................................   $ 0.09      $ 0.16      $ 0.36      $  0.67      $ 0.24
  Diluted..................................................     0.09        0.16        0.36         0.66        0.24
PSS EBITDA (c).............................................    20.9        27.4        69.9        103.8        59.1
Depreciation and amortization..............................     5.5         4.5        20.3         19.5        10.7
Capital expenditures.......................................     4.4         5.1        27.2         24.8        10.5
Cash flows provided by (used in):
  Operating activities.....................................    12.9        16.7        17.0        (18.7)       27.9
  Investing activities.....................................    (4.6)      (27.8)      (94.3)       (28.9)      (48.0)
  Financing activities.....................................   (26.9)        8.9        96.7          7.6        64.0

---------------

(a) PSS adopted Staff Accounting Bulletin ("SAB") No. 101 in fiscal year 2000. The impact of SAB No. 101 on fiscal years 1999, 1998, 1997, and 1996 is not material to the consolidated financial statements of PSS taken as a whole.

(b) Amount is calculated by adding the amount of goodwill amortization, net of tax, recognized during the period shown to net income divided by the weighted average number of shares of common stock outstanding. Although the presentation of earnings per common share excluding goodwill amortization should not be considered an alternative to earnings per share as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles, management believes that this data provides a more comparable measure of the company's earnings versus companies that account for acquisitions using the pooling-of-interests method.

(c) PSS EBITDA, as presented in this joint proxy statement/prospectus, has been restated from the amounts shown in PSS's Annual Report on Form 10-K and other previously-reported results to conform to Fisher's presentation of the Fisher EBITDA. Accordingly, PSS EBITDA is defined as net income plus income taxes, interest expense, depreciation and amortization and excludes unusual and nonrecurring items, as described below. PSS EBITDA is presented here because Fisher believes that PSS EBITDA should be presented in a manner consistent with Fisher EBITDA, which are indicators of the combined company's ability to service debt. However, PSS EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. PSS's computation of PSS EBITDA may not be comparable to similarly titled measures of other companies. PSS EBITDA is calculated as follows:

                                                                  THREE MONTHS
                                                                     ENDED                    FISCAL YEAR ENDED
                                                              --------------------    ---------------------------------
                                                              JUNE 30,    JUNE 30,    MARCH 31,    APRIL 2,    APRIL 3,
                                                                2000        1999        2000         1999        1998
                                                              --------    --------    ---------    --------    --------
                                                                                    (IN MILLIONS)
    Net income..............................................   $ 5.6       $10.2        $20.7       $ 43.7      $15.3
    Income tax provision (1)................................     4.8         9.2         20.3         29.9       17.4
    Interest expense........................................     5.0         3.5         15.5         11.5        7.5
    Depreciation and amortization...........................     5.5         4.5         20.3         19.5       10.7
                                                               -----       -----        -----       ------      -----
      Sub-total EBITDA......................................    20.9        27.4         76.8        104.6       50.9
    Restructuring and other charges (2).....................      --        (0.2)         4.5          1.5        9.5
    Nonrecurring charges in selling, general and
      administrative expense (3)............................     3.6         1.1         26.3          8.8       22.5
    Other items in other income (4).........................      --          --         (7.4)        (0.8)        --
    Adjustment to restructuring and nonrecurring charges
      (5)...................................................    (3.6)       (0.9)       (30.3)       (10.3)     (23.8)
                                                               -----       -----        -----       ------      -----
    PSS EBITDA..............................................   $20.9       $27.4        $69.9       $103.8      $59.1
                                                               =====       =====        =====       ======      =====

    -------------------

    (1) Income tax provision for the three months ended June 30, 1999 and fiscal year 2000 includes $1.0 million related to the cumulative effect of an accounting change.

    (2) During fiscal years 2000, 1999, and 1998, restructuring costs and expenses of $4.0 million, $1.5 million, and $3.7 million, respectively, were recorded. These costs were accrued as part of formal plans to restructure operations and primarily relate to branch shutdown costs, lease termination costs, and involuntary employee termination costs.

        During the fourth quarter of fiscal year 2000, a $0.5 million goodwill impairment charge as determined under Statement of Financial Accounting Standards No. 121 resulting from the closure of an Imaging Business facility was recorded. During fiscal year 1998, a $5.8 million goodwill impairment charge related to three foreign acquired companies and one Physician business acquired company was recorded.

    (3) Includes (i) nonrecurring costs primarily associated with exit costs related to restructuring plans that were not accruable at the time of plan adoption, (ii) costs related to merger activity and related integration plans and (iii) operational tax compliance charge at the Gulf South subsidiary.

    (4) Includes gains on asset sales and $6.5 million received related to a favorable medical x-ray film antitrust settlement in the second quarter of fiscal 2000.

    (5) The indenture for Fisher's 9% Senior Subordinated Notes due 2008 limits the amount of nonrecurring and restructuring charges that can be excluded from Fisher EBITDA. Since PSS EBITDA is being presented in conformity with the Fisher EBITDA, these amounts represent the excess of those charges over the limit in Fisher's indenture.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements have been prepared to give effect to Fisher's acquisition of PSS, which will be accounted for using the purchase method of accounting. The total estimated purchase price has been allocated on a preliminary basis to assets and liabilities based on information that was available to management at the time these pro forma financial statements were prepared. The adjustments to the unaudited pro forma combined financial statements are subject to change pending a final analysis of the total purchase price and the fair value of the assets and liabilities assumed. The impact of these changes could be material. Estimates of acquisition liabilities relating to the integration of PSS with Fisher's operations are not reflected in the unaudited pro forma combined balance sheet as the integration plans have not been finalized.

     The unaudited pro forma combined balance sheet as of June 30, 2000 combines the historical consolidated balance sheet of Fisher and PSS as of that date and gives pro forma effect to the acquisition as if the acquisition had occurred on June 30, 2000.

     The unaudited pro forma combined statement of operations for the six months ended June 30, 2000 and for the year ended December 31, 1999 give pro forma effect to the acquisition as if the acquisition had occurred on the first day of the periods presented. The unaudited pro forma combined statement of operations for the six months ended June 30, 2000 combines the historical financial statements of Fisher and PSS for the six months ended June 30, 2000. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 combines the historical financial statements of Fisher for the year ended December 31, 1999 with the historical financial statements of PSS for their fiscal year ended March 31, 2000. The three-month period ended March 31, 2000 of PSS has been included in both the unaudited pro forma combined statement of operations for the six months ended June 30, 2000 and the year ended December 31, 1999. PSS's revenue and net loss for the three months ended March 31, 2000 were $443.4 million and $15.7 million, respectively.

     The unaudited pro forma combined financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purposes of developing these pro forma combined financial statements. Unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Fisher and PSS and notes thereto, incorporated in this joint proxy statement/prospectus by reference and should be read in conjunction with those statements and the related notes.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                            (UNAUDITED, IN MILLIONS)

                                                       HISTORICAL
                                                   ------------------     PRO FORMA     PRO FORMA
                                                    FISHER      PSS      ADJUSTMENTS    COMBINED
                                                   --------    ------    -----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents......................  $   51.4    $ 41.8                   $   93.2
  Marketable securities..........................        --       1.9                        1.9
  Receivables, net...............................     276.5     286.1                      562.6
  Inventories....................................     243.2     165.7                      408.9
  Other current assets...........................      69.3      56.6                      125.9
                                                   --------    ------                   --------
          Total current assets...................     640.4     552.1                    1,192.5
Property, plant and equipment, net...............     250.4      67.8                      318.2
Goodwill, net....................................     342.1     174.9     $  386.1(a)      728.2
                                                                            (174.9)(b)
Other assets.....................................     170.6      49.2                      219.8
                                                   --------    ------     --------      --------
          Total assets...........................  $1,403.5    $844.0     $  211.2      $2,458.7
                                                   ========    ======     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt................................  $   46.5    $  2.5                   $   49.0
  Accounts payable...............................     305.0     118.7                      423.7
  Accrued and other liabilities..................     163.0      43.6     $   21.1(a)      227.7
                                                   --------    ------     --------      --------
          Total current liabilities..............     514.5     164.8         21.1         700.4
Long-term debt...................................   1,003.0     229.6                    1,232.6
Other liabilities................................     208.3       5.6                      213.9
                                                   --------    ------     --------      --------
          Total liabilities......................   1,725.8     400.0         21.1       2,146.9
                                                   --------    ------     --------      --------
Stockholders' Equity (Deficit):
  Common stock...................................       0.4       0.7          0.2(a)        0.6
                                                                              (0.7)(b)
  Capital in excess of par.......................     316.7     349.2        634.6(a)      951.3
                                                                            (349.2)(b)
  Retained earnings (accumulated deficit)........    (576.7)     96.5        (96.5)(b)    (576.7)
  Accumulated other comprehensive loss...........     (62.4)     (1.7)         1.7(b)      (62.4)
  Treasury stock.................................      (0.3)       --                       (0.3)
  Unearned ESOP shares...........................        --      (0.7)                      (0.7)
                                                   --------    ------     --------      --------
          Total stockholders' equity (deficit)...    (322.3)    444.0        190.1         311.8
                                                   --------    ------     --------      --------
          Total liabilities and stockholders'
            equity...............................  $1,403.5    $844.0     $  211.2      $2,458.7
                                                   ========    ======     ========      ========

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                                  ------------------     PRO FORMA      PRO FORMA
                                                   FISHER      PSS      ADJUSTMENTS    COMBINED(e)
                                                  --------    ------    -----------    -----------
Sales...........................................  $1,291.9    $913.6                    $2,205.5
Cost of sales...................................     930.2     688.6                     1,618.8
                                                  --------    ------                    --------
Gross profit....................................     361.7     225.0                       586.7
Selling, general and administrative expense.....     281.5     229.5      $ (3.0)(c)       517.7
                                                                             9.7(d)
Restructuring and other charges.................        --       0.7                         0.7
                                                  --------    ------      ------        --------
Income (loss) from operations...................      80.2      (5.2)       (6.7)           68.3
Interest expense................................      50.6      10.0                        60.6
Other income....................................      (3.0)     (2.6)                       (5.6)
                                                  --------    ------      ------        --------
Income (loss) before income taxes...............      32.6     (12.6)       (6.7)           13.3
Provision (benefit) for income taxes............      14.7      (2.5)                       12.2
                                                  --------    ------      ------        --------
Net income (loss)...............................  $   17.9    $(10.1)     $ (6.7)       $    1.1
                                                  ========    ======      ======        ========
Net income (loss) per common share:
  Basic.........................................  $   0.45    $(0.14)                   $   0.02
  Diluted.......................................  $   0.40    $(0.14)                   $   0.02
Weighted average common shares outstanding:
  Basic.........................................      40.1      71.1                        62.3
  Diluted (f)...................................      44.6      71.2                        66.8

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                             --------------------------
                                              YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,    MARCH 31,
                                                 1999           2000
                                             ------------    ----------     PRO FORMA      PRO FORMA
                                                FISHER          PSS        ADJUSTMENTS    COMBINED(e)
                                             ------------    ----------    -----------    -----------
Sales......................................    $2,469.7       $1,793.5                     $4,263.2
Cost of sales..............................     1,771.4        1,321.1                      3,092.5
                                               --------       --------                     --------
Gross profit...............................       698.3          472.4                      1,170.7
Selling, general and administrative
  expense..................................       541.7          423.2       $  (5.7)(c)      978.5
                                                                                19.3(d)
Restructuring and other charges............        (1.5)           4.5                          3.0
Loss from operations to be disposed of.....        11.3             --                         11.3
                                               --------       --------       -------       --------
Income from operations.....................       146.8           44.7         (13.6)         177.9
Interest expense...........................       104.2           15.5                        119.7
Other income...............................       (15.2)         (12.3)                       (27.5)
                                               --------       --------       -------       --------
Income before income taxes and cumulative
  effect of accounting change..............        57.8           41.5         (13.6)          85.7
Provision for income taxes.................        34.4           19.3                         53.7
                                               --------       --------       -------       --------
Income before cumulative effect of
  accounting change........................    $   23.4       $   22.2       $ (13.6)      $   32.0
                                               ========       ========       =======       ========
Earnings per share:
  Income before cumulative effect of
     accounting change -- basic............    $   0.59       $   0.31                     $   0.51
  Income before cumulative effect of
     accounting change -- diluted..........    $   0.55       $   0.31                     $   0.49
Weighted average common shares outstanding:
  Basic....................................        40.0           71.0                         62.2
  Diluted (f)..............................        42.8           71.2                         65.0

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

     On June 21, 2000, Fisher and PSS entered into a merger agreement. The terms of the merger agreement call for 0.3121 of a share of Fisher common stock to be exchanged for each outstanding PSS share.

(a) Represents the purchase by Fisher of the outstanding shares of PSS common stock and the initial allocation of the pro forma purchase price (in millions):

Aggregate value of stock consideration (1)..................    $626.0
Value of PSS outstanding stock options and warrants, to be
  assumed by Fisher (2).....................................       8.8
Other consideration and costs (3)...........................      21.1
                                                                ------
                                                                 655.9
Book value of identifiable net assets acquired..............     269.8
                                                                ------
Excess of purchase price over identifiable net assets
  acquired..................................................    $386.1
                                                                ======
Allocation of excess purchase price over identifiable net
  assets acquired:
  Goodwill (4)..............................................    $386.1
                                                                ======

     --------------------

     (1) Represents the value of 22.2 million shares of Fisher common stock, $0.1 par value, issuable for the acquisition of the approximately 71.1 million shares of PSS common stock assumed to be outstanding. The price per share of Fisher common stock of $28.22 was based upon the weighted average of the closing price three days prior to and three days following the announcement of the merger.

     (2) Represents the estimated fair value, based upon a binomial valuation model, of Fisher's stock options and warrants issuable for the conversion of approximately 5.6 million of PSS's stock options and warrants assumed to be outstanding. The estimated fair value was calculated using a price of $28.22 for the Fisher common stock, and will be adjusted based upon the price of Fisher's common stock on the closing date of the merger.

     (3) Represents the estimated amount to be paid for closing costs, certain employee benefits triggered by the acquisition and other costs incurred as a direct result of the merger.

     (4) Represents an increase to goodwill to reflect the preliminary asset allocation of the purchase price. For pro forma purposes, goodwill has been amortized over an assumed useful life of 20 years.

(b) Represents the elimination of the historical net goodwill and equity of PSS.

(c) Represents the elimination of goodwill amortization recognized in the historical financial statements of PSS.

(d) Represents the amortization of goodwill that results from the preliminary purchase price allocation.

(e) The pro forma combined financial statements do not include any adjustments for (i) the potential exercise of the call feature of PSS's $125 million, 8.5% senior subordinated notes due in 2007, (ii) the expected refinancing of PSS's existing $94 million outstanding under its senior revolving credit facility, or (iii) potential charges of up to approximately $13.5 million related to existing employment agreements which entitle certain executives to receive severance payments in the event that they terminate their employment with Fisher within 30 days of the first anniversary of the proposed acquisition.

(f) The weighted average amount of antidilutive common stock options assumed to be outstanding and excluded from the computation of diluted earnings per share was 1.5 million for the six months ended June 30, 2000 and 3.1 million for the year ended December 31, 1999.

                EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

     We present below per common share data regarding the income and book value of Fisher and PSS on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma combined basis for PSS. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined financial statements presented elsewhere in this joint proxy statement/prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of Fisher and PSS that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined information included under "Unaudited Pro Forma Combined Financial Statements."

                                                              SIX MONTHS ENDED       YEAR ENDED
                                                               JUNE 30, 2000      DECEMBER 31, 1999
                                                              ----------------    -----------------
                           FISHER
HISTORICAL PER SHARE DATA:
Net income per share:
  Basic.....................................................       $ 0.45              $ 0.59
  Diluted...................................................         0.40                0.55
Book value per share (a)....................................        (8.04)              (8.25)

                                                              SIX MONTHS ENDED    FISCAL YEAR ENDED
                                                               JUNE 30, 2000       MARCH 31, 2000
                                                              ----------------    -----------------
                            PSS
HISTORICAL PER SHARE DATA:
Earnings per share -- Basic:
  Income (loss) before cumulative effect of accounting
     change.................................................       $(0.14)             $ 0.31
  Net income (loss).........................................        (0.14)               0.29
Earnings per share -- Diluted:
  Income (loss) before cumulative effect of accounting
     change.................................................        (0.14)               0.31
  Net income (loss).........................................        (0.14)               0.29
Book value per share (a)....................................         6.24                6.19

                                                              SIX MONTHS ENDED       YEAR ENDED
                                                               JUNE 30, 2000      DECEMBER 31, 1999
                                                              ----------------    -----------------
                UNAUDITED PRO FORMA COMBINED
PRO FORMA COMBINED PER SHARE DATA:
Earnings per share:
  Income before cumulative effect of accounting change -
     basic..................................................       $ 0.02              $ 0.51
  Income before cumulative effect of accounting change -
     diluted................................................         0.02                0.49
Earnings per equivalent PSS share (b):
  Income before cumulative effect of accounting change -
     basic..................................................         0.01                0.16
  Income before cumulative effect of accounting change -
     diluted................................................         0.01                0.15
Book value per share (a)....................................         5.00                 N/A
Book value per equivalent PSS share (b).....................         1.56                 N/A

---------------

(a) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 2000 and December 31, 1999 for Fisher and June 30, 2000 and March 31, 2000 for PSS. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding.

(b) The PSS equivalent pro forma combined per share amounts are calculated by multiplying the Fisher and PSS pro forma combined per share amounts by the exchange ratio of .3121.

                   PROJECTED PRO FORMA FINANCIAL INFORMATION

     Neither Fisher nor PSS makes as a matter of course public forecasts as to their respective future financial performance and conditions. However, in connection with the review of the merger, Fisher and PSS management prepared financial projections for their respective organizations on a stand-alone, pre-merger basis. These projections are a summary of the projections exchanged by Fisher and PSS and were presented to, and considered by, the members of each company's board of directors in its recommendation of the Fisher/PSS transaction.

     The financial projections are "forward-looking statements" and Fisher's and/or PSS's actual results may differ materially from those set forth in the projections. See "Forward-Looking Statements" on page 39 of this joint proxy statement/prospectus for a discussion of the risks you should consider in reviewing these projections.

     These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the American Institute of Certified Public Accountants regarding projections. None of Fisher, PSS or their respective affiliates or Fisher's or PSS's independent auditors assume any responsibility for the accuracy of this information. THESE PROJECTIONS WERE BASED UPON MANAGEMENT ESTIMATES TAKING INTO ACCOUNT THE HISTORICAL PERFORMANCES OF THE BUSINESSES, GENERAL ECONOMIC CONDITIONS AND ESTIMATED INDUSTRY GROWTH RATES. ALTHOUGH FISHER AND PSS BELIEVE THAT SUCH ASSUMPTIONS WERE REASONABLE WHEN MADE, SUCH ASSUMPTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT AND ARE BEYOND THEIR CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCES THAT THESE ESTIMATES WILL BE REALIZED. ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE ESTIMATED AND READERS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THIS PROJECTED PRO FORMA FINANCIAL INFORMATION.

     FISHER AND PSS DO NOT GENERALLY PUBLISH THEIR RESPECTIVE BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL DISCLOSURES OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, FISHER AND PSS DO NOT INTEND TO, AND SPECIFICALLY DECLINE ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IF ANY OR ALL THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. ALSO, FISHER AND PSS DO NOT INTEND TO, AND SPECIFICALLY DECLINE ANY OBLIGATION TO, UPDATE OR REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. Neither Fisher's auditors nor PSS's auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent public accountants' reports incorporated by reference in this document relate to the historical financial statements of Fisher and PSS. These reports do not extend to these unaudited financial projections and should not be read to do so.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                               2001E       2002E       2003E
                                                              --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Sales:
  Fisher:...................................................   $2,806      $2,989      $3,183
  PSS.......................................................    2,025       2,156       2,270
                                                               ------      ------      ------
  Total sales...............................................   $4,831      $5,145      $5,453
Gross margin:
  Fisher....................................................   $  789      $  840      $  894
  PSS.......................................................      537         577         613
                                                               ------      ------      ------
  Total gross margin........................................   $1,326      $1,417      $1,507

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                               2001E       2002E       2003E
                                                              --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Operating income:
  Fisher, excluding goodwill amortization...................   $  194      $  211      $  229
  PSS, excluding goodwill amortization(1)...................      100         118         139
  Goodwill amortization.....................................      (33)        (33)        (33)
                                                               ------      ------      ------
Operating income............................................   $  261      $  296      $  335
Interest expense............................................   $  111      $  105      $   95
Net income..................................................   $   83      $  108      $  137
Net income per common share:
  Basic.....................................................   $ 1.34      $ 1.74      $ 2.21
  Diluted...................................................     1.27        1.64        2.09
Earnings per common share, excluding goodwill
  amortization(2):
  Basic.....................................................   $ 1.78      $ 2.18      $ 2.65
  Diluted...................................................     1.69        2.06        2.51
Earnings before interest, taxes, depreciation and
  amortization (EBITDA)(3):
  Fisher....................................................   $  242      $  260      $  280
  PSS(1)....................................................      110         130         151
                                                               ------      ------      ------
  Total EBITDA..............................................   $  352      $  390      $  431

---------------

(1) Includes $10 million, $20 million and $30 million in 2001, 2002 and 2003, respectively, of projected cost savings relating to the combination of Fisher and PSS.

(2) Represents net income per share increased by goodwill amortization, net of taxes, per share. Incremental goodwill amortization relating to the Fisher/PSS transaction equals $0.14 per share. Although the presentation of earnings per common share excluding goodwill amortization should not be considered an alternative to earnings per share as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles, management believes that this data provides a more comparable measure of the company's earnings versus companies that account for acquisitions using the pooling-of-interests method.

(3) EBITDA is defined in a manner consistent with Fisher EBITDA and PSS EBITDA. Fisher EBITDA is defined in accordance with the Indenture for Fisher's 9% Senior Subordinated Notes due 2008 as net income plus income taxes, interest expense, depreciation and amortization and excludes unusual and nonrecurring items, as described in footnote (h) to the Selected Historical Financial Data of Fisher. PSS EBITDA has the same definition, as described in footnote
    (c) to the Selected Historical Financial Data of PSS. EBITDA is used here because Fisher believes that it is an indicator of the ability to service existing and future indebtedness. However, Fisher EBITDA and PSS EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Fisher's and PSS's respective computations of Fisher EBITDA and PSS EBITDA may not be comparable to similarly titled measures of other companies.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

                      RISK FACTORS RELATING TO THE MERGER

FLUCTUATIONS IN MARKET PRICES MAY CAUSE THE VALUE OF THE SHARES OF FISHER STOCK THAT PSS STOCKHOLDERS RECEIVE TO BE LESS THAN THE VALUE OF THE SHARES OF PSS STOCK AT THE TIME OF THE MERGER.

     Upon completion of the merger, all shares of PSS stock will be converted into shares of Fisher stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either Fisher common stock or PSS common stock. Any change in the price of either Fisher common stock or PSS common stock will affect the value PSS stockholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of Fisher and PSS, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions. Neither party is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock.

THE COMBINED FISHER AND PSS ENTITY MAY NOT PERFORM AS WELL AS EACH OF FISHER AND PSS AS INDEPENDENT COMPANIES.

     As a consequence of the merger, both the Fisher stockholders and the PSS stockholders will lose the opportunity to invest in their company's business on a stand-alone basis. In addition, the combined company will have different management than current management. Consequently, the management of the combined company may make strategic and operational decisions that differ from those of their company's current management. It is possible that either Fisher or PSS, if it were to remain independent, could achieve economic performance superior to that of the combined company. In addition, the revenues of the combined company may be less than the sum of the revenues of Fisher and PSS as separate companies.

WE MAY NOT BE ABLE TO ACHIEVE ANTICIPATED BENEFITS OF THE COMBINATION OF FISHER WITH PSS.

     Fisher's ability to achieve the anticipated benefits of the merger will be subject to risks associated with acquisitions, such as the potential disruption of operations and the incurrence of substantial expenses that could adversely affect its financial condition. Neither Fisher nor PSS can assure you that the merger of PSS's business with Fisher will be accomplished in an efficient and effective manner. If significant difficulties are encountered, it could have a material adverse effect on the business, results of operations and financial condition of the combined company.

     The successful combination of Fisher with PSS will require the dedication of the respective management and other personnel of the companies which may distract their attention from the day-to-day business operations, the development or acquisition of new products, services and technologies, and the pursuit of other strategic opportunities. These difficulties may be increased by the necessity of coordinating organizations with distinct cultures and widely disbursed operations. Failure to successfully accomplish or delay in accomplishing the combination of the two companies may have a material adverse effect on the combined company.

PSS'S VENDORS MAY TERMINATE THEIR DISTRIBUTORSHIP AGREEMENTS AS A RESULT OF THE MERGER.

     PSS distributes over 56,000 medical products manufactured by approximately 5,000 vendors. PSS relies on these vendors for the manufacture and supply of products. During the twelve-month period ended March 31, 2000, however, no vendor relationship accounted for more than 10%, except for Eastman Kodak which accounted for less than 22%, of PSS's inventory purchases. PSS's exclusive and semi-exclusive distribution agreements include agreements for certain products manufactured by: Biosound, Candela, Hologic, Inc., Philips Medical Systems, Siemens, Sonosite, and Trex Medical Corporation. PSS is currently renegotiating with Abbott

Laboratories, one of its largest suppliers, the terms of its distribution agreement, as Abbott Laboratories has required such renegotiation in order not to exercise any termination right it has in connection with the merger.

FISHER IS CONTROLLED BY A LIMITED NUMBER OF STOCKHOLDERS, WHOSE ACTIONS FROM TIME TO TIME MAY LIMIT THE RIGHTS OF PSS STOCKHOLDERS AS HOLDERS OF FISHER COMMON STOCK.

     A group of equity investors comprised of affiliates of Thomas H. Lee Company, DLJ Merchant Banking Partners II, Chase Capital Partners and Merrill Lynch currently own 78.3% of Fisher's outstanding common stock. In addition, these equity investors and certain members of Fisher management (who currently hold 12% of Fisher's outstanding common stock) have entered into an investors' agreement dated January 21, 1998. The investors' agreement provides that Fisher's board of directors will have at least nine, but not more than ten directors, four of whom may be appointed by Thomas H. Lee Company, one of whom may be (but to date has not been) appointed by DLJ Merchant Banking Partners II, one of whom will be Mr. Paul M. Montrone and one of whom will be Mr. Paul M. Meister. As a result, a majority of the Fisher's board of directors will be comprised of appointees of parties to the investors' agreement. Although there is no agreement or requirement that these stockholders vote together as a group, except with respect to the election of certain directors of Fisher, if they were to do so, they would control the outcome of matters submitted to a vote or for the consent of Fisher's stockholders; that includes the power to approve any action requiring the approval of our stockholders, including adopting amendments to Fisher's charter and approving mergers or sales of substantially all of our assets. In addition, the possibility of these stockholders voting together as a group may make it more difficult for a third party to acquire, or may discourage a third party from seeking to acquire, a majority of Fisher's common stock, which could negatively affect Fisher's stock price. The interests of these stockholders could conflict with the interest of Fisher's other stockholders.

     The interests of the equity investors may, from time to time, conflict with the interests of the other Fisher stockholders. After the merger, these equity investors will hold approximately 50.4% of Fisher's outstanding common stock, and Fisher's management will hold 7.7% of Fisher's outstanding common stock.

FISHER'S STOCK PRICE MAY BE ADVERSELY AFFECTED BY FUTURE SALES OF FISHER COMMON STOCK.

     Upon completion of the merger, Fisher will have outstanding approximately
62.3 million shares of common stock. Of these shares, 58.2% will be held by the equity investors and Fisher's management, all of whom are party to the investors' agreement. Although this agreement imposes certain restrictions on transfers of their shares, if these stockholders sell substantial amounts of Fisher's common stock in the public market following the merger, the market price of Fisher's common stock could fall. The negative effect of these sales on the market price of Fisher common stock could be more pronounced given the larger number of shares held by these stockholders relative to the total number of shares of Fisher common stock that will be outstanding following the merger.

FISHER'S STOCK PRICE HAS BEEN VOLATILE AND MAY REMAIN VOLATILE AFTER THE MERGER.

     Fisher's common stock price has been volatile in the past, due, in part, to low trading volume and the small percentage of the stock held by persons other than parties to the investors agreement. Although trading volume and public float should increase following the merger, Fisher's common stock price may continue to be volatile in the future due to factors such as:

     - Fisher's historical and anticipated quarterly and annual operating results;

     - lack of coverage by stock analysts;

     - variations between Fisher's actual results and analyst and investor expectations, as well as variations between Fisher's actual results and the projections in this joint proxy statement/prospectus;

     - announcements by Fisher or others and developments affecting its business;

     - investor perceptions of Fisher and comparable public companies;

     - conditions and trends in the combined company's markets; and
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

     - investor perceptions of future economic growth.

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of companies. Volatility can also arise as a result of the activities of short sellers and risk arbitrageurs regardless of the combined company's performance. This volatility may result in a material decline in the market price of the Fisher common stock, and may have little relationship to Fisher's financial results or prospects.

ANY DELAYS IN THE CLOSING OF THE MERGER MAY ADVERSELY AFFECT THE BUSINESS OF
PSS.

     Any delay in the closing of the merger could raise uncertainties as to whether the merger will eventually be consummated. Such uncertainty could have the following adverse impacts on PSS:

     - the company's ability to attract and retain key management, sales, marketing and other personnel may be adversely affected;

     - customers and potential customers may delay or cancel contracts for products and services due to uncertainty about integration of products and services of the company; and

     - the stock price of the company may become more volatile due to the uncertainty.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE MARKET PRICE OF PSS COMMON STOCK AND PSS'S OPERATING RESULTS.

     The proposed merger with Fisher is subject to various conditions, including approval of the stockholders of PSS and Fisher, filings under and compliance with securities and antitrust laws, the financial and operating performance of PSS and certain other matters. In particular, the transaction is conditioned upon PSS retaining customers and suppliers that are material to its business and the successful rollout of PSS's new technology systems. PSS cannot assure you that the merger will occur in a timely manner, if at all. If the merger is not completed for any reason, PSS may be subject to a number of material risks, including:

     - PSS may be required to pay Fisher a termination fee of $28.5 million and reimburse Fisher for expenses of up to $4.5 million;

     - the market price of PSS common stock may decline to the extent that the current market price of PSS common stock since the announcement of the proposed merger has been higher as a result of a market assumption that the merger will in fact be completed; and

     - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

     If the merger is terminated and the PSS board of directors seeks another merger or business combination, you cannot be certain that PSS will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Fisher in the merger.

PSS'S OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT DIFFER FROM OTHER STOCKHOLDERS AND MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of PSS have interests in the merger that are different from, or in addition to, yours, including the following:

     - officers of PSS may be entitled to certain benefits, including substantial severance packages, under their employment agreements with PSS and/or an acceleration of their retention bonuses under PSS's retention bonus plans, if the employee is terminated without "cause" or resigns for "good reason" in connection with or following a change of control of PSS, such as the merger;

     - officers of PSS have entered into restrictive covenants agreements in which, effective as of the merger, they have agreed not to disclose confidential information, solicit employees or customers or compete with PSS and its successors for specified time periods in consideration of an acceleration of the payment of their retention bonuses and the payment by PSS of premiums on insurance policies on behalf of such officers;

     - Patrick C. Kelly, the Chief Executive Officer of PSS, has entered into an employment agreement and a restrictive covenants agreement which provide for salary, bonus, options, benefits and other cash payments to Mr. Kelly following the merger;

     - Fisher and PSS may negotiate new employment agreements with certain officers of PSS prior to the completion of the merger, which may become effective upon the completion of the merger and may provide for an acceleration of the payment of their retention bonus as well as salary, bonus and other cash payments;

     - Officers of PSS hold options which will fully vest upon the consummation of the merger in accordance with the terms of PSS's option plans and option agreements;

     - Fisher has agreed to cause the surviving corporation in the merger to indemnify each present and former PSS officer and director against liabilities arising out of such person's services as an officer or director and to cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years; and

     - Fisher has agreed to appoint Mr. Kelly and Mr. Hugh Brown, a current PSS director, to its board of directors.

     The directors and officers of PSS may be more likely to vote to approve the merger agreement and the merger than if they did not have these interests. PSS stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Executive Officers and Directors of PSS World Medical in the Merger" beginning on page 65.

                   RISK FACTORS RELATING TO FISHER'S BUSINESS

SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT FISHER'S OPERATIONS.

     Fisher has a substantial amount of outstanding indebtedness, although the merger will reduce Fisher's overall leverage (defined as total debt divided by pro forma combined Fisher EBITDA). As of June 30, 2000, Fisher's aggregate outstanding indebtedness was $1,049.5 million (excluding $40.7 million of net receivables sold under Fisher's accounts receivable securitization facility) and its stockholders' equity was a deficit of $322.3 million. Fisher's credit facility and indenture permit it to incur or guarantee certain additional indebtedness, subject to certain limitations.

     Following the merger, Fisher's substantial indebtedness could have important consequences to you. For example, it could:

     - place Fisher at a competitive disadvantage if it is more leveraged than its competitors by limiting Fisher's flexibility, including for the reasons described in the next paragraph; and

     - make Fisher more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations.

RESTRICTIONS AND COVENANTS IN FISHER'S DEBT AGREEMENTS LIMIT ITS ABILITY TO TAKE CERTAIN ACTIONS AND FAILURE TO COMPLY WITH SUCH COVENANTS COULD ADVERSELY AFFECT ITS BUSINESS OPERATIONS.

     Fisher's credit facilities contain a number of covenants that significantly restrict its operations and its ability to issue additional debt, make investments and pay dividends. In addition, under the credit facilities, Fisher is required to comply with specified financial ratios and tests, including maximum leverage ratios and minimum Fisher EBITDA to cash interest expense ratios, and certain of these ratios and tests may be more restrictive in future years. Fisher cannot be sure that it will be able to comply with such covenants or restrictions in the future. Fisher's ability to comply with such covenants and other restrictions may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A breach of any such covenants or restrictions could result in a default or a termination event under the credit facilities that would permit the lenders under such facilities to declare all amounts outstanding under such facilities to be immediately due and payable, together with accrued and unpaid interest, and would permit the lenders to terminate their commitments to make further extensions of credit.

A DECREASE IN RESEARCH AND DEVELOPMENT SPENDING BY ITS CUSTOMERS COULD ADVERSELY AFFECT FISHER'S RESULTS OF OPERATIONS.

     Fisher's customers include corporations active in scientific or technological research, healthcare, industrial, safety and other markets, in the U.S. and internationally. The research and development budgets and activities of these companies have a significant effect on the demand for products manufactured and/or distributed by Fisher. Such policies are based on a variety of factors, including the need to develop new products, competition and availability of resources. Although scientific and technology-related research and development spending in the U.S. historically has not been subject to cyclical swings, no assurance can be made that this trend will continue. In addition, as Fisher continues to expand its international operations, the research and development spending levels in other global markets will become increasingly important. A decrease in research and development spending by Fisher's customers could have a material adverse effect on Fisher's results of operations.

HEALTHCARE REFORM AND COST CONTAINMENT INITIATIVES IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT FISHER'S RESULTS OF OPERATIONS.

     Fisher's sales to the U.S. clinical laboratory market are significant. The trend towards managed care, together with efforts to reform the healthcare delivery system in the U.S., has resulted in increased pressure on healthcare providers and other participants in the healthcare industry to reduce costs. To the extent that Fisher's customers in the healthcare industry seek to address the need to contain costs by limiting the number of clinical tests being performed, Fisher's results of operations would be materially and adversely affected.

FISHER OPERATES IN A HIGHLY COMPETITIVE MARKET.

     Fisher competes with a wide range of distributors, suppliers and manufacturers that sell their own products directly to end users in the scientific research, healthcare, safety and industrial markets. Some of these competitors are larger and may have greater resources than Fisher. In addition, potential competitors in the future could include suppliers and manufacturers that currently rely on one or more third party distributors to distribute its products. Competition may also come from business-to-business sales over the Internet between manufacturers and customers. Competitive factors in its markets, both international and domestic, could have a material adverse effect on Fisher's financial condition and results of operations.

FISHER'S RELIANCE ON THIRD PARTY PACKAGE DELIVERY SERVICES COULD ADVERSELY AFFECT FISHER IF THERE IS A DISRUPTION IN SERVICE.

     A significant portion of Fisher's products are shipped to customers by independent package delivery companies. Fisher also maintains a fleet of approximately 73 transportation vehicles dedicated to the delivery of its products. The principal independent delivery service Fisher uses is UPS, which shipped products accounting for approximately 65% percent of Fisher's U.S. shipments in 1999. Other carriers used by Fisher include national and regional trucking firms, overnight courier services and the United States Postal Service. A major work stoppage or other series of events that would make such carriers unavailable to Fisher could have a significant adverse effect upon Fisher's ability to conduct its business.

SOME OF FISHER'S OPERATIONS ARE SUBJECT TO ENVIRONMENTAL REGULATION WHICH MAY CHANGE AND ADVERSELY AFFECT FISHER'S FINANCIAL CONDITION.

     Some of Fisher's operations involve and have involved the handling, manufacture or use of many substances that are classified as toxic or hazardous substances within the meaning of applicable environmental and other laws. Some risk of environmental and other damage or hazard is inherent in particular operations and products Fisher manufactures, sells or distributes. Fisher cannot guarantee that damage, hazard or loss will not occur. To a large extent, such damage is uninsured. Fisher continually monitors and reviews its procedures and policies for compliance with existing laws and the cost of compliance with existing environmental laws is not expected to have a material adverse effect on Fisher's earnings, liquidity or competitive position. However, future events, including changes in existing laws and regulations may give rise to additional costs which are currently unintended and unforeseen and which could have a material adverse effect on Fisher's financial condition.

FISHER'S BUSINESS DEPENDS ON ITS KEY PERSONNEL. FAILURE TO RETAIN THEM COULD HARM FISHER'S BUSINESS.

     Fisher depends heavily on the services of its senior management, including Paul M. Montrone, chairman of the board and chief executive officer of Fisher, and Paul M. Meister, vice chairman of the board, executive vice president and chief financial officer of Fisher. The loss of any member of Fisher's senior management, including Mr. Montrone or Mr. Meister, could have a material adverse effect on Fisher.

FISHER'S INTERNATIONAL OPERATIONS ARE SUBJECT TO ADDITIONAL RISKS, SUCH AS POLITICAL AND ECONOMIC RISKS, WHICH MAY ADVERSELY AFFECT FISHER'S BUSINESS AND OPERATING RESULTS.

     Fisher conducts international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity interests and agents located in North and South America, Europe, the Far East, the Middle East and Africa. Fisher cannot guarantee that it will maintain significant operations internationally or that any such operations will be successful. Fisher's international operations will be subject to additional risks, such as:

     - lack of complete operating control;

     - lack of local business experience;

     - difficulty in enforcing intellectual property rights;

     - language and other cultural barriers; and

     - political and economic instability.

EXCHANGE RATE FLUCTUATIONS MAY HAVE AN ADVERSE EFFECT ON FISHER'S INTERNATIONAL OPERATIONS.

     Approximately 80% of Fisher's revenues and expenses are denominated in U.S. dollars, although Fisher owns properties and conducts operations in many foreign countries. Accordingly, fluctuations in the exchange rate between the U.S. dollar and various foreign currencies could have an adverse effect on Fisher.

STATE LAWS AND FISHER'S CHARTER AND BYLAWS COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE FISHER, WHICH COULD ADVERSELY AFFECT FISHER'S STOCK PRICE.

     Delaware laws and some of the provisions of Fisher's charter and bylaws could discourage, delay or prevent Fisher's acquisition at a premium price by a third party, even if Fisher's stockholders believe the change of control would be in their best interests. Additionally, Fisher's stockholders rights plan may also have anti-takeover effects. These factors could have an adverse effect on Fisher's stock price. See "Comparison of Rights of Fisher Stockholders and PSS Stockholders."

                    RISK FACTORS RELATING TO PSS'S BUSINESS

PSS MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

     While the merger agreement is in effect, PSS is prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than Fisher. As a result of this prohibition, PSS may not be able to enter into an alternative transaction at a more favorable price.

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

PSS'S NET SALES AND OPERATING RESULTS MAY FLUCTUATE QUARTERLY AND MAY BE BELOW ANALYSTS' AND INVESTORS' EXPECTATIONS IN ANY PARTICULAR QUARTER.

     PSS's net sales and operating results may fluctuate quarterly as a result of many factors, including:

     - fluctuating demand for PSS's products and services;

     - the introduction of new products and services by PSS and its competitors;

     - acquisitions or investments;

     - financial difficulties of PSS's customers;

     - changes in manufacturers' prices or pricing policies;

     - changes in the level of operating expenses;

     - product supply shortages;

     - product recalls by manufacturers;

     - inventory adjustments;

     - changes in product mix; and

     - general competitive and economic conditions.

     In addition, a substantial portion of PSS's net sales in each quarter result from orders placed in such quarter and, in particular, toward the end of such quarter. Accordingly, PSS believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods PSS's operating results may be below analysts' and investors' expectations. This could materially and adversely affect the trading price of PSS's common stock.

PRICING AND CUSTOMER CREDIT QUALITY PRESSURES DUE TO REDUCED SPENDING BUDGETS BY HEALTHCARE PROVIDERS MAY IMPAIR PSS'S REVENUES, THE COLLECTIBILITY OF ITS ACCOUNTS RECEIVABLE AND ITS EARNINGS.

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid, and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. In particular, recent changes in the Medicare program have limited payments to providers in the long-term care industry, the principal customers of PSS's Gulf South subsidiary. For cost-reporting periods beginning on or after July 1, 1998, Medicare's prospective payment system was applied to the long-term care industry. This prospective payment system will limit government payments to long-term care providers to federally established cost levels. Prior to this time, the long-term care facilities were reimbursed by the Medicare program pursuant to a cost-based reimbursement system. This shift was designed to encourage greater provider efficiency and to help stem the growth in reimbursement relating to the care of long-term care patients. Under the prospective payment system, the customers of PSS's Gulf South subsidiary are now receiving revenues that are substantially less than they received under cost-based reimbursement. In addition, private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs. Over 10 Gulf South customers, including several of PSS's largest customers, have declared bankruptcy due to the significant reductions in their revenues. Therefore, particularly with respect to PSS's Gulf South customers, PSS cannot assure you that the purchase of its medical products will not be limited or reduced or that PSS will be able to collect its receivables in a timely manner, if at all. This may adversely affect PSS's accounts receivable and future sales, earnings and results of operations.

PSS'S BUSINESS DEPENDS UPON SOPHISTICATED DATA PROCESSING SYSTEMS WHICH MAY IMPAIR ITS BUSINESS OPERATIONS IF THEY FAIL TO OPERATE PROPERLY OR AS PSS ANTICIPATES.

     The success of PSS's business relies on its ability to (1) obtain, process, analyze and manage data and (2) maintain and upgrade its data processing capabilities.

     PSS relies on this capability because it:

     - typically receives rebates from manufacturers when it sells certain products for its imaging business and needs sophisticated systems to track and apply for such rebates;

     - must convert data and information systems after acquisitions;

     - must receive and process customer orders quickly;

     - must ship orders on a timely basis;

     - must manage the billing and collections, from over 179,000 customers;

     - must manage the purchasing and distribution of over 84,000 inventory items from 101 distribution centers; and

     - is processing approximately $450 million of its revenues through its sales force automation technology over the Internet.

     PSS is in the early stages of implementing J.D. Edwards & Company's One World ERP system throughout its physician office and long-term care businesses and has nearly completed the implementation of J.D. Edwards systems in its imaging business.

     With regard to financial cost, implementation of the program has resulted in and will continue to result in significant expenditures by PSS's personnel and outside software and equipment providers and expenditures for equipment and software upgrades and replacements. PSS estimates that it will incur an
additional $       million in operating expenses and $       million in capital
expenditures to upgrade its information systems.

     PSS's forecasted costs and timing for completion of its upgrade are based on its best estimates, which in turn are based on numerous assumptions about future events, including the continued availability and cost of necessary personnel and other resources, third party modification plans, and other factors. However, PSS cannot be certain that these estimates will be achieved and actual results could differ materially from these estimates.

     PSS's business, financial conditions and results of operations may be materially adversely affected if, among other things:

     - its data processing capabilities are interrupted or fail for any extended length of time;

     - it fails to upgrade its data services;

     - its data processing system is unable to support PSS's expanded business;
       or

     - it loses or is unable to store data.

PSS'S RATE OF REVENUE GROWTH WILL BE ADVERSELY AFFECTED IF PSS DOES NOT MAKE FUTURE ACQUISITIONS.

     Much of PSS's recent sales growth has been the result of acquisitions. If PSS is unable to make suitable acquisitions, it may not meet its revenue growth expectations and its business, financial condition, and results of operations could be materially and adversely affected. PSS is not currently a party to any agreements or understandings for any material acquisitions and, after the merger, PSS's acquisition strategy will be subject to Fisher and factors involving Fisher's operations. In addition, PSS may be unable to continue to identify suitable acquisition candidates or successfully acquire any such candidates. PSS competes with other companies to acquire businesses that distribute medical equipment and supplies to physicians, other alternate-site providers, long-term care providers, home care providers, and hospitals as well as other lines of business. PSS expects this competition to continue to increase, making it more difficult to acquire suitable companies on favorable terms.

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

IF PSS CANNOT INTEGRATE ACQUIRED COMPANIES WITH ITS BUSINESS, ITS PROFITABILITY MAY BE ADVERSELY AFFECTED.

     Even if PSS acquires additional companies in the future, PSS may be unable to successfully integrate the acquired businesses and realize anticipated economic, operational and other benefits in a timely manner. If PSS is unable to successfully integrate acquired businesses:

     - it may incur substantial costs and delays;

     - it may experience other operational, technical or financial problems;

     - management's attention and other resources may be diverted; and

     - relationships with PSS's key clients and employees may be damaged.

PSS'S STRATEGY FOR GROWTH MAY NOT RESULT IN ADDITIONAL REVENUE OR OPERATING INCOME AND MAY HAVE AN ADVERSE EFFECT ON WORKING CAPITAL AND EARNINGS.

     A key component of PSS's growth strategy is to increase sales to both existing and new customers, including large chains, independent operators and provider groups. PSS intends to accomplish this by:

     - expanding its electronic-commerce initiatives and development;

     - adding one or more new strategic distribution centers;

     - expanding some existing distribution centers;

     - hiring additional direct sales or other personnel; and

     - increasing its national sales efforts.

     PSS cannot assure you that these efforts will result in additional revenues or operating income. PSS also anticipates continuing to grow through the opening of start-up imaging and long-term care service centers. PSS anticipates these start-ups to generally incur operating losses for approximately 18 months. This expansion, therefore, entails risks, including:

     - an adverse effect on working capital and earnings during the expansion period;

     - the incurrence of significant indebtedness; and

     - significant losses from unsuccessful start-ups.

AS PSS CONTINUES TO INCREASE ITS SALES TO LARGE CHAINS AND CONSOLIDATING PROVIDER GROUPS, IT MAY FACE COMPETITIVE PRICING PRESSURES.

     PSS is expanding its business with large chains and consolidating provider groups, especially in the long-term care market. This may result in competitive pricing pressures. PSS's gross margins on these large group chains are lower than average due to:

     - additional negotiating leverage of large chains;

     - vendor agreements containing volume discounts;

     - customer volume specifications; and

     - service specifications.

PSS'S GULF SOUTH SUBSIDIARY DEPENDS ON A LIMITED NUMBER OF LARGE CUSTOMERS.

     Consolidation among long-term care providers, including several national hospital and drug wholesale distributors and health care manufacturers, may result in a loss of large customers. Gulf South's business depends on a limited number of large customers for a significant portion of its net sales. As is customary in its industry, Gulf South does not have long-term contracts with its customers and sells on a purchase order basis only. The loss of, or significant declines in, the level of purchases by one or more of these large customers would have a material adverse effect on our business and results of operations. Gulf South has experienced failure to collect accounts receivable from its largest customers, and continued adverse changes in the financial condition of any of these customers could have a material adverse effect upon our results of operations or financial condition.

PSS FACES LITIGATION AND LIABILITY EXPOSURE FOR SECURITIES CLASS ACTION CLAIMS.

     PSS and certain of its current officers and directors are named as defendants in a purported securities class action lawsuit entitled Jack Hirsch
v. PSS World Medical, Inc., et al., Civil Action No. 98-502-cv-J-20A. The action, which was filed on or about May 28, 1998, is pending in the United States District Court for the Middle District of Florida, Jacksonville Division. An amended complaint was filed December 11, 1998. The plaintiff alleges, for himself and for a purported class of similarly situated stockholders who allegedly purchased PSS's stock between December 23, 1997 and May 8, 1998, that the defendants engaged in violations of certain provisions of the Exchange Act, and Rule 10b-5 promulgated thereunder. The allegations are based upon a decline in the PSS stock price following announcement by PSS in May 1998 regarding the Gulf South merger which resulted in earnings below analyst's expectations. The plaintiff seeks indeterminate damages, including costs and expenses. PSS filed a motion to dismiss the first amended complaint on January 25, 1999. The court granted that motion without prejudice by order dated February 9, 2000. Plaintiffs filed their second amended complaint on March 15, 2000. PSS filed a motion to dismiss the second amended complaint on May 1, 2000, which is pending. PSS believes that the allegations contained in the second amended complaint are without merit and intend to defend vigorously against the claims. However, there can be no assurance that this litigation will be ultimately resolved on terms that are favorable to PSS.

PSS MAY BECOME SUBJECT TO PRODUCT LIABILITY LAWSUITS.

     Although PSS does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. PSS is a party to various legal and administrative legal proceedings and claims arising in the normal course of business. However, to date PSS has not had significant product liability claims and maintains product liability insurance coverage.

PSS NEEDS TO HIRE AND RETAIN QUALIFIED SALES REPRESENTATIVES AND SERVICE SPECIALISTS TO CONTINUE ITS SALES GROWTH.

     In PSS's experience, its ability to retain existing customers and attract new customers is dependent upon:

     - hiring and developing new sales representatives;

     - adding, through acquisitions, established sales representatives whose existing customers become customers of PSS;

     - retaining those sales representatives; and

     - hiring and retaining skilled service specialists in a tight market to maintain radiology and imaging equipment for its diagnostic imaging business.

AN INABILITY TO ADEQUATELY RETAIN SALES REPRESENTATIVES OR SERVICE SPECIALISTS COULD LIMIT PSS'S ABILITY TO EXPAND ITS BUSINESS AND GROW SALES.

     Due to relationships developed between PSS' sales representatives and its customers, upon the departure of a sales representative, PSS faces the risk of losing the representative's customers. This is particularly a risk where the representative goes to work as a sales representative for a competitor. PSS generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of employment. PSS has not, however, obtained these agreements from some of these employees. In addition, courts do not always uphold the terms of non-competition agreements.

PSS MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER MEDICAL SUPPLY COMPANIES.

     The medical supply distribution market is very competitive. PSS's principal competitors are the few full-line and full-service multi-market medical distributors and direct manufacturers, most of which are national in scope. Many of these national companies:

     - have sales representatives competing directly with PSS;

     - are substantially larger in size; and

     - have substantially greater financial resources than PSS does.

     PSS also competes with:

     - local dealers; and

     - mail order firms.

     Most local dealers are privately owned and operate within limited product lines. Several of PSS's mail order competitors distribute medical supplies on a national or regional basis.

CONTINUED CONSOLIDATION WITHIN THE HEALTHCARE INDUSTRY MAY LEAD TO INCREASED COMPETITION.

     Consolidation within the healthcare industry has resulted in increased competition by large national distributors and drug wholesalers. In response to competitive pressures, PSS has lowered and may continue to lower selling prices in order to maintain or increase its market share. These lower selling prices have resulted and may continue to result in lower gross margins.

     PSS could face additional competition because:

     - many of its products can be readily obtained by competitors from various suppliers;

     - competitors could obtain exclusive rights to market a product to PSS's exclusion;

     - national hospital, drug wholesale distributors and healthcare manufacturers could begin focusing their efforts more directly on the long-term care market;

     - hospitals forming alliances with long-term care facilities to create integrated healthcare networks may look to hospital distributors and manufacturers to supply their long-term care affiliates;

     - as provider networks are created through consolidation among physician provider groups, long-term care facilities and other alternate site providers, purchasing decisions may shift to people with whom PSS has no selling relationship; and

     - PSS is increasingly focusing on national accounts where the purchasing decision may not be made by PSS's traditional customers.

     Therefore, PSS cannot assure you:

     - that it will be able to maintain its customer relationships in such circumstances;

     - that such provider consolidation will not result in reduced operating margins; or

     - that it will not face increased competition and significant pricing pressure in the future.

THE CONTINUED DEVELOPMENT AND GROWTH OF DIGITAL RADIOLOGY EQUIPMENT MAY ADVERSELY AFFECT PROFITS FROM PSS'S IMAGING BUSINESS.

     Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products. Film and film products constitute a substantial percentage of the products distributed by PSS's imaging business. PSS cannot assure you that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in its imaging business. While PSS anticipates that it will distribute new imaging technology, PSS cannot assure you that it will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, PSS cannot assure that it would be able to distribute any such new technology profitably.

PSS MAINTAINS A SIGNIFICANT INVESTMENT IN PRODUCT INVENTORY WHICH EXPOSES IT TO RISKS OF PRODUCT OBSOLESCENCE OR PRICE DECREASES.

     In order to provide prompt and complete service to its customers, PSS maintains a significant investment in product inventory at its warehouse locations. Although PSS closely monitors inventory exposure through inventory control procedures and policies, PSS cannot assure you that:

     - such procedures and policies will continue to be effective; or

     - unforeseen product development or price changes will not occur.

     In addition, PSS may assume inventory of distributors it acquires. This inventory may include product lines or operating assets not normally carried or used by PSS. These product lines or assets may:

     - be difficult to sell; and

     - result in PSS writing off any such unsold inventory or unused assets in the future.

     PSS cannot assure you that such risks will not adversely affect its business or results of operations.

THE EXPANSION OF THE TWO-TIERED PRICING STRUCTURE MAY PLACE PSS AT A COMPETITIVE DISADVANTAGE.

     As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to nonprofit hospitals, can obtain more favorable prices for medical products than PSS. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although PSS is seeking to obtain similar terms from its manufacturers, PSS cannot assure you that it can obtain such terms. Such a pricing structure, should it persist, may place PSS at a competitive disadvantage.

VENDOR PRODUCT RECALL AND MANUFACTURING ISSUES MAY NOT IMPROVE.

     PSS's financial results in the quarter ended March 31, 2000 were negatively impacted by product recalls and manufacturing problems of two key vendors. PSS is not able to predict when the vendors will fix these problems or if it will be able to obtain and market replacement products to satisfy the demands of its customers in the physician and diagnostic imaging markets. If PSS is not able to supply such products or replacement products, it may impact sales of other products or lead to a loss of customers. In PSS supplies its customers with replacement products, PSS may not be able to generate the same margins, further reducing PSS's profitability.

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

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus referring to Fisher and PSS and they may also be made a part of this joint proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Fisher and PSS, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

     Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Fisher and PSS, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. In addition to the risks related to the businesses of Fisher and PSS, the factors relating to the merger discussed in the "Risk Factors" section, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

     - relative value of Fisher's and PSS's stocks;

     - the market's difficulty in valuing the business model of the combined companies;

     - conflicts of interest of directors recommending the merger and adverse regulatory conditions.

     - failure to achieve the benefits of the combination of PSS with Fisher, some of which are discussed in this joint proxy statement/prospectus;

     - the success of Fisher's strategy for the combined companies; and

     - possibility that suppliers of PSS will change their respective relationships with PSS as a result of the merger.

     Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Neither Fisher nor PSS is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Fisher and PSS have filed with the Securities and Exchange Commission.

     All subsequent forward-looking statements attributable to Fisher, PSS or Fisher or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

     Fisher Scientific International Inc. is a world leader serving science. Fisher focuses on the global manufacturing, distribution and sourcing of laboratory equipment, supplies and related consumables and the use, provision and installation of web-enabled global integrated electronic-commerce procurement technology and related services for customers in the research and analytical testing, healthcare, science education and occupational safety markets. As a result of Fisher's broad product offering, integrated global logistics network and electronic-commerce technology, Fisher serves as a one-stop source for the scientific research and clinical laboratory needs of its customers. Fisher serves 250,000 customers located in 145 countries. It has operations in North and South America, Europe, the Far East, the Middle East and Africa through one or more subsidiaries, joint ventures, agents, and dealers.

THE INDUSTRY

     Fisher markets its products to four principal customer groups:

     - biotechnology, pharmaceutical, chemical, environmental and other scientific laboratories engaged in scientific research and testing;

     - independent clinical laboratories, hospitals and other healthcare providers that perform diagnostic tests on patients;

     - research institutions, medical schools, universities, colleges, elementary and secondary schools; and

     - users of occupational health and safety products in production and other activities.

Fisher manages its business in three segments: U.S. distribution, International distribution and Laboratory Workstations.

     U.S. Distribution. Fisher's U.S. distribution segment is focused on the manufacturing, distribution and sourcing principally for the following customer groups:

          Scientific Research. The scientific research supply market consists primarily of the manufacture, distribution and sourcing of a wide range of scientific instruments, research chemicals, clinical consumables, diagnostic reagents and other supplies and consumables to a wide range of scientific research, industrial and educational customers. During 1999, the scientific research supply market in the U.S. was approximately $8 billion.

          Clinical Laboratory Testing. The clinical laboratory testing market consists primarily of the distribution and sourcing of a broad range of clinical consumables, diagnostic reagents, equipment and supplies to independent clinical laboratories, hospitals and other healthcare providers in the United States. In addition, Fisher serves as the prime vendor to member organizations of group purchasing organizations. Sales of medical supplies and equipment are estimated at approximately $40 billion. Fisher estimates that the clinical testing equipment and supply market, the market which it serves, totals approximately $8 billion.

          Safety Supply. The safety supply market consists of the distribution and sourcing of occupational health and safety products to customers involved in production and other activities. Sales of occupational health and safety products is estimated to be approximately $7 billion.

     International Distribution. Fisher's international distribution segment is focused on the manufacturing, distribution and sourcing of laboratory equipment and supplies and safety products for scientific research, healthcare and industrial concerns outside of the U.S., including Canada, Europe, the Far East and Latin America. The international markets served by Fisher are estimated at $12 billion.

     Laboratory Workstations. Fisher is a leading manufacturer and distributor of laboratory workstations, fume hoods used to provide ventilation and enclosures for technology and communication centers.

PRODUCTS AND SERVICES

     Fisher currently has over 360,000 products available for delivery from its Internet and other electronic and non electronic order-entry systems and is continuously expanding and refining its product offerings to provide its customers with a complete array of laboratory and clinical testing supplies. In addition to supplying leading brands of instruments, supplies and equipment, Fisher offers research chemicals, clinical consumables, instruments, diagnostics, and laboratory workstations of its own manufacture.

     Fisher Products. Fisher's product portfolio is comprised of proprietary products as well as sourced products. Proprietary offerings consist of private label, self-manufactured products and products sold through exclusive distribution agreements. Management estimates that proprietary products accounted for over 40% of Fisher's sales in 1999 and for the first six months of 2000. Consumable products, such as laboratory supplies and specialty chemicals, have historically represented approximately 80% of Fisher's total sales.

     Sales and Customer Service Professionals. Fisher provides customer support through a worldwide sales and customer service network. Fisher's direct sales force consists of over 1,400 account representatives and product/systems sales specialists worldwide. Most of the members of Fisher's direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of Fisher products. In addition to performing traditional selling functions, these representatives identify customer needs and help translate those needs into new services or products, which may be manufactured by either Fisher or its suppliers. In addition, Fisher's customer service organization includes over 1,200 representatives worldwide who, supported by a scientific and technical staff, respond to end-user product or application questions and assist Fisher's customers with efficient order entry and order expediting.

     Electronic Commerce. Fisher has been a leader and pioneer of electronic-commerce initiatives for over 30 years dating back to its first proprietary electronic ordering system introduced in 1967. Fisher's business can be described as operating a marketplace since Fisher links buyers and sellers through the flow of information, services and products. Serving as an intermediary to millions of transactions each year, Fisher is uniquely qualified to understand the electronic-commerce needs of both customers and suppliers.

     More recently, Fisher launched its industry-leading web site, fishersci.com, a web-enabled, electronic-procurement system that can be easily implemented throughout our customers' organization. Over 360,000 products can be purchased on-line through fishersci.com including products that we source directly from manufacturers and other suppliers. Fishersci.com can be customized to individual customers' needs and seamlessly integrated into their enterprise resource planning system. In addition, the system is integrated into Fisher's logistics and customer service systems allowing customers to have real time access to product availability, pricing and order status. Fisher has invested in other electronic-commerce initiatives to enhance the products and services available to our customers including on-line research publications and safety training programs.

     In March 2000, Fisher combined all of its electronic-commerce initiatives under a newly formed, wholly-owned subsidiary named Alchematrix. Alchematrix incorporates all of the features and functionality of fishersci.com and will serve Fisher customers in each of our key markets: scientific research and education, clinical laboratories and safety products.

     Fisher Catalog. The Fisher Catalog has been published for over 90 years and is a standard reference for the scientific community worldwide. In addition, Fisher publishes the Fisher HealthCare catalog, the Acros Organics Catalog of Fine Chemicals, the Fisher Chemical catalog, the Fisher Science Education catalog and the Fisher Scientific Safety Products Manual, as well as several international catalogs in eight different languages. More than one million copies of Fisher's various catalogs are produced biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.

DISTRIBUTION, MANUFACTURING AND SUPPLIERS

     Fisher's distribution network comprises 25 locations in the U.S., including a national distribution center in Somerville, New Jersey, four regional centers (Massachusetts, California, Illinois and Georgia) and 22 local facilities throughout the United States. Fisher also has two distribution centers in each of Canada and France and one center each of Germany, England, Singapore, Korea, Malaysia, Hong Kong, Mexico and Switzerland. Through its worldwide distribution network, Fisher distributes an average of almost 50,000 items every business day, with products accounting for more than 90% of sales in 1999 shipped to customers within 24 hours of being ordered.

     Fisher operates principal manufacturing facilities in Fair Lawn, Somerville and Swedesboro, New Jersey; Two Rivers, Wisconsin; Indiana and Pittsburgh, Pennsylvania; Loughborough, United Kingdom; Geel, Belgium; Rochester and Conklin, New York; Mountain Home, Arkansas; and Middletown, Virginia. Products manufactured include: research, bulk and organic chemicals; laboratory equipment; laboratory fume hoods; wood, plastic and metal laboratory workstations and furniture; computer local area network furniture; scientific glassware and plastic labware; and diagnostic instruments and educational materials.

     Fisher's manufacturing operations are operated on a basis to complement the Company's distribution organization by providing the Company's sales representatives with a full range of value added service and product offerings and to position the Company as a one-stop source for all of its customers' scientific research, analytical testing and laboratory needs.

     In addition to selling its own manufactured products, Fisher distributes laboratory instruments, supplies and equipment obtained from approximately 4,500 vendors. Vendors generally offer these products to all distributors on substantially similar terms. Although certain products are available from only a limited number of vendors, Fisher believes that it will be able to continue to purchase all of the products it currently distributes. Fisher is not materially dependent or any single supplier or group of suppliers. The products of Fisher's largest supplier accounted for approximately 9% of Fisher's sales in 1999 and the first six months of 2000.

BUSINESS RATIONALE AND STRATEGY FOR THE COMBINED COMPANY

     Over the last few years, several trends have impacted the distribution of medical equipment and supplies to the U.S. healthcare market, including:

     - Initiatives to control the rising costs of healthcare services, impacting all industry participants, from suppliers, to healthcare providers, to patients.

     - Rapid pace of new product introductions driven by increased spending on research and development, placing significant demands on the distribution chain and procurement management and costs.

     - Emergence of group purchasing organizations, or GPOs, and integrated delivery networks, or IDNs, in order to aggregate the purchasing power of individual healthcare providers. To reduce their procurement costs, over the last few years, healthcare providers have been consolidating their vendor base or outsourcing their procurement functions, enhancing their leverage in dealings with suppliers and distributors.

     - The consolidation of healthcare product manufacturers and distributors. This trend has been in response to initiatives to control costs of healthcare services, increased demand for research and development spending and the increased leverage of end users.

     - Electronic-commerce initiatives designed to streamline and reduce procurement costs throughout the healthcare supply chain, particularly with the growth and rapid acceptance of Internet-based business-to-business solutions.

     The combination of Fisher and PSS will create a diversified healthcare and scientific product supplier with revenues of $4.3 billion from more than 400,000 customers around the world. The combined company will have $2.5 billion of sales to a wide range of healthcare providers, which complements Fisher's existing $1.8 billion of sales to entities engaged in scientific research and industrial testing. The companies have common characteristics and distinct expertise that can be more effectively leveraged on a combined basis. Fisher's management has demonstrated financial and operational discipline, technology leadership and the ability to achieve long-term earnings growth. PSS is a sales driven company with expertise in sales, marketing and customer service. Both Fisher and PSS have national distribution networks capable of processing a high volume of transactions with small average order sizes and delivering a high level of customer service. The competitive strengths of the combined company will include:

     - a broader product offering of self-manufactured, private label and name brand products with over 80% of revenues representing recurring consumable items and 20% of revenues representing higher value equipment and instrumentation sales;

     - a broader customer base consisting of leading organizations throughout the healthcare industry;

     - electronic-commerce leadership;

     - integrated global sourcing, technology and logistics capability; and

     - a continuing leadership position in the scientific research market.

     By leveraging the strengths of Fisher and PSS, two market leaders, Fisher believes that the combined company will be better positioned to capitalize on recent industry trends and realize increased stockholder value through greater earnings growth and profitability than Fisher and PSS would be individually. To achieve these goals, the combined company will pursue the following strategies.

     Leverage Larger Product Lines Across Greater Customer Base and Attract New Customers. Each of the companies has exclusive and non-exclusive relationships along with hundreds of healthcare suppliers. Many of these relationships are separate and distinct from those of the other. When combined, the company will have a depth and breadth of hundreds of thousands of products. This product offering will enable the combined company to compete more effectively in the $40 billion medical equipment and supplies marketplace than either company could individually, providing the combined company with a superior opportunity to become the prime vendor to more GPOs and IDNs.

     Bring Fisher's Financial Control, Logistics Infrastructure and Technology Strength to PSS's Sales and Marketing Expertise. Fisher and PSS have complementary organizational strengths. Fisher's management team has an established track record of delivering increased value to shareholders and acquiring, integrating and managing diverse businesses. Fisher intends to implement a more centralized financial and operational management approach to PSS in order to improve our ability to proactively manage the business and increase profits. PSS has achieved growth through its sales and marketing expertise and customer service in an entrepreneurial, decentralized environment. Fisher intends to enhance its sales and marketing efforts by accessing PSS's expertise while applying its disciplined financial and operational approach to improve PSS's profitability.

     Exploit Enhanced Electronic-Commerce Capabilities. Fisher and PSS have each developed electronic-commerce capabilities targeting both the healthcare and scientific research marketplaces. Through its electronic-commerce subsidiary, Alchematrix, Fisher is the leading electronic-commerce solution serving science and it is expanding its capabilities in the clinical healthcare market. Among other things, Alchematrix offers a robust web-enabled, on-line procurement system for both end users and purchasing professionals designed to streamline purchasing and reduce costs. Alchematrix is expected to generate approximately $140 million of sales in 2000, which can be increased by offering the Alchematrix solution to PSS's physician office and long-term care customers. PSS has developed and implemented a web-enabled sales force automation tool that enhances sales force productivity and streamlines the internal order entry process which may be adaptable to one or more of Fisher's sales organizations. Fisher believes that these initiatives will lead to opportunities to increase sales growth and improve profit margins. Additionally, by sharing in the cost of developing and marketing these new electronic-commerce initiatives and solutions the combined company expects to further reduce costs.

     Build on Fisher's International Presence to Expand PSS's Overseas Opportunities. Fisher currently serves 145 countries through direct presence in 30 countries, a broad network of dealers and export programs. Fisher intends to use its existing infrastructure and twelve non-U.S. distribution facilities to expand PSS's overseas opportunities. Fisher believes that it can accelerate its growth in international markets by utilizing PSS's supplier relationships outside of the United States.

     Increase Private Label Business. Currently, Fisher generates approximately 20% of its sales through private label products, half of which are manufactured in Fisher's facilities, while PSS's private label sales

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

represent only about 6% of sales. The combined company will seek to leverage Fisher's success in private label and self-manufacturing capabilities and expand PSS's private label business resulting in increased profitability for the combined company.

     Anticipated Synergies. Fisher has identified approximately $30 million of profit improvement expected to be realized over the first three years following the acquisition. The areas of synergies include logistics and distribution, centralization of certain back office and accounting functions and product sourcing opportunities. In addition, Fisher believes that there may be other profit improvement opportunities, including opportunities to reduce PSS's investment in working capital. If this occurs it may give the combined company access to additional cash to reinvest in the business or pay down debt. Although Fisher is unable to quantify the potential impact or provide assurances that Fisher will be able to successfully implement any of these opportunities, Fisher believes PSS's profitability could be enhanced through these types of initiatives. These initiatives will require careful analysis prior to implementation in order to minimize any potential disruption to customers, suppliers and employees.

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

                           THE FISHER SPECIAL MEETING

DATE, TIME AND PLACE OF THE FISHER SPECIAL MEETING

     The Fisher special meeting is scheduled to be held as follows:

                                           , 2000
                             10:00 a.m., local time
                              Mellon Bank Building
                              8 Loockerman Street
                             Dover, Delaware 19904

PURPOSE OF THE FISHER SPECIAL MEETING

     The Fisher special meeting is being held so that Fisher stockholders may consider and vote upon proposals to

     - issue new shares of Fisher common stock pursuant to the merger agreement,

     - adopt the Fisher Scientific International Inc. 2000 Equity and Incentive
       Plan and make available        shares for issuance under this plan,

     - amend Fisher's certificate of incorporation to increase the number of authorized shares of capital stock, and

     - transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

STOCKHOLDER RECORD DATE FOR THE FISHER SPECIAL MEETING

     Fisher's board of directors has fixed the close of business on
            , 2000 as the record date for determination of Fisher stockholders entitled to notice of and to vote at the special meeting. On the record date,
there were        shares of Fisher common stock outstanding, held by
approximately        holders of record.

VOTE REQUIRED FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT

     A majority of the outstanding shares of Fisher voting common stock must be represented, either in person or by proxy, to constitute a quorum at the Fisher special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Fisher's voting common stock as of the record date is required to adopt the merger agreement. At the Fisher special meeting, each share of Fisher voting common stock is entitled to one vote on all matters properly submitted to the Fisher stockholders. Holders of Fisher non-voting common stock and Series B non-voting common stock are not entitled to vote.

     As a result of a voting agreement among PSS and certain stockholders of Fisher, the holders of a majority of the outstanding shares of Fisher voting common stock are obligated to vote in favor of the proposal to issue shares of Fisher common stock in the merger. It is expected, therefore, that the proposal to issue shares of Fisher common stock pursuant to the merger agreement will be approved, regardless of the vote of Fisher stockholders not a party to the voting agreement. These Fisher stockholders have also indicated that they will vote in favor of the proposals for the adoption of the 2000 Equity and Incentive Plan and the increase in the number of authorized shares of common stock.

     As of the record date there were        shares of Fisher common stock
outstanding. As of the record date, Fisher directors and executive officers and
their affiliates owned approximately      % of the outstanding shares of Fisher
common stock.

PROXIES

     Shares of Fisher common stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Fisher special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Fisher common stock represented by such proxy will be voted for the proposal to approve the issuance of Fisher common stock pursuant to the merger agreement, the adoption of the 2000 Equity and Incentive Plan and the increase in the number of authorized shares of common stock. The board of directors of Fisher is not currently aware of any business to be acted upon at the Fisher special meeting other than as described herein. If, however, other matters are properly brought before the Fisher special meeting or any adjournments or postponements thereof shall occur, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their best judgment. The persons appointed as proxies may not exercise their discretionary voting authority to vote any proxy in favor of any adjournments or postponements of the Fisher special meeting if such proxy contains an instruction to vote against the approval of the issuance of Fisher common stock pursuant to the merger agreement or any of the other proposals set forth on the proxy card.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Fisher special meeting by:

     - attending and voting in person at the special meeting;

     - giving notice of revocation of the proxy at the Fisher special meeting;

     - delivering to the secretary of Fisher

          - a written notice of revocation or

          - a duly executed proxy relating to the same shares and matters to be considered at the Fisher special meeting, bearing a date later than the proxy previously executed.

Attendance at the Fisher special meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, Attention: Secretary, and must be received before the taking of the votes of the Fisher special meeting.

VOTING ELECTRONICALLY OR BY TELEPHONE

     Delaware, the state in which Fisher is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Therefore, many Fisher stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records, in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

     The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

     Fisher common stock holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at                and following the instructions; or

     - by telephone by calling the toll-free number                and following
       the recorded instructions. Stockholders residing outside the United
       States can call collect on a touch-tone phone                and follow
       the recorded instructions.

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

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Fisher board. Fisher will bear the cost of solicitation of proxies from its own stockholders, except that Fisher and PSS will share the expenses related to printing this joint proxy statement/prospectus, as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with the joint proxy statement/prospectus. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Fisher shares held of record by such persons, and Fisher will reimburse its custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition to soliciting proxies by mail, officers, directors and employees of Fisher, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means.

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

                            THE PSS SPECIAL MEETING

DATE, TIME AND PLACE OF THE PSS SPECIAL MEETING

     The PSS Special Meeting is scheduled to be held as follows:

                                           , 2000
                             10:00 a.m., local time
                            PSS World Medical, Inc.
                           4345 Southpoint Boulevard
                          Jacksonville, Florida 32216

PURPOSE OF THE PSS SPECIAL MEETING

     The PSS Special Meeting is being held so that PSS stockholders may consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 21, 2000, by and among Fisher, PSS and FSI Merger Corporation, a wholly owned subsidiary of Fisher. At the effective time of the merger, FSI Merger Corporation will be merged with and into PSS with PSS being the surviving corporation. As a result of the merger, PSS will become a wholly owned subsidiary of Fisher. Each share of PSS common stock will be converted in the merger into 0.3121 of a share of Fisher common stock.

STOCKHOLDER RECORD DATE FOR THE PSS SPECIAL MEETING

     PSS's board of directors has fixed the close of business on
               , 2000 as the record date for determination of PSS's stockholders entitled to notice of and to vote at the PSS special meeting. On the record
date, there were                shares of PSS common stock outstanding, held by
approximately                holders of record.

VOTE REQUIRED FOR APPROVAL OF THE MERGER

     A majority of the outstanding shares of PSS common stock must be represented, either in person or by proxy, to constitute a quorum at the PSS special meeting. The affirmative vote of the holders of a majority of the outstanding shares of PSS common stock outstanding as of the record date is required to approve and adopt the merger agreement. At the PSS special meeting, each share of PSS common stock is entitled to one vote on all matters properly submitted to the PSS stockholders.

     As of the date of record date there were                shares of PSS
common stock outstanding. As of the record date, PSS directors and executive
officers and their affiliates owned of record approximately      % of the
outstanding PSS common stock.

PROXIES

     Shares of PSS common stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the PSS special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of PSS common stock represented by such proxy will be voted FOR the proposal to approve and adopt the merger agreement. The board of directors of PSS is not currently aware of any business to be acted upon at the PSS special meeting other than as described herein. If, however, other matters are properly brought before the PSS special meeting or any adjournments or postponements thereof shall occur, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their best judgment. The persons appointed as proxies may not exercise their discretionary voting authority to vote any proxy in favor of any adjournments or postponements of the PSS special meeting if such proxy contains an instruction to vote against the approval of the merger agreement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the PSS special meeting by:

     - attending and voting in person at the PSS special meeting;

     - giving notice of revocation of the proxy at the PSS special meeting;

     - delivering to the secretary of PSS

          - a written notice of revocation or

          - a duly executed proxy relating to the same shares and matters to be considered at the PSS special meeting, bearing a date later than the proxy previously executed.

     Attendance at the PSS special meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: PSS World Medical, Inc. 4345 Southpoint Boulevard, Jacksonville, Florida 32216, Attention: Secretary, and must be received before the taking of the votes at the PSS special meeting.

VOTING ELECTRONICALLY OR BY TELEPHONE

     Florida, the state in which PSS is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Therefore, many PSS stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records, in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

     The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

     PSS holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at                and following the instructions; or

     - by telephone by calling the toll-free number                and following
       the recorded instructions. Stockholders residing outside the United
       States can call collect on a touch-tone phone                and follow
       the recorded instructions.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the PSS board. PSS will bear the cost of solicitation of proxies from its own stockholders, except that Fisher and PSS will share the expenses related to printing this joint proxy statement/prospectus, as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with the joint proxy statement/prospectus. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of PSS shares held of record by such persons, and PSS will reimburse its custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition to soliciting proxies by mail, officers, directors and employees of PSS, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person
or by other means. PSS has also made arrangements with                     to
assist in soliciting proxies from stockholders.

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 98 of this joint proxy statement/prospectus.

BACKGROUND OF THE MERGER

     At a meeting held on January 22, 2000, the PSS board considered the preliminary results of its third quarter ended December 31, 1999, including product recalls and the shortfall of shipments from several of its equipment suppliers which negatively impacted revenues of its physician and imaging businesses. The board addressed ways to increase stockholder value, including the pursuit of strategic alternatives that might result in a business combination involving all or a part of PSS. The board hired Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, to assist PSS in exploring its strategic alternatives.

     On January 24, 2000, the PSS board announced results for PSS's third quarter and that it had engaged DLJ to pursue strategic alternatives. Following the announcement, Fisher contacted PSS to express Fisher's interest in pursuing an acquisition of PSS. At PSS's direction Fisher contacted DLJ to express its interest in PSS.

     DLJ set up a process for evaluating these alternatives, which included the preparation of confidential information memoranda regarding each of the specific operating divisions of PSS. DLJ identified the most likely strategic partners for and purchasers of PSS. Several interested parties signed confidentiality agreements and received copies of the confidential information memoranda. On March 17, 2000, Fisher executed a confidentiality agreement with DLJ as PSS's agent. On March 20, 2000, DLJ sent to Fisher the Confidential Information Memoranda regarding PSS.

     On March 29, 2000, PSS held a board meeting at Ponte Vedra Beach, Florida, which was also attended by its financial and legal advisors. At this meeting, the board received a report regarding the process that had been undertaken by DLJ and the status of confidentiality agreements and discussions with third parties. The board also discussed a potential timetable for further consideration of the strategic alternatives.

     On April 3, 2000, Fisher attended PSS management presentations at Ponte Vedra Beach, Florida, at which officers from each of PSS's three operating divisions outlined in broad terms the nature of its business and its organizational structure, financial performance, market and industry trends. Thereafter, Fisher conducted additional due diligence of PSS, primarily based on publicly-available information and discussions with members of senior management of PSS.

     On April 12, 2000, Fisher submitted a preliminary, non-binding proposal to acquire PSS in a stock-for-stock transaction. DLJ informed Fisher that it was one of several bidders invited by PSS to conduct additional due diligence.

     On April 17, 2000 the PSS board of directors met telephonically with financial and legal advisors to receive an update on the process, the preliminary indications of interest and the timing of any potential transaction.

     On May 3 and 4, 2000, Fisher personnel, including its legal and accounting advisors, attended a data room at the offices of Alston & Bird LLP, counsel to PSS, in Atlanta to conduct further due diligence regarding PSS.

     On May 10 and 11, 2000, Fisher attended meetings at Ponte Vedra Beach, Florida with PSS executives and operations management to obtain more detailed information regarding PSS's operations, financial performance, sales force, products and customers in order to evaluate potential synergies and prepare a revised proposal.

     On May 19, 2000, the designated deadline for the submission of proposals, Fisher submitted a revised, non-binding proposal to acquire PSS in a stock-for-stock transaction, including its proposed changes to the form of merger agreement forwarded by DLJ. At that time, Fisher also engaged Lazard Freres to act as its financial advisor and to undertake a study to enable it to render an opinion in connection with the possible acquisition of all or a portion of PSS.

     On May 22, 2000, PSS held a telephonic board meeting at which DLJ presented a summary of the final proposals to the board of PSS. On May 26 and 31, 2000, PSS held telephonic board meetings at which management, financial and legal advisors updated the PSS board members on the progress of the ongoing conversations with third parties and the status of their due diligence efforts.

     On May 31, 2000, Fisher and PSS held a conference call to discuss the preliminary results of PSS's preparation of its financial statements for the quarter and year ended March 31, 2000. Management for the parties held further discussions regarding the possibilities for increasing revenues, possible synergies and costs savings and the proposed financial assumptions upon which the respective valuation models of the two companies would be built.

     On June 2, 5, and 6, 2000, the PSS board held additional telephonic meetings at which management, financial and legal advisors updated the board on the status of discussions and negotiations with third parties and the timing of future contacts.

     On June 8, 2000, Fisher, PSS and their respective financial and legal advisors met in New York to negotiate the terms of the transaction and to develop a plan for addressing the open due diligence items. PSS's management and advisors commenced their due diligence of Fisher, which included a review of information in a data room at Fisher's offices in Hampton, New Hampshire from June 10 through June 12, 2000 and a detailed presentation by Fisher management on June 12, 2000.

     Fisher, PSS and their advisors began negotiation of the terms of the agreements for the merger beginning on June 8, 2000. Fisher and PSS continued their due diligence of each other.

     On June 11, 2000, PSS held a telephonic board meeting to discuss the results of the meeting held in New York on June 8, 2000 and the initial terms of a transaction with Fisher and primary open issues.

     On June 13 and 14, 2000, PSS held telephonic board meetings to update the board on the status of the negotiations. In addition, after the June 14 board meeting, representatives of Fisher presented a background of the senior management, business operations, financial position and capital and governance structure of Fisher to the PSS board.

     On June 17, 2000, the board of Fisher met telephonically, during which the management of Fisher presented the proposed transaction to its board of directors.

     On June 17, 2000, the PSS board met at PSS's offices in Jacksonville, Florida. At this meeting, the management, financial, accounting and legal advisors to PSS presented the proposed transaction to the PSS board. The parties updated the board on their continuing due diligence of Fisher, the status of the negotiations and the agreements and the remaining open issues to be addressed before a transaction could be finalized. The board agreed to reconvene the following week once additional information was available.

     Negotiations and additional due diligence continued through June 21, 2000. The transaction was approved by the Fisher board unanimously during a conference call on the evening of June 21, 2000. The board of PSS also held a telephonic meeting on the evening of June 21, 2000, at which management and PSS's advisors updated the board on the negotiations and final agreements. At that time, the PSS board approved the merger by a seven to one vote. Mr. Charles Scott dissented to the transaction due to his concerns regarding the merger, primarily the lack of liquidity of Fisher common stock, the lack of a termination right by the PSS board in the event that the Fisher stock price declined below a certain level and the equity interest of an affiliate of DLJ in Fisher.

     Following these board meetings, the documentation was completed and definitive agreements relating to the merger were executed. The merger was publicly announced early on June 22, 2000.

FISHER'S REASONS FOR THE MERGER

     The combination of Fisher and PSS will create a diversified healthcare and scientific product supplier with revenues of $4.3 billion from more than 400,000 customers around the world. The combined company will have $2.5 billion of sales to a wide range of healthcare providers, which complements Fisher's existing $1.8 billion of sales to entities engaged in scientific research and industrial testing. The companies have common characteristics and distinct expertise that can be more effectively leveraged on a combined basis. Fisher's management has demonstrated financial and operational discipline, technology leadership and long-term earnings growth. PSS is a sales driven company with expertise in sales, marketing and customer service. Both Fisher and PSS have national distribution networks capable of processing a high volume of transactions with small average order sizes and delivering a high level of customer service. The competitive strengths of the combined company will include:

     - a broader product offering of self-manufactured, private label and name brand products with over 80% of revenues representing recurring consumable items and 20% of revenues representing higher value equipment and instrumentation sales;

     - a broader customer base consisting of leading organizations throughout the healthcare industry;

     - electronic-commerce leadership;

     - integrated global sourcing and logistics capability; and

     - a continuing leadership position in the scientific research market.

     Fisher believes that by leveraging the strengths of Fisher and PSS, two market leaders, the combined company will be better positioned to capitalize on recent industry trends and realize increased stockholder value through greater earnings growth and profitability than Fisher and PSS would be individually. Fisher's strategy for the combined company is described in more detail in "Fisher Scientific International Inc. -- Business Rational and Strategy for the Combined Company."

     Information and Factors Considered by the Fisher Board of Directors. In connection with its approval of the merger and its determination that the merger is fair to and in the best interest of Fisher's stockholders and its recommendation, the board of directors of Fisher consulted with Lazard Freres & Co. LLC, its financial advisor, and with its legal advisors, including its general counsel and representatives of Debevoise & Plimpton, outside counsel on the transaction, regarding the duties of the members of the board. The Fisher board also considered the following material information and factors in reaching its determination to approve the merger, to conclude that the merger is fair to and in the best interest of Fisher's stockholders, and to recommend that stockholders adopt the merger agreement:

     - the strategic fit of Fisher and PSS, including the belief that the merger has the potential to enhance stockholder value through the numerous growth opportunities and synergies resulting from combining the two companies' complementary strengths and assets, including:

          - utilizing complementary and common vendors, products and customers;

          - increasing PSS's private label business and utilizing Fisher's self-manufacturing capabilities to improve PSS's private label gross margins;

          - leveraging Fisher's global presence and strategic sourcing capabilities; and

          - enhancing Fisher's electronic-commerce capabilities by including PSS's electronic-commerce activities in Alchematrix;

     - the reasons described under "Fisher Scientific International Inc. -- Business Rationale and Strategy for Combined Company";

     - the exchange ratio being used in the merger and the resulting continuing 64.4% ownership interest in Fisher by Fisher's stockholders and the history of the negotiations between Fisher and PSS;

     - presentations by senior members of Fisher's management regarding the strategic advantages of combining with PSS, operational aspects of the transaction, and the results of management's operational and legal due diligence review;

     - historical information concerning Fisher's and PSS's respective businesses, financial performance and condition, operations, technology, management, competitive position, and stock performance;

     - Fisher management's view as to the financial condition, results of operations and businesses of Fisher and PSS before and after giving effect to the merger based on management's due diligence and publicly available earnings estimates;

     - the analyses prepared by Lazard, Freres & Co. LLC and presented to the board of directors of Fisher, and its written opinion, to the effect that, as of June 21, 2000, and based on and subject to the various considerations set forth in its opinion, the exchange ratio of Fisher common stock for shares of PSS common stock was fair from a financial point of view to Fisher;

     - the terms and conditions of the merger agreement, including the fact that the exchange ratio is fixed, the agreement of certain Fisher stockholders to vote in favor of the issuance of Fisher common stock in the merger, the limitations on the interim business operations of each of Fisher and PSS, the conditions to consummation of the merger, the right of the parties to the merger agreement, under certain circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals, the circumstances under which the merger agreement could be terminated and the size and impact of termination fees associated with a termination; the grant by PSS of an option to purchase shares of PSS common stock by Fisher, as well as the advice of Fisher's financial and legal advisors that these provisions were reasonable in the context of the transaction;

     - the representations and warranties and conditions obtained by Fisher in the merger agreement pertaining to the relationships between PSS and its suppliers, and the condition regarding the implementation of J.D. Edwards & Company's OneWorld ERP System;

     - the corporate governance arrangements established for the transaction, including the board composition, designation of key senior management and the establishment of an integration committee, which are designed to promote the continuity of management from each company and smooth integration of the businesses;

     - the fact that the merger likely will be completed, including the likelihood that the merger will receive the necessary regulatory approvals;

     - the expected tax treatment of the merger for U.S. federal income tax purposes; and

     - the interests of the officers and directors of Fisher and PSS in the merger, including the matters described under "-- Interests of Certain Fisher Directors and Executive Officers in the Merger," and the impact of the merger on Fisher's stockholders, customers and employees.

     The Fisher board also considered the potential adverse consequences of other factors on the proposed merger, including:

     - the challenges of combining the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - PSS's poor financial results in its 2000 fiscal year, particularly its quarter ended March 31, 2000;

     - continuing problems relating to the product recall and manufacturing issues faced by PSS in the quarter ended March 31, 2000;

     - the costs and other problems associated with implementing Fisher's internal control systems throughout PSS' sales organization and decentralized branch management system; and

     - the risk that the merger will not be consummated.

     This discussion of the information and factors considered by the Fisher board is not intended to be exhaustive, but includes the material factors considered. The Fisher board did not assign particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, individual members of the Fisher board may have given different weight to various ones. The Fisher board considered all these factors as a whole, and overall, considered them to be favorable to and to support its determination.

PSS'S REASONS FOR THE MERGER

     The PSS board, after consideration of many factors, has concluded that the merger is in the best interests of PSS and its stockholders. The PSS board believes that the merger is desirable for many reasons, including:

     - the terms of the merger agreement and the ability of PSS stockholders to continue to participate in the potential growth of the combined entity;

     - the complementary nature of Fisher's products and expertise in the healthcare industry;

     - the significantly greater resources of the combined entity and the prospects for enhanced value of the combined entity in the future;

     - the business strategies, the strength and depth of management of the combined entity;

     - the potential for sales growth and cross-marketing;

     - the ability of the larger combined company to compete in a consolidating and competitive environment;

     - the commitment of Fisher to continue to motivate the PSS sales force and to improve the operating efficiencies of PSS through economies of scale and a continuing investment in technology;

     - the tax-free nature of the merger;

     - the likelihood of the merger to obtain regulatory approval;

     - the fact that the merger should provide additional liquidity to the Fisher common stock on the New York Stock Exchange; and

     - the fact that the exchange ratio represented a premium of approximately 20% over the closing market price of PSS common stock on the business day prior to the announcement of the merger.

     At its meetings held in May and June 2000, the PSS board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     - historical information concerning PSS's and Fisher's respective business focus, financial performance and condition, operations, technology and management;

     - the consideration PSS stockholders will receive in the merger in light of comparable merger transactions;

     - an analysis prepared by DLJ and presented to the PSS board that, as of June 21, 2000, and subject to the various considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the stockholders of PSS;

     - the terms of the merger agreement and other related agreements;

     - PSS's view of the financial condition, results of operations and business of PSS and Fisher before and after giving effect to the merger;

     - the results of the strategic alternatives pursued by PSS, with the assistance of DLJ, since January 2000, including the timeliness and the likelihood of the same;

     - the issues that faced PSS in the fourth quarter of its fiscal year ended March 31, 2000, including product recalls and the collection of accounts receivable from Gulf South customers who have declared bankruptcy;

     - the prospects for PSS on a stand-alone basis;

     - current financial market conditions and historical stock market prices, volatility and trading information; and

     - the impact of the merger on PSS's customers and employees.

     The PSS World Medical board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits and synergies of the merger may not be realized;

     - the conditions to the consummation of the merger and possibility that the merger may not be completed, even if approved by the PSS stockholders, including the specific representations, warranties and conditions contained in the agreement regarding the retention of customers and suppliers, the achievement of $23 million of EBITDA, as defined in the merger agreement, for the quarter ended June 30, 2000, and the continued successful implementation of its J.D. Edwards OneWorld technology;

     - the provisions of the agreement which require PSS to halt its pursuit of strategic alternatives and impairs the ability of the PSS board to seek a superior proposal;

     - the $28.5 million fee and/or $4.5 million expenses of Fisher required to be paid by PSS to Fisher under certain circumstances, including the termination of the agreement in the event of an unsolicited superior proposal or due to certain breaches by PSS;

     - the potential for PSS to lose customers and suppliers following the announcement of the merger, particularly those customers and suppliers who may terminate their agreements upon a change of control or without cause;

     - the potential for PSS to lose employees as a result of the announcement of the merger;

     - the significant control that financial investors, particularly THL, have over the board of directors and the business affairs of Fisher;

     - the current lack of trading volume in the Fisher common stock and the fact that significant financial investors may desire to sell large blocks of Fisher common stock in the market in the future; and

     - other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."

     The PSS board concluded, however, that, on balance, the merger's potential benefits to PSS and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the PSS board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the PSS board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF FISHER'S BOARD OF DIRECTORS

     The Fisher board of directors believes that the merger is fair to and in the best interest of Fisher's stockholders, and recommends the approval of the proposal to issue shares of Fisher common stock pursuant to the merger agreement.

OPINION OF FISHER'S FINANCIAL ADVISOR

     On June 21, 2000, Lazard delivered its oral opinion to the Fisher board of directors, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the various considerations set forth in the opinion, the exchange ratio in connection with the merger was fair to Fisher from a financial point of view.

     A copy of the full text of Lazard's opinion dated June 21, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D. This summary discussion of Lazard's opinion is qualified in its entirety by reference to the full text of the opinion. The engagement of Lazard and its opinion are solely for the benefit of the Fisher board of directors, and its opinion was rendered to the Fisher board of directors in connection with the Fisher board of directors' consideration of the merger. Lazard's opinion is directed only to the fairness of the exchange ratio from a financial point of view to Fisher, and does not address any other aspects of the merger. The opinion is not intended to, and does not, constitute a recommendation to any holder of Fisher's common stock as to how that holder should vote with respect to any matter relating to the merger. Holders of Fisher's common stock are urged to read Lazard's opinion in its entirety.

     In connection with its written opinion, dated June 21, 2000, to the Fisher board of directors, Lazard:

     - reviewed the terms and conditions of the merger agreement, dated June 21, 2000;

     - analyzed certain historical publicly available business and financial information relating to Fisher and PSS;

     - reviewed various financial forecasts and other data provided to Lazard by Fisher and PSS relating to their respective businesses;

     - held discussions with members of the senior managements of Fisher and PSS with respect to the businesses and prospects of Fisher and PSS, respectively, the strategic objectives of each and possible benefits which might be realized following the merger;

     - reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Fisher to be realized by the combined entities in connection with the merger;

     - reviewed public information with respect to some other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Fisher and PSS;

     - reviewed the financial terms of various significant business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Fisher and PSS;

     - reviewed the historical trading prices and trading volumes of Fisher's common stock and PSS's common stock; and

     - conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of that information or any independent valuation or appraisal of any of the assets or liabilities of Fisher or PSS, or concerning the solvency of or issues relating to the solvency concerning Fisher or PSS. With respect to financial forecasts, including the synergistic savings and benefits projected to be realized following the merger, and the timing of these savings and benefits, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Fisher and PSS as to the future financial performance of Fisher and PSS, respectively. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

     The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, June 21, 2000. In rendering its opinion, Lazard did not address the relative merits of the merger, or the merits of Fisher's underlying decision to engage in the merger.

     In connection with rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Fisher, that obtaining the necessary approvals for the merger would not have an adverse effect on Fisher or PSS, and that the synergistic savings and benefits of the merger projected by the management of Fisher will be realized both in scope and timing.

     The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing to, and reviewing with, the Fisher board of directors its opinion at the meeting of the Fisher board of directors on June 21, 2000.

     Comparable Publicly Traded Companies Analysis. Lazard performed a comparable public companies analysis to assist the Fisher board of directors in valuing PSS based on various financial multiples of selected comparable public companies in the U.S. healthcare distribution industry. In performing this analysis, Lazard reviewed certain financial information regarding PSS and compared this information to corresponding financial information, ratios and public market multiples for five other companies Lazard deemed in lines of business generally comparable to that of PSS. The selected public companies in lines of business believed to be generally comparable to that of PSS's U.S. healthcare distribution business included:

     - Bergen Brunswig Corp.,
     - Bindley Western Industries, Inc.,
     - Cardinal Health, Inc.,
     - Henry Schein, Inc., and
     - Owens & Minor, Inc.

     Using Fisher management estimates for Fisher and PSS and publicly available information for the comparable companies, Lazard calculated the following multiples for these comparable companies and compared the enterprise value of each of these comparable companies as a multiple of their respective calendar 2000 and 2001 estimated EBITDA (earnings before interest, income taxes, depreciation and amortization) and estimated EBIT (earnings before interest and income taxes) to the multiples of PSS:

                                                           ENTERPRISE
COMPANY                                                   VALUE/EBITDA        ENTERPRISE VALUE/EBIT
-------                                               --------------------    ----------------------
                                                      CALENDAR    CALENDAR    CALENDAR     CALENDAR
                                                       2000E       2001E        2000E        2001E
                                                      --------    --------    ---------    ---------
PSS (@ $11.00 price per share)......................   10.5x        9.9x        13.3x        12.6x
Fisher (@ $35.25 price per share)...................   10.9x       10.6x        15.0x        14.2x
Bergen Brunswig (@ $5.50 price per share)...........    6.5x        5.5x         7.9x         6.6x
Bindley Western Industries (@ $20.94 price per
  share)............................................   10.1x        8.8x        11.3x         9.7x
Cardinal Health (@ $63.50 price per share)..........   11.9x       10.0x        14.5x        12.2x
Henry Schein (@ $17.94 price per share).............    6.6x        5.6x         8.1x         6.8x
Owens & Minor (@ $11.63 price per share)............    6.4x        5.9x         8.1x         7.3x

     Using Fisher management estimates for Fisher and PSS and I.B.E.S projections for the comparable companies, Lazard calculated the following price/earnings per share ratios:

COMPANY                                                                  PRICE/EPS
-------                                                       --------------------------------
                                                              CALENDAR 2000E    CALENDAR 2001E
                                                              --------------    --------------
PSS (@ $11.00 price per share)..............................      22.0x             20.5x
Fisher (@ $35.25 price per share)...........................      40.7x             31.1x
Bindley Western Industries (@ $20.94 price per share).......      15.7x             13.2x
Bergen Brunswig (@ $5.50 price per share)...................       9.6x              7.3x
Cardinal Health (@ $63.50 price per share)..................      22.4x             18.6x
Henry Schein (@ $17.94 price per share).....................      11.1x              9.7x
Owens & Minor (@ $11.63 price per share)....................      12.5x             11.1x

     Based on these calculations, Lazard noted that the range of enterprise value multiples for these comparable companies in the U.S. healthcare distribution industry for calendar 2000 was 6.4x to 11.9x for estimated EBITDA and 7.9x to 14.5x for estimated EBIT. Lazard noted that the range of enterprise value multiples for these comparable companies in the U.S. healthcare distribution industry for calendar 2001 was 5.5x to 10.0x for estimated EBITDA and 6.6x to 12.2x for estimated EBIT.

     Selected Precedent Transaction Analysis. Lazard reviewed selected publicly available financial, operating and stock market information of six merger transactions in the U.S. healthcare distribution industry.

     These transactions consisted of (acquiror/target):

      ANNOUNCED                    ACQUIROR                              TARGET
      ---------                    --------                              ------
June 8, 1999           EM Laboratories                      VWR Scientific Products
October 9, 1998        Cardinal Health Inc.                 Allegiance Corporation
December 15, 1997      Physician Sales and Service Inc.     Gulf South Medical Supply Inc.
August 7, 1997         Thomas H. Lee Co.                    Fisher Scientific International
                                                            Inc.
August 29, 1995        Fisher Scientific International      Curtin Matheson Scientific
                       Inc.
May 24, 1995           VWR Corporation                      Industrial and Life Sciences
                                                            Division (Baxter International
                                                            Inc.)

     The multiples for these transactions were:

                                                                     TRANSACTION VALUE/LTM
                                          EQUITY VALUE/         -------------------------------
                                          LTM NET INCOME        SALES        EBITDA        EBIT
                                          --------------        -----        ------        ----
High....................................       49.6              2.5          26.4         27.2
Low.....................................       17.3              0.4           9.3          9.8
Mean....................................       31.1              1.1          13.8         17.4
Median..................................       27.5              0.8          11.3         15.9

     Based upon information for these transactions, the transaction value as a multiple of the last twelve months revenues ranged from 0.40x to 2.50x, the transaction value as a multiple of the last twelve months EBITDA ranged from 9.3x to 26.4x, and the transaction value as a multiple of the last twelve months EBIT ranged from 9.8x to 27.2x. Based upon information for these transactions, the equity value as a multiple of the last twelve months net income ranged from 17.3x to 49.6x.

     Discounted Cash Flow Analysis. Based upon forecasts provided by the managements of PSS World Medical and Fisher, Lazard performed a discounted cash flow analysis to assist the Fisher board of directors in valuing PSS based on the present value of expected future cash flows of PSS. The discounted cash flow analysis of PSS without synergies was based upon a range of terminal multiples of EBITDA of 8.5x to 10.5x and a range of discount rates from 9.0% to 11.0%. The discounted cash flow analysis of potential synergies was based upon a range of perpetual growth rates of 0.0% to 2.0% and a range of discount rates from 9.0% to 11.0%. The forecasts for synergies assumed $10 million pre-tax synergies in 2001, $20 million in 2002 and $30 million thereafter, and included a $15 million cost to achieve these synergies in 2001. Using this analysis, Lazard derived a range of implied equity values and implied values per share for PSS common stock as follows:

                                                        IMPLIED EQUITY VALUE
CASE                                                       (IN MILLIONS)        IMPLIED VALUE PER SHARE
----                                                    --------------------    -----------------------
PSS without synergies.................................      $564 - $804               $   8 - $11
Synergies.............................................      $132 - $210               $1.9 - $3.0

     Contribution Analysis. Lazard analyzed the relative contributions by Fisher and PSS to the pro forma combined company. Lazard calculated the relative contribution by Fisher and PSS to the combined company with respect to equity market value and enterprise value and projected financial data including EBITDA, EBIT and net income, as follows:

                                                           PERCENTAGE CONTRIBUTION
                                                           -----------------------
                                                            FISHER            PSS
                                                           --------          -----
EBITDA
  2001E................................................       71%              29%
  2002E................................................       70%              30%
  2003E................................................       70%              30%
EBIT
  2001E................................................       70%              30%
  2002E................................................       69%              31%
  2003E................................................       69%              31%
NET INCOME
  2001E................................................       57%              43%
  2002E................................................       59%              41%
  2003E................................................       60%              40%
MARKET VALUE...........................................       67%              33%
ENTERPRISE VALUE.......................................       72%              28%

     The results of the contribution analysis indicated that PSS would contribute to the combined entity as follows:

     - 33% of the combined entity's equity market value based on closing prices for Fisher and PSS stock as of June 7, 2000; and

     - 28% of the combined entity's enterprise value based on closing prices for Fisher and PSS stock as of June 7, 2000.

     Accretion/Dilution Analysis. Lazard performed a pro forma merger analysis to assist the Fisher board of directors in determining the financial impact of the merger on Fisher. Using earnings estimates provided by Fisher management for 2000, 2001, 2002 and 2003, Lazard compared the fully diluted earnings per share and the fully diluted cash earnings per share of Fisher on a stand-alone basis to the fully diluted earnings per share and the fully diluted cash earnings per share of the pro forma combined company. Lazard performed this analysis based on the exchange ratio of 0.3121 and assumed that the combination of Fisher and PSS would yield pre-tax synergies of $10 million in 2001, $20 million in 2002 and $30 million thereafter and excluded cost to achieve synergies. This analysis indicated that the merger would be accretive to stand-alone earnings per share and the stand-alone cash earnings per share of Fisher in 2001, 2002 and 2003.

     Lazard performed a pro forma credit analysis to assist the Fisher board of directors in determining the financial impact of the merger on Fisher's credit position. Lazard compared various debt ratios of Fisher on a stand-alone basis to the debt ratios of the pro forma combined company. Lazard concluded that the merger of Fisher with PSS would enhance Fisher's credit position.

     Some of the debt ratios of Fisher that Lazard calculated and compared to those of the pro forma projected combined company are as follows:

                                                             PRO FORMA PROJECTED CALENDARIZED
                                                                FOR YEAR END DECEMBER 31,
                                        FISHER 2000E      --------------------------------------
                                        STAND ALONE       2000E      2001E      2002E      2003E
                                        ------------      -----      -----      -----      -----
Total Debt/EBITDA.....................      4.5x          3.9x       3.5x       2.9x       2.4x
EBITDA/Total Interest Expense.........      2.3x          2.8x       3.1x       3.7x       4.4x
EBITDA-Capex/Total Interest Expense...      1.9x          2.3x       2.6x       3.1x       3.8x

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of the fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the opinion of Lazard. No company or transaction used in the above analyses as a comparison is identical to Fisher, PSS or the transactions contemplated in the merger agreement. Accordingly, an analysis of the publicly traded comparable companies and comparable business combinations is not mathematical, rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies. In arriving at its opinion, Lazard considered the results of all the analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard providing its opinion to the Fisher board of directors in connection with the Fisher board of directors' consideration of the merger. Lazard expressed no opinion as to the prices at which Fisher common stock or PSS common stock would actually trade at any time. Lazard was also provided by the managements of Fisher and PSS with preliminary drafts of estimates and forecasts based upon numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fisher, PSS and Lazard. Any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of the Fisher, PSS, Lazard or any other person assumes responsibility if future results or actual values are materially different from these forecasts or estimates contained in the analyses.

     The opinion and presentation of Lazard to the Fisher board of directors was only one of many factors taken into consideration by the Fisher board of directors in making its determination to approve the merger agreement. In addition, the terms of the merger agreement were determined through arm's-length negotiations between Fisher and PSS, and were approved by the Fisher board of directors.

     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to the Fisher board because of its expertise and its reputation in investment banking and mergers and acquisitions.

     In connection with Lazard's services as investment banker to Fisher, including its delivery of the opinion summarized above, Fisher has agreed to pay Lazard a fee of approximately $5 million, a substantial portion of which is contingent upon the completion of the merger. Lazard has in the past provided financial advisory services to Fisher for which it received usual and customary compensation. Fisher also has agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and will indemnify Lazard and other related parties against some liabilities that may arise out of the rendering of the opinion.

     In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of Fisher or PSS World Medical for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

RECOMMENDATION OF PSS'S BOARD OF DIRECTORS

     After careful consideration, the PSS board has determined that the merger is fair to and in the best interests of PSS and its stockholders. Accordingly, the PSS board has approved the merger agreement and recommends that PSS stockholders vote for approval of the merger.

     In considering the recommendation of the PSS board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of PSS have interests in the merger that are different from, or are in addition to, the interests of PSS's stockholders. Please see the section entitled "Interests of Executive Officers and Directors of PSS World Medical in the Merger" that begins on page 65 of this joint proxy statement/prospectus.

OPINION OF PSS'S FINANCIAL ADVISOR

     PSS asked DLJ, in its role as financial advisor to PSS, to render an opinion to the PSS board of directors as to the fairness, from a financial point of view, to the holders of PSS common stock of the consideration to be received by such holders in the merger. On June 21, 2000, DLJ delivered to the PSS board of directors its written opinion, dated June 21, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of PSS common stock pursuant to the merger agreement was fair from a financial point of view to such holders. A copy of the DLJ opinion is attached as Annex E to this joint proxy statement/prospectus.

     DLJ expressed no opinion as to the prices at which Fisher common stock or PSS common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the PSS board of directors nor did it address the PSS board of director's decision to proceed with the merger. DLJ's opinion does not constitute a recommendation to any PSS stockholder as to how such stockholder should vote on the merger.

     PSS and Fisher determined the consideration to be received by the holders of PSS common stock in arm's length negotiations in which DLJ advised PSS. PSS selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of PSS or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. PSS did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ:

     - reviewed the drafts dated June 21, 2000 of the merger agreement, and the exhibits thereto, and the stock option agreement and assumed the final forms of the merger agreement and the stock option agreement would be substantially similar to the drafts DLJ reviewed;

     - reviewed financial and other information that was publicly available or furnished to DLJ by PSS and Fisher, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of PSS for the period beginning April 1, 2000 and ending March 31, 2005, prepared by the management of PSS and certain financial projections of Fisher for the period beginning January 1, 2000 and ending December 31, 2003 prepared by the management of Fisher;

     - compared certain financial and securities data of PSS and Fisher with various other companies whose securities are traded in public markets;

     - reviewed the historical stock prices and trading volumes of the common stock of PSS and Fisher;

     - reviewed prices and premiums paid in certain other business combinations; and

     - conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by PSS and Fisher, or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the managements of PSS and Fisher of the operating synergies achievable as a result of the merger and upon DLJ's discussion of such synergies with the managements of PSS and Fisher. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of PSS and Fisher as to the future operating and financial performance of PSS and Fisher, respectively. DLJ also did not assume responsibility for making any independent evaluation of any assets or liabilities of PSS or Fisher, or for making any independent verification of the information reviewed by DLJ. DLJ has relied as to certain legal matters on advice of counsel to PSS, including that the merger will qualify as a tax free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

     The following is a summary of the financial analyses presented by DLJ to the PSS board of directors on June 21, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to PSS or the merger. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected PSS company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

     Common Stock Trading History. DLJ examined the historical closing prices of PSS common stock from June 15, 1999 to June 15, 2000. During this time period, PSS common stock reached a high of $12.75 and a low of $5.81 per share. DLJ also examined the historical closing prices of Fisher common stock from June 15, 1999 to June 15, 2000. During this time period, Fisher reached a high of $51.00 per share and a low of $17.56 per share.

     Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded medical related distribution companies that DLJ believed were reasonably comparable to PSS. These comparable companies consisted of:

     - AmeriSource Corp.,
     - Bergen Brunswig Corp.,
     - Bindley Western Industries, Inc.,
     - Cardinal Health, Inc.,
     - Henry Schein, Inc.,
     - McKesson HBOC, Inc., and
     - Owens & Minor, Inc.

     In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (a) LTM revenue; (b) LTM EBITDA; and (c) LTM EBIT. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. DLJ also calculated a ratio of trading price of PSS common stock on June 15, 2000 to (a) CY 2000 EPS and (b) projected CY 2001 EPS. CY means calendar year, and EPS means earnings per share. The EPS for these comparable companies was obtained from First Call Corporation. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                             ENTERPRISE VALUE/
                                        ---------------------------
                                          LTM        LTM       LTM       PRICE/         PRICE/
                                        REVENUES    EBITDA    EBIT     CY 2000 EPS    CY 2001 EPS
                                        --------    ------    -----    -----------    -----------
High..................................    0.9x      14.8x     18.0x       24.4x          20.2x
Low...................................    0.1x       7.4x      9.2x       10.8x           9.7x
Average...............................    0.3x       9.9x     12.3x       16.5x          13.8x

     Based on an analysis of this data and PSS's projected results for comparable periods, DLJ estimated an implied value per share of PSS common stock ranging from $6.00 to $11.00, compared to the implied consideration to be received by the holders of PSS common stock in the merger of $11.00 per share.

     Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected acquisitions involving companies in the medical related distribution industry that DLJ believed were reasonably comparable to the merger. The most relevant transactions consisted of (acquiror/target):

     - McKesson Corp./General Medical Corp.,
     - Private investor group/Fisher Scientific International Inc.,
     - Invacare Corp./Suburban Ostomy Supply Co., Inc., and
     - Cardinal Health, Inc./Allegiance Corp.

     In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of its respective: (a) LTM revenue; (b) LTM EBITDA; and (c) LTM EBIT. Based on this analysis, the ratio of enterprise value to LTM revenues, LTM EBITDA and LTM EBIT yielded an average multiple of 0.9x, 10.7x, and 15.5x, respectively. Based on an analysis of this data, DLJ estimated an implied value per share of PSS common stock ranging from $9.00 to $13.00, compared to the implied consideration to be received by the holders of PSS common stock of $11.00 per share.

     Discounted Cash Flow Analysis. DLJ performed a DCF analysis of the projected cash flows of PSS for the fiscal years ending December 31, 2000 through December 31, 2005, using projections and assumptions provided by the management of PSS. DCF means discounted cash flow. The DCFs for PSS were estimated using discount rates ranging from 10.0% to 14.0%, based on estimates related to the weighted average costs of capital of PSS, and terminal multiples of estimated EBITDA for PSS's fiscal year ending December 31, 2005 ranging from 9.0x to 11.0x. Based on an analysis of this data, DLJ estimated an implied value per share of PSS common stock ranging from $8.50 to $11.50, compared to the implied consideration to be received by the holders of PSS common stock in the merger of $11.00 per share.

     Accretion/Dilution Analysis. Using projections prepared by the managements of PSS and Fisher, respectively, DLJ compared the projected cash EPS, EBITDA per share and EPS of Fisher, with and without synergies, for calendar years 2001 and 2002 on a stand-alone basis to the projected pro forma cash EPS, EBITDA per share and EPS, with and without synergies, for the same periods of the combined company after the merger. Synergies were estimated to be $10 million for CY 2001 and $20 million for CY 2002. This analysis showed that the Merger would be accretive to cash EPS of Fisher common stock, with or without synergies, dilutive to EBITDA per share without synergies and accretive to EBITDA per share with synergies, and dilutive to EPS without synergies and accretive to EPS with synergies, for each of the periods analyzed.

     Fisher Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded manufacturing and distribution companies that DLJ believed were reasonably comparable to Fisher. These comparable companies consisted of:

     - Cardinal Health, Inc.,
     - W.W. Grainger, Inc.,
     - McKesson HBOC, Inc.,
     - Sigma-Aldrich Corporation, and
     - Sybron International Corp.

     In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (a) LTM revenue; (b) LTM EBITDA; and (c) LTM EBIT. DLJ also calculated a ratio of trading price of Fisher common stock on June 15, 2000 to (a) CY 2000 EPS and (b) projected CY 2001 EPS. The EPS for these comparable companies was obtained from First Call. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                             ENTERPRISE VALUE/
                                        ---------------------------
                                          LTM        LTM       LTM       PRICE/         PRICE/
                                        REVENUES    EBITDA    EBIT     CY 2000 EPS    CY 2001 EPS
                                        --------    ------    -----    -----------    -----------
High..................................    3.7x      14.8x     18.0x       24.4x          20.2x
Low...................................    0.2x       8.8x     11.9x       16.3x          14.0x
Average...............................    1.7x      11.2x     14.4x       20.3x          16.9x

DLJ then calculated the multiples for each of the items described above for Fisher as follows:

                                             ENTERPRISE VALUE/
                                        ---------------------------
                                          LTM        LTM       LTM       PRICE/         PRICE/
                                        REVENUES    EBITDA    EBIT     CY 2000 EPS    CY 2001 EPS
                                        --------    ------    -----    -----------    -----------
Fisher................................    1.1x      12.5x     17.6x       43.8x          33.5x

Given the high degree of financial leverage of Fisher as compared to the companies which comprised the comparable company universe, DLJ advised the PSS Board that it believed enterprise value based multiple were more appropriate for assessing relevant trading valuations. Based on an analysis of this data, DLJ concluded that the trading multiples of Fisher common stock were within the range of the comparable companies.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the PSS board of directors on June 21, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to PSS that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

ENGAGEMENT LETTER

     Pursuant to the terms of an engagement agreement dated January 25, 2000, PSS has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the Merger. In addition, PSS agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and PSS negotiated the terms of the fee arrangement.

OTHER RELATIONSHIPS

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of PSS and Fisher for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in PSS or Fisher securities. DLJ has performed investment banking and other services for Fisher in the past and has been compensated for such services, including acting as its co-manager in two high yield financings totaling nearly $600 million in 1998, and earning a commitment fee for a Bridge Loan.

     DLJ Merchant Banking Partners II, L.P. and associated entities, which are affiliated with DLJ, collectively own approximately 15% of the outstanding common stock of Fisher and approximately 24% of the voting stock of Fisher and have the right to designate one member of the board of directors of Fisher. Currently, there is no such designee serving on Fisher's board of directors.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PSS WORLD MEDICAL IN THE MERGER

     In considering the recommendation of the PSS board, you should be aware of the interests that PSS executive officers and directors have in the merger. When considering the merger, the PSS board took into account these interests. These interests are different from and in addition to their interests as stockholders of PSS.

     Employment Agreements. Patrick C. Kelly, the chief executive officer of PSS who is chairman of the PSS board, has entered into an employment agreement that will be effective upon consummation of the merger and will replace his existing employment agreement with PSS. The new agreement calls for the nomination of Mr. Kelly to Fisher's board of directors for a term of three years. Under the terms of his new employment agreement, Mr. Kelly will be guaranteed a minimum annual salary of $660,000 and he will be entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of PSS. Under the agreement, PSS will continue certain benefits currently in place for Mr. Kelly, including the payment of premiums on certain life insurance policies, payment of membership dues at certain private clubs, and annual payment, on a tax grossed-up basis, of an amount necessary to cover the Florida intangibles tax with respect to Mr. Kelly's ownership of employer securities. In addition, PSS will continue to include a charitable contribution in its annual budget each year, which Mr. Kelly may direct to be donated to such charitable organizations as he shall designate and are reasonably acceptable to Fisher. If Mr. Kelly is terminated without "cause" as defined in the employment agreement, or if he resigns under certain circumstances deemed to be a constructive termination without cause, he would receive his accrued salary through the date of termination, his prorata target bonus for the year of termination, a lump-sum severance payment equal to six months' salary, and up to three years' continued welfare insurance coverage, and he would be permitted to buy from PSS at book value the company car and computer equipment he is using at the time of termination. In addition, PSS would transfer to Mr. Kelly's name any corporate club memberships in which he is then participating and make a final allocation of $300,000 to PSS's charitable donation pool which Mr. Kelly would have the ability to direct. If Mr. Kelly chooses to resign (absent certain specified events of good reason), or if he is terminated for cause, PSS would have no further obligations to Mr. Kelly other than the payment of accrued obligations and any vested rights. As a condition to his entry into his employment agreement, Mr. Kelly will wave any rights he might have (including, but not limited to, rights to severance payments) under his existing employment agreement with PSS. Consistent with his existing employment agreement, the new employment agreement provides that Mr. Kelly will be entitled to a tax gross-up payment from PSS to cover any excise tax liability he may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to Mr. Kelly of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

     Each of the other executive officers of PSS, including David A. Smith, the chief financial officer of PSS who is a member of the PSS board, has an employment agreement with PSS which provides that if the executive is terminated without "cause" or resigns for "good reason," as such terms are defined in the employment agreement (but which terms include any termination by the executive for any reason or no reason during the 30-day period beginning on the first anniversary of the merger), in either case after or in connection with a change in control of PSS, he would receive his accrued salary through the date of termination, a pro rata bonus for the year of termination, a lump-sum severance payment equal to two years' salary, and up to two years' continued welfare insurance coverage, and reimbursement of certain outplacement expenses. If the executive resigns without good reason or is terminated for cause, PSS would have no further obligations to him other than the payment of accrued obligations and any vested rights. The term of such employment agreements will automatically extend to three years from the merger date for the three executive officers in "Level 2"; two years from the merger for the eight executive officers in "Level 3." The merger will constitute a change in control of PSS and, accordingly, if any such executive officer's employment is terminated without cause or for good reason following the merger, these benefits may be triggered. The executive officer will be entitled to a tax gross-up payment from PSS to cover any excise tax liability the executive may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

     PSS has also entered into employment agreements with other officers of PSS. These agreements, although not as extensive as the agreements entered into with the executive officers, have terms and conditions similar to those described above. The restrictive covenants that otherwise would apply to each of these officers, will lapse upon the merger. Each such officer may enter into new employment agreements with PSS and/or Fisher prior to the merger.

     Restrictive Covenants Agreements. Mr. Kelly has entered into a restrictive covenants agreement with PSS, pursuant to which he has agreed not to divulge confidential information or trade secrets, solicit customers or employees of PSS and its successors or compete with PSS and its successors in the United States for a period of seven years following termination of his employment. In consideration for this agreement:

     - Mr. Kelly will receive $2,310,000, payable in five annual installments of $462,000 each, beginning on the merger date.

     - The promissory note between Mr. Kelly and PSS in the original face amount of $3,000,000 will be amended to provide that principal and interest is due and payable only upon his death. PSS will purchase and pay the premiums on a life insurance policy in a face amount that can be purchased with $1,600,000 in premiums. Mr. Kelly can designate the beneficiary of such life insurance policy; however, PSS must be designated a beneficiary to the extent of the amount of the principal outstanding and the accrued and unpaid interest unpaid on the note at the time of Mr. Kelly's death.

     - PSS will purchase and pay the premiums on a split-dollar life insurance policy for Mr. Kelly in a face amount that can be purchased with premiums of $2,600,000. Premiums will be returned to PSS upon the earlier of the surrender of the policy or Mr. Kelly's death, and any remaining benefits from the policy will be paid to Mr. Kelly's estate or his designated beneficiaries. Mr. Kelly will be permitted to borrow from the cash surrender value of the policy, but only to the extent the cash surrender value is in excess of the premiums to be repaid to PSS.

     Each of the other executive officers of PSS, including Mr. Smith who is a member of the PSS board, has entered into a restrictive covenants agreement, pursuant to which he has agreed not to divulge confidential information or trade secrets, solicit customers or employees of PSS or compete with PSS in the United States for a period of one and a half years for "Level 3" executive officers and two years for "Level 2" executive officers following termination of his employment. In consideration for this agreement, one half of the retention bonus payable to such executive officer, as discussed below, will accelerate and become payable upon consummation of the merger ($225,000, $200,000, $175,000, $175,000 and $150,000 in the case of Messrs. Smith, Dell, Sasen, Zambetti and Corless, respectively), and PSS will purchase and pay the premiums on a split-dollar life insurance policy for such executive in a face amount that can be purchased with premiums of $500,000 (or $240,000 in the case of Mr. Zambetti and $226,000 in the case of Mr. Corless). Premiums will be returned to PSS upon the earlier of the surrender of the policy or the executive's death, and any remaining benefits from the policy will be paid to the executive's estate or his designated beneficiaries. The executive will be permitted to borrow from the cash surrender value of the policy, but only to the extent the cash surrender value is in excess of the premiums to be repaid to PSS.

     Retention Bonuses. Each of the executive officers in Levels 2 and 3, and each other officer of PSS other than Mr. Kelly is a participant in PSS's Officer Retention Bonus Plan, which provides a retention bonus, payable,

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

in general, 50% on February 1, 2001, 30% on February 1, 2002 and 20% on February 1, 2003, provided the executive or officer is employed by PSS on such dates. As described above, as partial consideration for entering into restrictive covenants agreements with PSS, the payments that would otherwise be payable on February 1, 2002 and 2003 will be payable to the executive officers in levels 2 and 3 upon consummation of the merger. The 50% that would be payable on February 1, 2001 will be accelerated if, after the merger, the executive's employment is terminated without "cause" or he resigns for "good reason" as such terms are defined in the retention bonus plan. The full retention bonuses payable under the bonus plan to Messrs. Smith, Dell, Sasen, Zambetti and Corless are $450,000, $400,000, $350,000, $350,000 and $300,000, respectively. Any amount not already paid to each other officer will be accelerated if, after the merger, the officer's employment is terminated without "cause" or he resigns for "good reason."

     Officer Deferral Incentive Program. Each of the executive officers of PSS is a participant in the PSS Officer Deferral Incentive Program. Under this program, participants may voluntarily defer compensation, which, together with a PSS matching contribution on deferrals of up to a designated percentage of compensation, will earn interest at a specified rate, and participants are granted options to purchase PSS stock at a premium price (reflecting growth in the stock value exceeding the growth credited to their contributions under the plan over the first four years of deferral). If a change in control of PSS occurs and its successor terminates the plan or within 24 months thereafter the participant is terminated without "cause" as such term is defined, then the participant will become vested 100% in his PSS matching contributions, with interest. The stock options granted to him under the program will vest 100% upon a change of control of PSS.

     The following chart shows the balance in the deferred compensation account of each of the named executive officers and the number of stock options credited to his Officer Deferral Incentive Program account as of June 30, 2000:

                               DEFERRAL ACCOUNT    OPTIONS PRICED AT    OPTIONS PRICED AT    OPTIONS PRICED AT
NAME                               BALANCE              $19.24               $10.62                $8.48
----                           ----------------    -----------------    -----------------    -----------------
Patrick C. Kelly...........        $409,202              6,858               24,864               38,916
David A. Smith.............        $221,931              4,064               13,813               17,292
Frederick E. Dell..........        $213,778              5,588                9,670               17,292
John F. Sasen, Sr..........        $402,590              6,720               11,679               17,597
Kirk A. Zambetti...........        $ 75,658              1,143                4,835                8,196
Gary A. Corless............        $ 76,858              1,738                3,576                6,216

     Indemnification; Directors And Officers Insurance. For a period of six years after the completion of the merger, Fisher has agreed to indemnify the present and former directors, officers, employees, and agents of PSS and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under Delaware law, and PSS's articles of incorporation and bylaws. Fisher has also agreed to use its reasonable efforts to maintain in effect for a period of six years after completion of the merger, PSS's existing directors' and officers' liability insurance policy.

     Options. Officers and directors of PSS hold options which will fully vest upon the consummation of the merger in accordance with the terms of PSS's option plans and option agreements. The number of options which will vest upon a change of control are:

NAME                                                       NUMBER OF OPTIONS
----                                                       -----------------
Patrick C. Kelly.......................................          70,636
David A. Smith.........................................          35,167
Frederick E. Dell......................................          32,548
John F. Sasen, Sr......................................          35,996
Kirk A. Zambetti.......................................          14,172
Gary A. Corless........................................          11,528

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

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of Fisher and PSS. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Florida.

     We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fourth quarter of 2000.

STRUCTURE OF THE MERGER AND CONVERSION OF PSS STOCK

     Structure. To accomplish the combination of their businesses, Fisher formed a new company, FSI Merger Corporation. At the time the merger is completed, FSI Merger Corporation will be merged with and into PSS, and PSS will be the surviving corporation. As a result, PSS will become a wholly owned subsidiary of Fisher.

     Conversion of PSS Stock. When the merger is completed, PSS common stockholders will receive 0.3121 shares of Fisher common stock for each share they own. The number of shares of Fisher stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the Fisher common stock or PSS capital stock effected between the date of the merger agreement and the date of completion of the merger.

     Cash in Lieu of Fractional Shares. Fisher will not issue a certificate representing fractional shares of Fisher common stock in exchange for PSS certificates. Each holder of PSS common stock who, after taking into account all Fisher shares that holder is entitled to receive in the aggregate, would otherwise be entitled to receive a fractional share of Fisher common stock will be entitled to receive cash equal to the product of such fractional share multiplied by the average of the daily closing prices for a share of Fisher common stock for the ten consecutive trading days ending on the second trading day immediately prior to the day we close the transactions.

EXCHANGE OF PSS STOCK CERTIFICATES FOR FISHER STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to PSS stockholders a letter of transmittal and instructions for use in surrendering your PSS stock certificates in exchange for statements indicating book-entry ownership of Fisher common stock or, if requested, stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive statements indicating book-entry ownership of Fisher common stock or, if requested, stock certificates representing the number of full shares of Fisher stock to which you are entitled under the merger agreement. PSS stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Fisher common stock or series common stock which would have been otherwise issuable to them as a result of the merger.

YOU SHOULD NOT SUBMIT YOUR PSS STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on Fisher common stock until the merger is completed and you have surrendered your PSS stock certificates in exchange for Fisher stock certificates.

     If there is any dividend or other distribution on Fisher stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your PSS stock certificates in exchange for Fisher stock certificates, you will receive the dividend or distribution with respect to the whole shares of Fisher stock issued to you promptly after they are issued. If there is any dividend or other distribution on Fisher stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your PSS stock certificates in exchange for Fisher stock certificates, you will receive the dividend or distribution with respect to the whole shares of Fisher stock issued to you promptly after the payment date.

     Fisher will only issue a Fisher stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered PSS stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF PSS STOCK OPTIONS AND OTHER EQUITY RIGHTS

     Upon completion of the merger, each outstanding PSS stock option or other equity right will be converted into an option or equity right to purchase the number of shares of Fisher common stock that is equal to the product of 0.3121 multiplied by the number of shares of PSS common stock that would have been obtained before the merger upon the exercise of the option or other equity right, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of PSS common stock subject to the option or other equity right before the conversion divided by 0.3121.

     The other terms of each PSS option and other equity rights referred to above will continue to apply.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion provides a summary of the material United States federal income tax consequences of the merger to holders of PSS common stock who hold PSS common stock as a capital asset (generally, property held for investment). It is based on the opinions of counsel delivered to each of Fisher and PSS by their respective counsel, which are filed as exhibits to the Fisher registration statement that includes this joint proxy statement/prospectus. The discussion does not address the individual tax position of any holder of PSS common stock nor does it address the tax consequences that may be relevant to holders of PSS common stock with special tax status, including insurance companies, financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired PSS common stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to holders of PSS stock options or other equity rights are not discussed. The following discussion is based on the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, and administrative rulings and court decisions as of the date of this joint proxy statement/prospectus. These authorities are all subject to change, possibly with retroactive effect, and any change could affect the accuracy of the following discussion. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of the merger. HOLDERS OF PSS COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR INDIVIDUAL CIRCUMSTANCES, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Alston & Bird LLP, counsel to PSS, has delivered to PSS an opinion dated on or about the date of this joint proxy statement/prospectus, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Debevoise & Plimpton, counsel to Fisher, has delivered the same opinion to Fisher. The opinions assume that the merger will take place as described in the merger agreement and that certain factual matters represented by Fisher and PSS, which will be reconfirmed prior to the merger, are true and correct. It is a condition to the obligations of Fisher and PSS to consummate the merger that each shall receive an opinion, dated immediately prior to the merger, confirming the previously received opinion described herein. Based upon these opinions, the following will be the material United States federal income tax consequences of the merger:

     - no gain or loss will be recognized by the stockholders of PSS upon receipt of shares of Fisher common stock in exchange for their PSS common stock, except that a holder of PSS common stock who receives cash in lieu of a fractional share of Fisher common stock will recognize gain or loss equal to the difference between the amount of this cash and the tax basis allocated to the holder's fractional share of Fisher common stock. In the case of a stockholder of PSS that is not a corporation, long-term capital gain recognized from a fractional share will be taxed at a maximum United States federal income tax rate of 20% if the holding period for this fractional share is more than one year;

     - the aggregate tax basis of Fisher common stock received in the merger, including fractional shares of Fisher common stock for which cash is received, will be the same as the tax basis of PSS common stock for which it is exchanged; and

     - the holding period of Fisher common stock received in the merger will include the holding period of PSS common stock for which it is exchanged.

REGULATORY MATTERS

     Approvals and Consents. The agreement provides that Fisher and PSS will use their commercially reasonable efforts to cause the transactions to be consummated, including the obtaining of all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the transactions.

     U.S. Antitrust Laws. Under the Hart-Scott-Rodino Act, specified business combination transactions may not be consummated unless notice has been given and required information furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied, unless earlier termination has been granted. Fisher and PSS expect to file with the Department of Justice and the Federal Trade Commission a Notification and Report Form with respect to the merger on or before August 31, 2000. At any time before or after the effective time, and notwithstanding that the Hart-Scott-Rodino Act waiting period has been terminated, the Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger and scheme of arrangement or seeking divestiture of substantial assets of Fisher or PSS. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

     Effectiveness of Registration Statement. The registration statement of Fisher (of which this joint proxy statement/prospectus is a part) must be declared effective by the Securities and Exchange Commission. Effectiveness of the registration statement may not be revoked or suspended and no stop order may be issued preventing the issuance of shares of Fisher common stock in the merger.

     Other. In addition to the foregoing, we may be required to obtain regulatory approvals, file notices, or make other filings in other jurisdictions in which one or the other maintains an office, conducts business or has customers. At the time of this filing, we do not expect any such other approvals, notices or other filings to be material in connection with the transactions.

     Status of Regulator Approvals and Other Information. We will have received all requisite regulatory approvals prior to consummation of the merger.

     We are not aware of any governmental approvals or actions that may be required for consummation of the transactions other than as described above. Should any other approval or action be required, we currently contemplate that such approval or action would be sought.

RESTRICTIONS ON RESALE

     The Fisher shares of common stock issued to stockholders pursuant to the transactions will be registered under the Securities Act. As a result, the Fisher shares issued pursuant to the transactions will be freely transferable under the United States federal securities laws, except that Fisher shares received by persons who are deemed to be "affiliates", as such term is defined under the Securities Act, of Fisher after the transactions, or of Fisher or PSS before the transactions, may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2) or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that "affiliates" of Fisher, or PSS before the transactions, may not sell securities of Fisher received in the transactions unless pursuant to an effective registration statement or unless pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144. These limitations generally require that any sale made by an affiliate in any three-month period not exceed the greater of 1% of the outstanding shares or contingent value rights, as the case may be, of Fisher or the average weekly trading volume of that security over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions". Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates after a period of one or two years, respectively, depending upon whether currently available information continues to be available with respect to Fisher.

     Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or under common control with, such issuer, and may include officers and directors of such issuer as well as principal stockholders of such issuers.

     PSS has agreed to use its reasonable best efforts to cause each person who is an "affiliate", for purposes of Rule 145 under the Securities Act, of PSS to deliver to Fisher, a written agreement in connection with restrictions on affiliates under Rule 145, in customary form mutually agreeable to PSS and Fisher.

APPRAISAL RIGHTS

     Under Florida law, PSS stockholders are not entitled to appraisal rights in connection with the merger.

DELISTING AND DEREGISTRATION OF PSS COMMON STOCK AFTER THE MERGER

     When the merger is completed, PSS common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement.

     Conditions to the Merger. Each of Fisher's and PSS's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

     - the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of PSS common stock;

     - the approval of the issuance of Fisher common stock pursuant to the merger agreement by the holders of a majority of the outstanding shares of Fisher common stock;

     - the absence of any law, order or injunction prohibiting completion of the merger;

     - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     - the receipt of all approvals and consents of, and the completion of filings with, or notices to, any regulatory authorities necessary for completion of the merger, other than those approvals, consents, filings and notice requirements, the failure of which to obtain are individually or in the aggregate, would not reasonably be likely to have a PSS Material Adverse Effect or Fisher Material Adverse Effect, as described below;

     - the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order; and

     - the listing of the new shares of Fisher common stock to be issued in the merger on the New York Stock Exchange.

     "PSS Material Adverse Effect" means a material adverse impact on:

     - the results of operations, financial condition or business of PSS and its subsidiaries, taken as a whole; or

     - the ability of PSS to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement.

     However, "PSS Material Adverse Effect" will not include the impact of:

     - actions and omissions of PSS (or any of its subsidiaries) taken with the prior informed written consent of Fisher in contemplation of the transactions completed hereby;

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

     - changes in laws of general applicability or interpretations thereof by courts or governmental authorities;

     - changes in generally accepted accounting principles;

     - the expenses incurred by PSS in consummating the transactions contemplated by the merger agreement;

     - any adverse change in the price of PSS common stock, as quoted on the Nasdaq National market; and

     - items disclosed in PSS's disclosure memorandum.

     "Fisher Material Adverse Effect" means a material adverse impact on:

     - the results of operations, financial condition or business of Fisher and its subsidiaries, taken as a whole; or

     - the ability of Fisher to perform its obligations under the merger agreement or to consummate the merger or other transactions contemplated by the merger agreement.

     However, "Fisher Material Adverse Effect" will not include the impact of:

     - actions and omissions of Fisher (or any of its subsidiaries) taken with the prior informed written consent of PSS in contemplation of the transactions completed hereby;

     - changes in laws of general applicability or interpretations thereof by courts or governmental authorities;

     - changes in generally accepted accounting principles;

     - the expenses incurred by Fisher in consummating the transactions contemplated by this agreement;

     - any adverse change in the price of Fisher common stock, as quoted on the New York Stock Exchange; and

     - items disclosed in the Fisher disclosure memorandum.

     Fisher's obligations to complete the merger relating to Fisher are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

     - PSS's representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger, except for:

          - changes contemplated by the merger agreement; and

          - representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date.

     - PSS must have performed or complied in all material respects with all agreements and covenants required to be performed and complied with by it under the merger agreement.

     - Fisher must have received from Debevoise & Plimpton a written opinion to the effect that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     - The amount of the PSS 2001 First Quarter EBITDA will have been in excess of $23.0 million. The "PSS 2001 First Quarter EBITDA" means PSS's EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the quarter ended June 30, 2000 as reported in PSS's Quarterly Report on Form 10-Q for such quarter, which shall be calculated by:

          - taking PSS's operating income for such period, calculated on a basis consistent with the calculation of PSS's operating income for prior periods reflected in PSS's financial statements and Securities and Exchange Commission reports, and without including any reversal of reserves or provisions; and

          - adding back one-time merger and restructuring charges relating to existing mergers and restructuring plans (including those related to the transactions contemplated by the merger agreement), financing income relating to trade accounts, and depreciation and amortization expenses during such period accounted for on a basis consistent with past practice to the extent reported in PSS's financial statements and Securities and Exchange Commission reports.

        This condition expires 15 business days after PSS files its Quarterly Report on Form 10-Q for such quarter and provides Fisher with its calculation of PSS's 2001 First Quarter EBITDA in reasonable detail, unless Fisher terminates the merger agreement by reason of the non-satisfaction of this condition within such 15 business day period. Based on PSS's reported results for this quarter, this condition has been satisfied.

     PSS's obligations to complete the merger relating to PSS are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

     - Fisher's representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger, except for:

          - changes contemplated by the merger agreement; and

          - representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date.

     - Fisher must have performed or complied in all material respects with all agreements and covenants required to be performed and complied with by it under the merger agreement.

     - PSS must have received from Alston & Bird LLP a written opinion to the effect that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     - Each party to the Amended and Restated Investors' Agreement dated March 29, 1999, among Fisher and certain of its stockholders will have waived or declined to exercise the preemptive rights of such parties contained in the Investors' Agreement with respect to the issuance of shares of Fisher common stock in the merger, except for any non-waivers or exercises of preemptive rights with respect to an immaterial number of shares of Fisher common stock.

     No Other Transactions Involving PSS. The merger agreement contains detailed provisions prohibiting PSS from seeking an alternative transaction. Under these "no solicitation" provisions, PSS has agreed that neither it nor any of its subsidiaries, officers and directors, will, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives, do not, directly or indirectly:

     - initiate, solicit, encourage or knowingly facilitate any inquires or the making of an Acquisition Proposal, as described below;

     - have any discussion with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or

     - accept an Acquisition Proposal.

     "Acquisition Proposal" means any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of PSS generally) to acquire in any manner, directly or indirectly, all or a substantial portion of the assets of PSS or a greater than 30% equity interest in PSS or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving PSS or any subsidiary, division or operating or principal business unit of PSS, other than pursuant to the transactions contemplated by the merger agreement.

     However, the merger agreement does not prevent PSS or its board of directors from:

     - complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended with regard to an Acquisition Proposal; and

     - engaging in discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by that person, if and only to the extent that:

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

          - its board of directors concludes in good faith that there is a reasonable likelihood that the Acquisition Proposal could constitute a Superior Proposal and (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

          - before providing any information or data to any person in connection with an Acquisition Proposal by that person, its board of directors receives from that person an executed confidentiality agreement with customary confidentiality and standstill provisions (and in any event no more favorable in any material respects to such person than PSS's confidentiality agreement with Fisher); and

          - before providing any information or data to any person or entering into discussions or negotiations with any person, PSS promptly notifies Fisher of receipt of the Acquisition Proposal, including the name of the person and the material terms and conditions of such inquiry, proposal or offer.

     In addition, in the event PSS has received an Acquisition Proposal not solicited in violation of the merger agreement and the PSS Board determines (after consultation with outside legal counsel), that the failure to take the following action would be inconsistent with its fiduciary duties under applicable law, and PSS has provided Fisher three full business days notice of its intentions to take the following action, the PSS board may:

     - withdraw or modify its approval or recommendation of the merger agreement and the merger and disclosure to PSS's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended or otherwise make disclosure to them; or

     - approve or recommend such an Acquisition Proposal that is a Superior Proposal.

     - "Superior Proposal" means with respect to PSS or its subsidiaries, any Acquisition Proposal made by a person other than Fisher, FSI Merger Corporation or any of their respective affiliates which is on terms which the board of directors of PSS in good faith concludes (after consulting with its independent financial advisors): (a) would, if consummated, result in a transaction that is more favorable to its stockholders than the transactions contemplated by the merger agreement and (b) is reasonably capable of being completed.

     Termination. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

     - by mutual written consent of Fisher and PSS;

     - by either of PSS or Fisher:

          - if the merger shall not have occurred on or prior to January 15, 2001, if the Securities and Exchange Commission shall have declared effective the registration statement of which this joint proxy statement/prospectus forms a part by December 1, 2000, and March 31, 2001, if the Securities and Exchange Commission shall not have declared effective the registration statement by December 1, 2000; provided, however, that the right to terminate will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the consummation of the merger on or prior to such date;

          - if any court or regulatory authority of competent jurisdiction shall have issued any order or taken any other action (which order or other action the parties will use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, shares pursuant to the merger, and such order or other action shall have become final and non-appealable; or

          - if the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by the date specified above; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

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

     - by PSS:

          - if Fisher has breached any of its representations or warranties which breach would give rise to the failure of the conditions relating to the accuracy of representations and warranties relating to the performance of or compliance with agreements and covenants contained in the merger agreement to be satisfied or if Fisher failed to perform its covenants or other agreements contained in the merger agreement which failure to perform would give rise to the failure of the conditions to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Fisher from PSS; or

          - if the board of directors of PSS has finally determined to approve, endorse or recommend an Acquisition Proposal (other than the Acquisition Proposal contemplated by the merger agreement) to PSS's stockholders after complying with the terms of the merger agreement relating to alternative acquisition proposals; provided that such termination shall not be effective unless concurrently with or prior to such termination PSS or its designee has made payment of the termination fee set forth in the merger agreement relating to alternative acquisition proposals; or

     - by Fisher:

          - if the PSS board of directors or any committee thereto has withdrawn, or modified or changed or qualified, or publicly proposed to withdraw, modify or change or qualify, in a manner adverse to Fisher its approval or recommendations of the merger agreement or the merger or has approved, endorsed or recommended or publicly proposed to approve, endorse or recommend an Acquisition Proposal, or if the PSS board of directors or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to PSS's stockholders of the merger, which public reaffirmation must be made within five business days after Fisher's written request to do so (which request may be made at any time that a publicly announced Acquisition Proposal is pending and not withdrawn); or

          - if PSS has breached any of its representations or warranties which breach would give rise to the failure of the conditions set forth in the merger agreement relating to the accuracy of representations and warranties or if PSS has failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the conditions set forth in the merger agreement relating to the performance of or compliance with agreements and covenants contained in the merger agreement, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to PSS from Fisher; or

          - if the condition relating to PSS's 2001 First Quarter EBITDA is not satisfied, as contemplated by the merger agreement.

     Termination Fee. As set forth in more detail below, the merger agreement requires PSS to pay a termination fee to Fisher in specified circumstances. If:

     - Fisher terminates the merger agreement because PSS's board of directors withdrew, modified, or changed its recommendation concerning the merger, or approved, endorsed or recommended an alternative Acquisition Proposal, or PSS terminates this Agreement because it approved, endorsed or recommended an alternative Acquisition Proposal; or

     - Fisher terminates the merger agreement (a) because of PSS's breach of representations or warranties or failure to perform agreements or covenants (but only as a result of a knowing or willful breach by PSS of any of its representations or warranties or knowing or willful failure of PSS to perform its covenants or other agreement contained in the merger agreement) or (b) because the conditions precedent to the obligations of Fisher to consummate the merger cannot be satisfied by January 15, 2001 or March 31, 2001, as applicable (but only on the basis of the failure of PSS to satisfy any of conditions precedent to the obligations of Fisher as a result of knowing or willful breach by PSS of any of its representations or warranties or knowing or willful failure of PSS to perform its covenants or other agreements contained in the merger agreement), and, in the case of a termination pursuant to (a) or (b) above:

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

          - at any time after the date of the merger agreement and prior to such termination, an alternative Acquisition Proposal is publicly announced; and

          - prior to the first anniversary of such termination, PSS has entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated;

then PSS shall pay to Fisher, or cause to be paid, a termination fee, in cash, a wire transfer of immediately available funds to an account designated by Fisher, in an amount equal to the sum of (i) $28,500,000 plus (ii) out-of-pocket expenses incurred by Fisher exclusively with the transactions contemplated by the merger agreement not to exceed $4,500,000 in the aggregate.

     If Fisher or PSS terminates the merger agreement on the basis of the failure of the stockholders of PSS to approve the merger and in the absence of a publicly announced Acquisition Proposal pending which has not been withdrawn at the time of the PSS stockholders' meeting and if PSS has complied with all its obligations relating to alternative Acquisition Proposals under the merger agreement, then PSS will pay to Fisher, or cause to be paid, prior to or concurrently with such termination the out-of-pocket expenses incurred by Fisher exclusively in connection with the transactions contemplated by the merger agreement not to exceed $4,500,000 in the aggregate.

     Conduct of Business Pending the Merger. Under the merger agreement, PSS has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, it will carry on its respective business in the usual, regular and ordinary course, will use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, comply in all material respects with all applicable laws, continue the implementation of its new technology systems and not take any action that would materially adversely affect the ability of any party to obtain consents necessary to the merger or the ability of any party to perform required covenants under the merger agreement.

     In addition to these agreements regarding the conduct of business generally, PSS has agreed to some specific restrictions relating to the following:

     - the amendment of its certificate of incorporation or bylaws;

     - the incurrence of debt;

     - the declaration or payment of dividends;

     - the repurchase or redemption of capital stock;

     - the issuance or sale of capital stock or other equity interests;

     - the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

     - acquisition of securities or material investments in other entities;

     - compensation of directors, executive officers and key employees;

     - accounting policies and procedures and tax elections; and

     - actions that would cause any of the conditions to the merger to not be satisfied.

     Unless the prior written consent of PSS will have been obtained, and except as otherwise expressly contemplated by the merger agreement, Fisher and FSI Merger Corporation will cause each of its subsidiaries not to take any action which would (a) materially adversely affect the ability of any party to obtain any consents required for the merger, (b) cause any of the closing conditions not to be satisfied, (c) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement or (d) amend Fisher's certificate of incorporation or bylaws except as contemplated by the merger agreement (except for amendments necessary to increase the number of authorized share capital of Fisher).

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

     Additional Agreements. Each of Fisher and PSS has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary, proper and advisable under the merger agreement and applicable laws to complete the merger as soon as practicable, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the merger and to cause to be satisfied the closing conditions; provided that neither party is precluded from exercising its rights under the merger agreement. Each party shall use, and shall cause each of its subsidiaries to use, its reasonable efforts to obtain all consents necessary or desirable for the consummation of the merger. Each party undertakes and agrees to use its reasonable efforts to cause the merger and to take no action which would cause the merger not to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     Amendment, Extension and Waiver. The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of Fisher and PSS has been obtained. After the approval has been obtained, no amendment may be made which under Florida corporate law requires further approval by the stockholders of PSS, without the further approval. All amendments to the merger agreement must be in writing signed by each party.

     At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

     - waive any default in the performance of any term of the merger agreement;

     - waive or extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive compliance with any of the agreements or conditions contained in the merger agreement, except any condition which, if not satisfied, would result in any violation of law.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

     Expenses. Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except that PSS is required to pay up to $4.5 million of out-of-pocket expenses of Fisher if the merger agreement is terminated under circumstances enumerated therein.

     Representations and Warranties. The merger agreement contains customary representations and warranties of Fisher and PSS relating to, among other things:

     - corporate organization and similar corporate matters;

     - subsidiaries;

     - capital structure;

     - authorization and absence of conflicts;

     - documents filed with the Securities and Exchange Commission and financial statements included in those documents;

     - information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

     - board approval and applicable state takeover laws;

     - the stockholder vote required to adopt the merger agreement or approve the issuance of Fisher common stock, as applicable;

     - litigation;

     - compliance with applicable laws;

     - absence of specified changes or events;

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

     - intellectual property;

     - brokers and finders;

     - opinions of financial advisors;

     - taxes;

     - specified contracts;

     - stockholder rights plans; and

     - employee benefits.

     Two of PSS's representations and warranties that must be true and correct in all material respects as a condition to Fisher's obligation to consummate the merger are the following:

     - since December 31, 1999, there has been no adverse change that is material to PSS in the relationship of PSS with its customers or suppliers and no such customer or supplier has indicated that it intends to seek such a change; and

     - the implementation by PSS of J.D. Edwards & Company's One World ERP System, and the conversion of PSS's current systems to this ERP System, have proceeded in accordance with PSS's roll-out schedule, and there is no indication that such implementation and conversion have adversely affected or will adversely affect in any material respect PSS's business and operations.

FISHER CHARTER AND BYLAWS

     Upon completion of the merger, the restated certificate of incorporation for Fisher will be in substantially the form set forth in Annex F to this joint proxy statement/prospectus and the bylaws of Fisher will be substantially in the form set forth in Annex G to this joint proxy statement/prospectus. For a summary of the material provisions of the restated certificate of incorporation and bylaws of Fisher, and the rights of stockholders of Fisher under the restated certificate of incorporation and bylaws, see the section entitled "Description of Fisher Capital Stock."

STOCK OPTION AGREEMENT

     The following summary of the stock option agreement is qualified in its entirety by reference to the complete text of the stock option agreement, which is incorporated by reference and attached as Annex B to this joint proxy statement/prospectus. We urge you to read the full text of the stock option agreement.

     In connection with the execution and delivery of the merger agreement, Fisher and PSS entered into a stock option agreement under which PSS granted to Fisher an irrevocable option to purchase, in whole or in part, an aggregate of up to 14,142,672 shares of PSS common stock at a price of $11.00 per share, but in no event more than 19.9% of the issued and outstanding shares of common stock of PSS at the time of exercise of the option.

     Exercise of the Options. The option granted by PSS to Fisher pursuant to the stock option agreement may be exercised, in whole or in part, at any time, after the date on which Fisher:

     - becomes entitled under the merger agreement to receive the portion of the termination fee which does not relate to the reimbursement of Fisher expenses;

     - a public announcement by PSS of an intention to enter into an agreement with any person with respect to an acquisition proposal is issued;

     - notice of any acquisition by any person who already owns shares of more than 30% of the then outstanding shares of common stock of PSS is given; or

     - any person has commenced a tender or exchange offer to purchase 30% or more of the outstanding shares of common stock of PSS.

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

     The right to purchase shares of common stock will expire on the first to occur of:

     - the completion of the merger;

     - written notice of termination of the stock option agreement by Fisher;

     - 180 days after the date on which Fisher becomes entitled to exercise the option; or

     - the date of termination of the merger agreement, unless Fisher has the right to receive the termination fee upon the termination of the merger agreement, in which case the right to purchase shares of common stock under the stock option agreement will not terminate until 30 business days after the termination fee becomes due and payable.

     Any purchase of shares of PSS common stock by Fisher will occur only if:

     - Fisher is not in breach of its agreements or covenants in the stock option agreement and the merger agreement;

     - no preliminary or permanent injunction or order against the delivery of the option shares is in effect; and

     - any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

     Each of Fisher and PSS has agreed to use their reasonable best efforts to:

     - promptly make and process all necessary filings and applications, obtain all consents, and approvals, and comply with all applicable laws; and

     - have any judgment, order, writ, injunction, ruling or decree of any governmental entity vacated or reversed.

     Adjustments Upon Changes in Capitalization and Substitute Option. The number and kind of securities subject to the stock option agreement and the exercise price will be adjusted for any change in the number of issued and outstanding shares of common stock of the issuer of the option in the event of any change in the corporate or capital structure of the issuer which would have the effect of diluting or otherwise diminishing the optionholder's rights under the stock option agreement. Accordingly, the optionholder will receive, upon exercise of the option, the number and kind of shares or other securities or property that the optionholder would have received if the option had been exercised immediately before the event or record date for the event, as applicable.

     In the event that the issuer of the option enters into any agreement:

     - to consolidate with or merge into any person other than the optionholder or any of its subsidiaries, and the issuer of the option will not be the continuing or surviving corporation in the consolidation or merger;

     - to permit any person, other than the optionholder or any of its subsidiaries, to merge into the issuer of the option and the issuer of the option will be the continuing or surviving or acquiring corporation; or

     - to sell or otherwise transfer all or substantially all of its assets to any person, other than the optionholder and its subsidiaries;

then, in each case, the agreement governing the transaction must contain a provision that, unless exercised earlier by the optionholder, the option granted under the stock option agreement will, upon completion of the transaction and upon specified terms and conditions, be converted into, or exchanged for, an option with identical terms appropriately adjusted, to acquire the number and class of shares or other securities or property that the optionholder would have received under the stock option agreement if the option had been exercised immediately before the consolidation, merger, or sale, as applicable.

     Profit Limitations. The stock option agreement provides that in no event will Fisher's value of the shares purchased under the stock option agreement, plus any termination fee paid by PSS under the merger agreement, exceed an amount equal to $29.0 million.

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

     The value of the shares shall be the difference between:

     (x) the product of (A) the sum of the total number of shares that Fisher intends to purchase and previously purchased pursuant to the prior exercise of the option and (B) the average of the last reported sales price of the common stock of PSS on the Nasdaq National Market for the ten trading commencing on the 12th trading immediately preceding the day at which the option closes, and

     (y) the product of (A) the total number of shares that Fisher intends to purchase at the date at which the option closes pursuant to the exercise of the option and previously purchased pursuant to the prior exercise of the option and (B) $11.00 per share.

     Registration Rights and Listing. The stock option agreements provide that the optionholder has specified rights to require the issuer to register, under the Securities Act of 1933, as amended and any applicable state law, all shares purchased by the optionholder pursuant to the stock option agreement. The stock option agreement also provides that the optionholder has specified rights to require that the issuer list the shares purchased by the optionholder pursuant to the stock option agreement on the New York Stock Exchange or other national securities exchange or trading system on which shares of the issuer's common stock are listed for trading or quotation.

     Assignability. Neither the stock option agreement, nor any of the rights, interests or obligations under it may be assigned by either of the parties without the prior written consent of the other party.

     Effect of Stock Option Agreement. The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, the stock option agreement may discourage persons who might be interested in acquiring all or a significant interest in PSS before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share of PSS common stock than the consideration implicit in the merger or a higher price per share of PSS common stock than the stock market price.

VOTING AGREEMENT

     The following summary of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement, which is incorporated by reference and attached as Annex C to this proxy statement/prospectus. We urge you to read the full text of the voting agreement.

     In connection with the execution and delivery of the merger agreement, PSS entered into a voting agreement with the principal stockholders of Fisher listed on the signature pages of the voting agreement under which these principal stockholders agreed to vote substantially all their shares of Fisher common stock in favor of the adoption of the merger agreement. As of the record date for the special meeting, these stockholders owned shares of Fisher common stock representing approximately 53% of the outstanding shares of Fisher voting common stock.

     The voting agreement prohibits, subject to limited exceptions, any stockholder from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of Fisher common stock, except to a person who agrees in writing to be bound by the terms of the voting agreement. The voting agreement is binding upon any person or entity who acquires shares, by operation of law or otherwise.

     The voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

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                     FISHER 2000 EQUITY AND INCENTIVE PLAN

     The board has approved and adopted, subject to stockholder approval, the Fisher Scientific International Inc. 2000 Equity and Incentive Plan. The plan is intended to afford an incentive to key employees and consultants of the Company or any subsidiary or affiliate that now exists or hereafter is organized or acquired, to continue as key employees or consultants, as the case may be, to increase their efforts on behalf of Fisher and to promote the success of Fisher's business.

     The plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) of the Internal Revenue Code which, generally, limits the deduction by an employer for compensation of certain covered employees. Under Section 162(m) of the Internal Revenue Code, certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, if the plan is approved by the stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to covered employees pursuant to the plan will be deductible under Section 162(m) of the Internal Revenue Code.

GENERAL

     The plan provides for the granting of awards to such employees and consultants of Fisher as the committee established by the board to administer the plan may select from time to time. The plan provides for an aggregate of not
more than        shares of common stock to be reserved for issuance under the plan, subject to adjustment as described below. Such shares may be authorized but unissued shares of common stock or authorized and issued common stock held in Fisher's treasury. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards
under the plan. No more than        shares of common stock may be awarded in
respect of options and stock appreciation rights to any individual under the
plan. No more than        shares of common stock may be awarded in respect of
restricted stock, restricted stock units or other stock-based awards to any individual under the plan. In the event that the committee determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the common stock such that an adjustment would be appropriate in order to prevent dilution or enlargement of the rights of participants under the plan, then the committee may make such equitable changes or adjustments as it deems necessary to the number and kind of shares of common stock or other property (including cash) which may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of common stock subject to each outstanding award, the performance goals related to an award and the exercise price, grant price or purchase price of each award.

     Awards under the plan may be made in the form of:

     - options intended to be and designated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options");

     - options designated as non-qualified stock options ("Non-Qualified Stock Options") (Incentive and Non-Qualified Stock Options are collectively referred to as "Options");

     - stock appreciation rights;

     - certain shares of stock subject to transferability and other restrictions ("Restricted Stock");

     - rights granted to receive Restricted Stock;

     - rights granted to receive cash, stock or other property equal in value to dividends paid with respect to a specified number of shares of stock and

     - other cash- and stock-based awards ("Other Awards"). Awards may be granted to such employees and consultants of Fisher and its subsidiaries as the committee may select in its discretion.

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

     The plan is expected to be administered by the committee. The composition of the committee will, at all times, satisfy the provisions of Section 162(m) of the Internal Revenue Code. The committee will be authorized, among other things, to construe, interpret and implement the provisions of the plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the plan.

AWARDS UNDER THE PLAN

     Stock Options. Options awarded pursuant to the plan will become exercisable at such times and upon such conditions as the committee may determine. The committee will determine each option's expiration date; provided, however, that no incentive stock option may be exercised more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the committee; provided, however, that unless the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The option exercise price will be payable by any one of the following methods or a combination thereof: (a) cash; (b) by surrender of shares of common stock held at least six months by the participant and having a fair market value on the date of the exercise equal to the option exercise price; (c) by having shares of common stock with a fair market value on the date of exercise equal to the aggregate exercise price withheld by Fisher or sold by a broker-dealer; or (d) by such other method as the committee may determine.

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with all or part of, or independently of, any option granted under the plan. Unless the committee determines otherwise, a stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right will have the right to surrender the stock appreciation right and receive from Fisher, in cash, an amount equal to the excess of the fair market value of a share of common stock over the exercise price of the stock appreciation right for each share of common stock in respect of which such stock appreciation right is being exercised.

     Restricted Stock. The committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions as the committee may determine in its discretion. Awards of restricted stock may be made contingent upon the attainment by Fisher of one or more pre-established performance goals established by the committee. The performance goals may consist of the attainment by Fisher (and/or its subsidiaries or divisions if applicable) of targets based upon any one or more of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share,
(v) sales or revenues, (vi) operating expenses, (vii) common stock price appreciation and (viii) implementation or completion of critical projects or processes.

     Other Awards. The committee may grant awards to grantees in the form of either stock-based or cash-based awards. Such awards may be granted with value and payment contingent upon the attainment of performance goals similar to the performance goals described in the preceding paragraph. The maximum payment that any grantee may receive pursuant to any cash-based award granted under the plan
in respect of any performance period is $       . Other awards valued in whole
or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the plan. Subject to the provisions of the plan, the committee is expected to have the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions (including performance goals, if any) of such other awards.

OTHER FEATURES OF THE PLAN

     In the event of a change in control, all outstanding awards will become fully vested and/or immediately exercisable, unless otherwise determined by the committee at the time of the grant and evidenced in an award agreement.

     The board may suspend, revise, terminate or amend the plan at any time; provided, however, that no such action may, without the consent of a participant, adversely affect the participant's rights under any outstanding award. It is expected that the number of participants in the plan will vary over the term of the plan.
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CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of certain U.S. federal income tax consequences under current federal income tax laws relating to awards under the plan to be approved. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Non-Qualified Stock Options. An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. Fisher will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Fisher will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of such compensation income and the exercise price. The optionee's holding period in the common stock received upon the exercise of a Non-Qualified Stock Option immediately after such common stock is acquired.

     In the event of a sale, exchange or other distribution of common stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will constitute as capital gain or loss.

     Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and Fisher will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income, and a tax deduction to Fisher, if the Incentive Stock Option is not exercised on a timely basis (generally, while the optionee is employed by Fisher or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Options will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of the grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and Fisher will generally be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will constitute as capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock. A grantee will not recognize any taxable income upon the receipt of Restricted Stock unless the grantee elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made and the Restricted Stock is returned to Fisher, the holder will not be allowed a deduction except to the extent of the amount, if any, paid by the holder for such Restricted Stock, and such amount will be treated as a capital loss. If the election is not made, the holder will generally recognize ordinary income on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, Fisher generally will be entitled to a deduction in the same amount. If an election under Section 83(b) of the Internal Revenue Code is not made, the grantee's holding period in the Fisher common stock will begin immediately after the restrictions to which the Restricted Stock are subject are removed. If such an election is made, the grantee's holding period in the Fisher common stock will begin immediately after the date such Restricted Stock is transferred.

     Generally, upon a sale, exchange or other disposition of Restricted Stock with respect to which the holder has previously made a Section 83(b) election or the restrictions were previously removed, the holder will

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recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in such shares.

     Stock Appreciation Rights. The grant of a stock appreciation right will not result in income for the grantee or in a tax deduction for Fisher. Upon the settlement of such a right, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and Fisher generally will be entitled to a tax deduction in the same amount.

     Other Types of Awards. Other types of awards under the plan generally would result in taxable ordinary income to the grantee, the amount and timing of which would depend upon the terms and conditions of the particular award. Fisher would generally be entitled to a corresponding tax deduction.

     Tax Consequences of Change in Control. The accelerated vesting of awards under the plan in connection with a Change in Control could cause award holders to be subject to the federal excise tax on "excess parachute payments" and cause a corresponding loss of deduction on the part of the Company. In addition, options that otherwise qualified as Incentive Stock Options could be treated as Non-Qualified Options as a result of such accelerated vesting.

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                      DESCRIPTION OF FISHER CAPITAL STOCK

     This section of the joint proxy statement/prospectus describes the material terms of the capital stock of Fisher under the restated certificate of incorporation and bylaws that will be in effect immediately after the merger is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law." The terms of the Fisher restated certificate of incorporation and by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. The Fisher restated certificate of incorporation is attached as Annex F to this joint proxy statement/prospectus, and the Fisher bylaws are attached as Annex G to this joint proxy statement/prospectus.

AUTHORIZED CAPITAL STOCK

     Fisher is authorized by its restated certificate of incorporation, as amended, to issue an aggregate of 115,000,000 shares. These shares consist of 100,000,000 shares of common stock, par value $.01 per share, of which 4,035,290 shares are designated as non-voting common stock and 9,000,000 shares are designated as Series B non-voting common stock, and 15,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 500,000 shares are designated Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"). Currently, Fisher has no shares of preferred stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Fisher capital stock.

     Fisher's Board of Directors has adopted, subject to stockholder approval, an amendment to Fisher's restated certificate of incorporation to increase Fisher's authorized number of shares of common stock from 100,000,000 shares to 500,000,000 shares.

     The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of Fisher. Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding common stock of Fisher. Any future issuances of any of the newly authorized shares would have effects incidental to increasing the number of shares of the Fisher common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of Fisher's restated certificate of incorporation with the Secretary of State of the State of Delaware. A copy of the proposed certificate of amendment to Fisher's restated articles of incorporation, as amended, is attached as Annex I to this joint proxy/statement prospectus.

FISHER COMMON STOCK

     The holders of Fisher common stock are entitled to one vote per share on all matters submitted for action by the stockholders. Stockholders holding a majority of the shares of Fisher common stock can, if they elect to do so, approve the merger. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Fisher common stock can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Fisher common stock are entitled to share equally, share for share, in such dividends as the board of directors may from time to time declare from sources legally available therefor.

NON-VOTING COMMON STOCK

     Each outstanding share of non-voting common stock is generally not entitled to vote on any matter on which the stockholders of Fisher are entitled to vote, and shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. However, the holders of non-voting common stock shall have the right to vote as a separate class on any merger or consolidation of Fisher with or into another entity or entities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of voting common stock of Fisher or would otherwise be treated differently from shares of voting common stock in connection with such transactions, except that shares of non-

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voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the common stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the non-voting common stock is convertible into voting common stock and (ii) all other consideration is equal on a per share basis.

     Subject to certain restrictions, or regulated stockholders who are subject to Regulation Y of the Federal Reserve System, each record holder of non-voting common stock is entitled at any time and from time to time in such holder's sole discretion and at such holder's option, to convert any or all of the shares of such holder's non-voting common stock into the same number of shares of voting common stock.

FISHER PREFERRED STOCK

     The board is also empowered under Fisher's restated certificate of incorporation to divide any and all shares of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of preferred stock by the board could affect the rights of holders of shares of Fisher common stock. For example, issuance of preferred stock could result in a class of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Fisher common stock, and may enjoy certain voting rights, contingent or otherwise, in addition to that of the Fisher common stock, and could result in the dilution of the voting rights, net income per share and net book value of the Fisher common stock.

ANTI-TAKEOVER CONSIDERATIONS

     Delaware law and the Fisher restated certificate of incorporation and bylaws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Fisher. For a description of the provisions, see "Comparison of Rights of Fisher Stockholders and PSS Stockholders -- Amendments to Bylaws,"
"-- Amendments to the Certificate or Articles of Incorporation" and "-- State Anti-Takeover Statutes."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Fisher common stock is ChaseMellon Stockholders Services, L.L.C.

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                            COMPARISON OF RIGHTS OF
                    FISHER STOCKHOLDERS AND PSS STOCKHOLDERS

     This section of the proxy statement/prospectus describes the material differences between the rights of Fisher stockholders and PSS stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All Fisher stockholders and PSS stockholders are urged to read carefully the relevant provisions of Florida and Delaware law, as well as the charter and bylaws of each of Fisher and PSS. Copies of the forms of restated certificate of incorporation, as amended, and bylaws for Fisher are attached to this joint proxy statement/prospectus as Annexes G and H, respectively.

CAPITALIZATION

     Fisher. The authorized capital stock of Fisher consists of:

     - 100,000,000 shares of Fisher common stock, of which 4,035,290 shares have been designated as non-voting common stock and 9,000,000 shares have been designated as Series B non-voting common stock; and

     - 15,000,000 shares of Fisher preferred stock, of which 500,000 shares have been designated as Fisher series A junior participating preferred stock under the Fisher stockholders rights plan.

     Fisher expects that following the PSS acquisition, Fisher will have approximately 62.3 million shares of its common stock outstanding. As a result, Fisher's board of directors will only be able to issue an additional 37.7 million shares. Therefore, Fisher proposes to increase the authorized number of shares of its capital stock to 500 million shares of common stock. Fisher believes this increase is necessary to provide its board of directors with the necessary flexibility to issue additional shares to raise equity capital, grant options to incentivize management and make future acquisitions.

     PSS. The authorized capital stock of PSS consists of:

     - 150,000,000 shares of common stock; and

     - 1,000,000 shares of preferred stock, of which 300,000 shares have been designated as PSS Series A Participating Preferred Stock under the PSS stockholders rights plan.

VOTING RIGHTS

     Fisher. Each holder of Fisher common stock has the right to cast one vote for each share of Fisher common stock held of record on all matters submitted to a vote of stockholders of Fisher, including the election of directors. Holders of Fisher common stock have no cumulative voting rights.

     PSS. Each holder of PSS common stock has the right to cast one vote for each share of PSS common stock held of record on all matters submitted to a vote of stockholders of PSS, including the election of directors. Holders of PSS common stock have no cumulative voting rights.

NUMBER AND ELECTION OF DIRECTORS

     Fisher. The board of directors of Fisher currently has nine members. The Fisher bylaws provide that the Fisher board of directors will consist of a number of directors to be fixed from time to time by a vote of the majority of the Fisher board of directors or by the affirmative vote of the holders of at least 80% of the voting power of Fishers capital stock, and the Fisher restated certificate of incorporation provides that any change in the size of the board of directors requires the vote of a majority of the total number of authorized directors.

     The Fisher restated certificate of incorporation and bylaws provide for the Fisher board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of

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the Fisher board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

     The merger agreement provides that Fisher will take, or cause to be taken, such action required to appoint Hugh Brown to serve as a director with a term expiring in 2001 and Patrick Kelly to serve as a director with a term expiring in 2003, effective as of the consummation of the merger. If necessary for such appointments, Fisher will increase the size of its Board from nine persons to eleven persons with three directors whose terms expire in 2003, four directors whose terms expire in 2002 and four directors hose terms expire in 2001.

     Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. Fisher's restated certificate of incorporation does not provide for cumulative voting.

     PSS. The board of directors of PSS currently has eight members. The PSS articles and bylaws provide that the number of directors will be fixed from time to time by the consent of three-fifths of the PSS board.

     The PSS articles and bylaws provide for the PSS board to be divided into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of one class of directors expires every year, so that the term of each class is for a period of three years.

     Under Florida law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's articles of incorporation so provide. PSS's articles do not provide for cumulative voting.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     General. Delaware law provides that if, at the time of the filing of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

     Florida law provides that a vacancy in the board of directors, including any vacancy by any increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the stockholders, unless the articles of incorporation provide otherwise.

     Florida law also provides that stockholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause.

     Fisher. Vacancies on the board of directors of Fisher, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum.

     Fisher's restated certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Fisher capital stock entitled to vote generally in the election of directors, voting together as one group.

     PSS. The PSS articles provide that any vacancy in the PSS board, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of three-fifths of the directors then in office. A director elected to fill a vacancy shall hold office for the unexpired term and until his or her successor shall have been elected or qualified, or for newly created directorships, until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected or qualified.

     The PSS articles provide that directors may be removed with or without cause only by the affirmative vote of holders of at least four-fifths of the outstanding shares of PSS common stock, except that if the PSS board, by an affirmative vote of at least three-fifths of the entire PSS board, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of a majority of the PSS

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common stock. The PSS articles provide that the affirmative vote of the holders of at least four-fifths of the PSS common stock is required to alter, amend or adopt any provision inconsistent with, or to repeal, this provision.

AMENDMENTS TO THE CERTIFICATE OR ARTICLES OF INCORPORATION

     General. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Under Florida law, amendments to a corporation's articles of incorporation relating to the following matters may be made by the board of directors without stockholder approval, unless the articles of incorporation provide otherwise:

     - the extension of the duration of the corporation if it was incorporated at a time when limited duration was required by law;

     - the deletion of the names and addresses of the initial directors and the initial registered agent;

     - the deletion of information solely for historical interest;

     - in connection with a stock combination or division, changes to the par value of the shares, number of authorized shares and any other changes necessary or appropriate to assure the rights and preferences of each holder of shares will not be adversely affected;

     - the deletion of authorization for a class or series of shares if no such class or series are issued;

     - minor changes in the corporation's name relating to the identity of the entity such as "corp.," "inc.," "co." or similar phrases;

     - changes to the par value for a class or series of shares;

     - to provide that if the corporation acquires its own shares, such shares constitute treasury shares until disposed of or canceled by the corporation; and

     - any other change permitted by Florida law.

     All other amendments to the articles of incorporation must be recommended by the board of directors to the stockholders and approved by a majority of the stockholders entitled to vote on an amendment unless a greater percentage is provided for in the articles of incorporation or in the resolution of the board of directors proposing such amendment. In addition, Florida law provides that the holders of the outstanding shares of a class shall be entitled to vote as a single class if the holders of such a class would be adversely or particularly affected by the amendment.

     Fisher. Fisher's restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding Fisher capital stock entitled to vote generally in the election of directors, voting together as one group, is required to:

     - amend, or repeal, or adopt provisions inconsistent with, the provisions of Fisher's restated certificate of incorporation relating to:

          - undesignated preferred stock;

          - the board of directors, including the powers and authority expressly conferred upon the board of directors, the number of members, board classification, vacancies and removal;

          - calling of special meetings of stockholders;

          - the manner in which stockholder action may be effected; or

          - amendments to Fisher's bylaws.

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     PSS. The PSS articles do not alter the vote required under Florida law except as follows. The PSS Articles provide that the approval of four-fifths of the PSS common stock is required to alter, amend, modify or repeal the provisions in the PSS articles regarding the removal of directors. The PSS articles also provide that if the stockholders have adopted or amended a provision of the PSS articles that fixes a greater quorum or voting requirement for stockholders than is required by Florida law, the adoption or amendment of a provision in the PSS articles that adds, changes or deletes a greater quorum or voting requirement for stockholders must meet the same quorum requirements and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater.

AMENDMENTS TO BYLAWS

     General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

     Under Florida law, either the board of directors or stockholders may amend or repeal a corporation's bylaws unless (i) the articles of incorporation or Florida law reserves the power to amend the bylaws generally or a particular bylaw provision, to the stockholders, or (ii) the stockholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board of directors may not amend or repeal the bylaws or that bylaw provision. Florida law permits a corporation's stockholders to amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

     Fisher. Fisher's restated certificate of incorporation authorizes the Fisher board of directors to adopt, amend or repeal any provision of Fisher's bylaws by the affirmative vote of a majority of the total number of authorized directors. Fisher's restated certificate of incorporation further provides that the stockholders may change or repeal any by-law adopted by the board, and that no amendment or supplement to the bylaws adopted by the board may vary or conflict with any amendment or supplement adopted by the stockholders. The restated certificate of incorporation further provides that bylaws pertaining to special meetings, meetings of stockholders, member election and terms of directors, and removal of directors, may be adopted, amended or repealed only by the affirmative vote of the holders of at least 80% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as one group.

     PSS. The PSS bylaws are consistent with Florida law. The PSS articles provide that if the stockholders have adopted or amended a provision of the PSS bylaws that fixes a greater quorum or voting requirement for stockholders than is required by Florida law, the adoption or amendment of a provision in the PSS bylaws that adds, changes or deletes a greater quorum or voting requirement for stockholders must meet the same quorum requirements and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater.

ACTION BY WRITTEN CONSENT

     General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

     Florida law provides that, unless otherwise stated in the articles of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

     Fisher. The Fisher restated certificate of incorporation prohibits stockholder actions by written consent.

     PSS. PSS's bylaws permit stockholder actions by written consent.

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ABILITY TO CALL SPECIAL MEETINGS

     Fisher. Special meetings of Fisher stockholders may be called by Fisher's board of directors, by affirmative vote of a majority of the total number of authorized directors, or by the chief executive officer.

     PSS. The PSS bylaws provide that special meetings of the stockholders may be called, as provided under Florida law, by the PSS board of directors or by any other person authorized by the PSS articles or bylaws, or by the holders of not less than 10% of the shares entitled to vote.

NOTICE OF STOCKHOLDER ACTION

     Fisher. Under Fisher's bylaws, at any annual meeting, only such business will be conducted as is brought before the annual meeting by or at the direction of the board of directors, or by any stockholder who complies with the procedures set forth in the bylaws.

     For business properly to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice in proper written form to the secretary of Fisher. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Fisher not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

     To be in proper written form, a stockholder's notice to the secretary must set forth in writing as to each matter the stockholder proposes to bring before the annual meeting:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and address, as they appear on Fisher's books, of the stockholder proposing such business;

     - the class and number of shares of Fisher which are beneficially owned by the stockholder; and

     - any material interest of the stockholder in such business.

     The chairman of an annual meeting will, if facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of the bylaws. If he determines that business is not properly before the annual meeting, he will declare that such business not properly brought before the annual meeting may not be transacted.

     PSS. None of the PSS articles or bylaws or Florida law impose any additional requirements or restrictions on the ability of a stockholder to propose action to be addressed at a meeting of the stockholders of PSS. Therefore, a PSS stockholder need only comply with the proxy rules of the Securities and Exchange Commission in order to propose a stockholder action.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     General. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     Florida law provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless

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

the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes:

     - a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful;

     - a transaction from which the director, either directly or indirectly, derived an improper personal benefit;

     - a violation of Florida law concerning the unlawful payment of dividends;

     - in a proceeding by or in the right of the corporation or a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

     - in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Fisher. The Fisher restated certificate of incorporation provides that a director of Fisher will not be personally liable to Fisher or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Fisher or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     PSS. Neither the PSS articles or bylaws modify the limitation of the liability of directors of PSS provided by Florida law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     General. Under Delaware law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     Under Florida law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and

     - with respect to any criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful.

     Florida law provides however that a person may not be indemnified nor may expenses be advanced if a judgment or final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

     - a violation of criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     - a transaction from which such person derived an improper personal benefit;

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

     - in the case of a director, an unlawful distribution under Florida law; or

     - willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

     Fisher. The Fisher restated certificate of incorporation will provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or officer of Fisher and who is or was involved in any manner, or who is threatened to be made involved in any manner, in any pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Fisher, or is or was serving at the request of Fisher as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise.

     Fisher is authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agents.

     PSS. The PSS articles and bylaws provide that PSS shall indemnify officers and directors to the fullest extent permitted by law. The PSS bylaws also state that PSS may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of PSS.

FISHER STOCKHOLDERS RIGHTS PLANS

     On June 9, 1997, the board of directors of Fisher authorized and declared a dividend of one preferred share purchase right for each share of Fisher common stock outstanding at the close of business on June 19, 1997, to the stockholders of record on that date. Each right entitles the registered holder to purchase from Fisher one one-hundredth of a share of series A preferred stock at a price of $190 per one one-hundredth of a share of preferred stock, subject to adjustment. On August 7, 1997, the board approved a First Amendment, dated as of August 7, 1997, to the rights agreement dated as of June 9, 1997, between Fisher and Chase Mellon Stockholder Services, L.L.C. as rights agent. The following is a description of the rights agreement, as amended.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding Fisher common stock or (2) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Fisher common stock (the earlier of such dates being called the "distribution date"), the rights will be evidenced, with respect to any of the Fisher common stock certificates outstanding as of the rights record date of June 19, 1997, by such Fisher common stock certificate with a copy of a summary of rights attached thereto.

     The rights agreement provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the Fisher common stock. Until the distribution date (or earlier redemption or expiration of the rights), new Fisher common stock certificates issued after the rights record date upon transfer or new issuance of Fisher common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for Fisher common stock outstanding as of the rights record date, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the rights associated with the Fisher common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Fisher common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on June 8, 2007 (the "final expiration date"), unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by Fisher, in each case, as described below.
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

     The purchase price payable, and the number of shares of series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision combination or reclassification of, the series A preferred stock;

     - upon the grant to holders of shares of series A preferred stock of certain rights or warrants to subscribe for or purchase shares of series A preferred stock at a price, or securities convertible into series A preferred stock with a conversion price, less than the then-current market price of the series A preferred stock; or

     - upon the distribution to holders of the series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in series A preferred stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-hundredths of a share of series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the Fisher common stock or a stock dividend on the Fisher common stock payable in shares of Fisher common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

     The shares of series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Fisher common stock. In the event of liquidation, the holders of the series A preferred stock will be entitled to a minimum preferential liquidation payment of 100 times the payment made per share of Fisher common stock. Each share of series A preferred stock will have 100 votes, voting together with the Fisher common stock. Finally, in the event of any merger, consolidation or other transaction in which Fisher common stock is exchanged, each share of series A preferred stock will be entitled to receive 100 times the amount received per share of Fisher common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the series A preferred stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of series A preferred stock purchasable upon exercise of each right should approximate the value of one share of Fisher common stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of Fisher common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Fisher common stock having a market value of two times the exercise price of the right.

     At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Fisher common stock, the board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Fisher common stock, or one one-hundredth of a share of series A preferred stock (or of a share of a class or series of Fisher's preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of series A preferred stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of series A preferred stock, which may, at the election of Fisher, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the series A preferred stock on the last trading day prior to the date of exercise.

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

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Fisher common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price of $.01 per right.

     The terms of the rights may be amended by the board of directors without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Fisher common stock then known to Fisher to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder thereof, as such will have no rights as a stockholder of Fisher, including, without limitation, the right to vote or to receive dividends.

STATE ANTI-TAKEOVER STATUTES

     General. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Florida has adopted a statute applicable to affiliated transactions. Florida law and the PSS articles require that any merger, consolidation, asset transfer or other extraordinary transaction of the corporation with a stockholder who is the beneficial owner of more than ten percent of the outstanding voting shares of the corporation, or an interested stockholder, must be approved by two-thirds of the voting shares other than the

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

shares beneficially owned by the interested stockholder. The voting requirements described above do not apply if certain conditions are met, including, but not limited to:

     - the transaction being approved by a majority of disinterested directors;
       or

     - the price to be paid to the stockholders exceeding certain price thresholds, including that the price per share must be higher than the fair market value per share on the announcement date and must be higher than the highest price paid by the interested stockholder within the two years preceding the transaction.

     The affiliated transaction statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by the statute. Such an amendment to the article of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 12 months after approval.

     Another Florida statute governs control share acquisitions. The control share acquisition statute generally denies voting rights to shares owned by an acquiring person who has obtained or anticipates obtaining in excess of specified thresholds of voting control in shares of an issuing public corporation. The purchase of shares of a public corporation is not deemed to be a control share acquisition if, among other things, the acquisition is pursuant to a merger or share exchange agreement to which the public corporation is a party or the acquisition has been approved by the board of directors of the public corporation before such acquisition. In the event that a purchase of shares does constitute a control share acquisition, the shares acquired will only have voting rights to the extent granted by resolution approved by a majority of the shares of the public corporation entitled to vote (excluding all interested shares) with each class or series voting as a separate class to the extent required by Florida law. The control share acquisition statute applies to a corporation unless, prior to such acquisition, the corporation's articles of incorporation or bylaws provide that this statute does not apply to control share acquisitions.

     Fisher. Because Fisher has not adopted any provision in its restated certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Fisher.

     PSS. PSS's articles specifically provide that the Florida affiliated transactions statute is applicable to the corporation. In addition, PSS has not taken any action to "opt-out" of the control share acquisition statute, and therefore the statute is applicable to acquisitions of shares of PSS common stock. PSS's board of directors has adopted resolutions approving its acquisition by Fisher and specifically providing that the merger shall not trigger the affiliated transactions statute or the control share acquisition statute or any other state anti-takeover law.

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

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

OPERATIONS OF THE COMPANY

     After the transaction, Fisher will be the parent corporation of PSS. Except as indicated in this joint proxy statement/prospectus, Fisher currently does not have any plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Fisher, a sale or transfer of a material amount of assets of Fisher or any material change in Fisher's capitalization or any other material changes in Fisher's business.

     It is currently anticipated that the business and operations of Fisher and PSS will be continued substantially as they are currently being conducted, except that PSS will be a wholly owned subsidiary of Fisher. Changes may be made as are deemed appropriate and Fisher's assets, business, operations, properties, policies, corporate structure, capitalization and management will be reviewed in the future to determine if any changes would be desirable in light of the circumstances then existing.

BOARD OF DIRECTORS OF FISHER

     Fisher shall take such necessary action in order to appoint, as of the effective time of the merger, Hugh Brown, a director of PSS, to serve as a director of Fisher with a term expiring in 2001 and Patrick Kelly, chairman, chief executive officer and a director of PSS, to serve as a director with a term expiring in 2003. If necessary for the appointment of Messrs. Brown and Kelly, Fisher will increase the size of its board of directors from nine persons to eleven persons.

     All of Fisher's current directors will continue as directors following the merger. These directors are Paul M. Montrone (Chairman), Paul M. Meister (Vice Chairman), Mitchell J. Blutt, M.D., Robert A. Day, Michael D. Dingman, Anthony
J. DiNovi, David V. Harkins, Scott M. Sperling and Kent R. Weldon.

BOARD OF DIRECTORS AND MANAGEMENT OF PSS

     Member of the PSS Board of Directors. Following the merger, the directors of FSI Merger Corporation will be the directors of PSS. These persons are Paul
M. Meister, the Vice Chairman of the Board and Executive Vice President and Chief Financial Officer of Fisher, and Todd M. DuChene, Vice President and General Counsel of Fisher.

     Executive Officers of PSS. Following the merger, the officers of PSS in office immediately prior to the effective time of the merger will continue in office until their successors are duly elected and qualified.

                                 LEGAL MATTERS

     The validity of the shares of Fisher stock offered by this joint proxy statement/prospectus will be passed upon for Fisher by Debevoise & Plimpton.

     Alston & Bird LLP, counsel for PSS, and Debevoise & Plimpton, counsel for Fisher, will pass upon certain Federal income tax consequences of the merger for PSS and Fisher, respectively.

                                    EXPERTS

     The consolidated financial statements of Fisher incorporated in this prospectus by reference from Fisher's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and schedule of PSS World Medical, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as
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

indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition," in fiscal 2000 as discussed in Note 1 to the financial statements.

                                 OTHER MATTERS

     Neither Fisher nor PSS presently intends to bring any matters other than those described in this document before its special meeting. Further, neither Fisher nor PSS has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company's special meeting or any adjournment or postponement of either company's special meeting, the persons named in the enclosed proxy forms of Fisher or PSS, as applicable, will vote the proxies in keeping with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

                      WHERE YOU CAN FIND MORE INFORMATION

     This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus.

     All documents filed by Fisher or PSS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of each company's special meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

     You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by Fisher with the Securities and Exchange Commission (Securities and Exchange Commission file number 1-10920), are incorporated by reference into this joint proxy statement/prospectus:

     - Fisher's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (filing date March 23, 2000);

     - Fisher's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2000 (filing date May 15, 2000);

     - Fisher's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2000 (filing date August 14, 2000); and

     - Fisher's Proxy Statement on Schedule 14A (filing date April 7, 2000).

     The following documents, which were filed by PSS with the Securities and Exchange Commission (Securities and Exchange Commission file number 0-23832), are incorporated by reference into this joint proxy statement/prospectus:

     - PSS's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (filing date June 23, 2000), as amended by PSS's Annual Report on Form 10-K/A (filing date July 31, 2000);

     - PSS's Current Report on Form 8-K (filed June 27, 2000);

     - PSS's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2000 (filing date August 10, 2000); and

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     - The description of Common Stock contained in PSS's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

     The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this joint proxy statement/prospectus are not themselves specifically incorporated by reference in this joint proxy statement/prospectus, then the exhibits will not
be provided. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY             , 2000 TO
ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     Requests for documents relating to Fisher should be directed to:

     Fisher Scientific International Inc.
     One Liberty Lane
     Hampton, New Hampshire 03842
     Attention: Matthew Murphy
     telephone: (603) 929-2376

     Requests for documents relating to PSS should be directed to:

     PSS World Medical, Inc.
     4345 Southpoint Boulevard
     Jacksonville, Florida 32216
     Attention: David A. Smith
     telephone: (904) 332-3333

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

    Judiciary Plaza                  Citicorp Center                  Seven World Trade Center
    Room 1024450                     500 West Madison Street          13th Floor
    Fifth Street, N.W                Suite 1400                       New York, New York 10048
    Washington, D.C. 20549           Chicago, Illinois 60661

     Reports, proxy statements and other information concerning Fisher may be inspected at:

                          The New York Stock Exchange
                                20 Broad Street
                            New York, New York 10005

     Reports, proxy statements and other information concerning PSS may be inspected at:

                National Association of Securities Dealers, Inc.
                              1735 K. Street, N.W.
                             Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the

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

Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     Fisher has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Fisher's stock to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of Fisher filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the merger, please call either Matthew Murphy at Fisher Investor Relations at (603) 929-2376 or David A. Smith at PSS Investor Relations at (904) 332-3333.

     This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Fisher was provided by Fisher and the information contained in this joint proxy statement/prospectus with respect to PSS was provided by PSS.

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                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     FISHER SCIENTIFIC INTERNATIONAL INC.,

                             FSI MERGER CORPORATION

                                      AND

                            PSS WORLD MEDICAL, INC.

                           DATED AS OF JUNE 21, 2000

                               TABLE OF CONTENTS

Preamble.............................................................    1

ARTICLE I     THE MERGER.............................................    1
  1.1    Merger......................................................    1
  1.2    Effective Time..............................................    1
  1.3    Time and Place of Closing...................................    1
  1.4    Articles of Incorporation and Bylaws........................    1
  1.5    Directors...................................................    2
  1.6    Officers....................................................    2
  1.7    Stock Option Agreement......................................    2

ARTICLE II     MANNER OF CONVERTING SHARES IN THE MERGER.............    2
  2.1    Conversion of Shares........................................    2
  2.2    Shares Held by Company or Parent............................    2
  2.3    Fractional Shares...........................................    2
  2.4    Payment in Respect of Equity Rights.........................    3
  2.5    Adjustments.................................................    4

ARTICLE III     EXCHANGE OF SHARES...................................    4
  3.1    Exchange Procedures.........................................    4
  3.2    Rights of Former Company Shareholders.......................    6
  3.3    Affiliates..................................................    6

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF COMPANY.............    6
  4.1    Organization, Standing and Power............................    6
  4.2    Authority of Company; No Breach By Agreement................    6
  4.3    Capital Stock...............................................    7
  4.4    Company Subsidiaries........................................    7
  4.5    SEC Filings; Financial Statements...........................    8
  4.6    Absence of Undisclosed Liabilities..........................    9
  4.7    Absence of Certain Changes or Events........................    9
  4.8    Tax Matters.................................................    9
  4.9    Assets......................................................   10
  4.10   Intellectual Property.......................................   10
  4.11   Environmental Matters.......................................   10
  4.12   Compliance with Laws........................................   11
  4.13   Labor Relations.............................................   11
  4.14   Employee Benefit Plans......................................   11
  4.15   Material Contracts..........................................   12
  4.16   Legal Proceedings...........................................   12
  4.17   Opinion of Financial Advisor................................   13
  4.18   State Takeover Laws.........................................   13
  4.19   Charter Provisions..........................................   13
  4.20   Rights Agreement............................................   13

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
  4.21   Tax Reorganization..........................................   13
  4.22   Customers and Suppliers.....................................   13
  4.23   ERP Rollout.................................................   13

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF PARENT AND
  PURCHASER..........................................................   14
  5.1    Organization, Standing and Power............................   14
  5.2    Authority; No Breach By Agreement...........................   14
  5.3    Capital Stock...............................................   14
  5.4    Parent Subsidiaries.........................................   15
  5.5    SEC Filings; Financial Statements...........................   15
  5.6    Absence of Undisclosed Liabilities..........................   16
  5.7    Absence of Certain Changes or Events........................   16
  5.8    Tax Matters.................................................   16
  5.9    Environmental Matters.......................................   17
  5.10   Compliance with Laws........................................   17
  5.11   Legal Proceedings...........................................   17
  5.12   Authority of Purchaser......................................   18
  5.13   Tax Reorganization..........................................   18

ARTICLE VI     CONDUCT OF BUSINESS PENDING CONSUMMATION..............   18
  6.1    Affirmative Covenants of Company............................   18
  6.2    Negative Covenants of Company...............................   19
  6.3    Covenants of Parent and Purchaser...........................   20
  6.4    Adverse Changes in Condition................................   20
  6.5    Reports.....................................................   20

ARTICLE VII     ADDITIONAL AGREEMENTS................................   21
         Registration Statement; Proxy Statement; Shareholder
  7.1    Approval....................................................   21
  7.2    NYSE Listing................................................   22
  7.3    Purchaser Compliance........................................   22
  7.4    Applications; Antitrust Notification........................   22
  7.5    Filings with State Offices..................................   22
  7.6    Agreement as to Efforts to Consummate.......................   22
  7.7    Investigation and Confidentiality...........................   22
  7.8    Press Releases..............................................   23
  7.9    No Solicitation; Acquisition Proposals......................   23
  7.10   State Takeover Laws.........................................   24
  7.11   Employee Benefits and Contracts.............................   24
  7.12   Indemnification.............................................   25
  7.13   Repayment of Certain Indebtedness...........................   25
  7.14   Senior Subordinated Notes due 2007..........................   26
  7.15   Section 16 Matters..........................................   26
  7.16   Affiliates..................................................   26
  7.17   Employment and Non-Compete Agreements.......................   26

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
  7.18     Voting Agreement....................................................................................         26
  7.19     Accountant's Letters................................................................................         26
  7.20     Waiver or Declination of Preemptive Rights..........................................................         27

ARTICLE VIII     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............................................         27
  8.1      Conditions to Obligations of Each Party.............................................................         27
  8.2      Conditions to Obligations of Parent and Purchaser...................................................         27
  8.3      Conditions to Obligations of Company................................................................         28

ARTICLE IX     TERMINATION.....................................................................................         29
  9.1      Termination.........................................................................................         29
  9.2      Effect of Termination...............................................................................         30
  9.3      Non-Survival of Representations and Covenants.......................................................         30

ARTICLE X     MISCELLANEOUS....................................................................................         30
  10.1     Definitions.........................................................................................         30
  10.2     Expenses............................................................................................         37
  10.3     Brokers and Finders.................................................................................         38
  10.4     Entire Agreement....................................................................................         38
  10.5     Amendments..........................................................................................         38
  10.6     Waivers.............................................................................................         38
  10.7     Assignment..........................................................................................         38
  10.8     Notices.............................................................................................         39
  10.9     Governing Law.......................................................................................         39
  10.10    Counterparts........................................................................................         39
  10.11    Captions; Articles and Sections.....................................................................         39
  10.12    Interpretations.....................................................................................         39
  10.13    Enforcement of Agreement............................................................................         39
  10.14    Severability........................................................................................         39

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                                LIST OF EXHIBITS

   EXHIBIT
    NUMBER            DESCRIPTION

      1.6             Officers of Company
      1.7             Stock Option Agreement
     4.23             ERP System Roll-Out Schedule
     7.16             Rule 145 Affiliates of Company
     7.18(a)          Parent Shareholders Party to Voting Agreement
     7.18(b)          Voting Agreement
      8.2(d)          Tax Representations Letter of Parent
      8.3(e)          Tax Representations Letter of Company

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 21, 2000, by and among FISHER SCIENTIFIC INTERNATIONAL INC. ("Parent"), a Delaware corporation; FSI MERGER CORPORATION ("Purchaser"), a Florida corporation; and PSS WORLD MEDICAL, INC. ("Company"), a Florida corporation.

                                    PREAMBLE

     The respective Boards of Directors of the Company, Parent and Purchaser have each determined that it is in the best interests of their respective shareholders for Parent, through Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein. The transactions described in this Agreement are subject to the approvals of the stockholders of Company and Parent, expiration of the required waiting period under the HSR Act, and the satisfaction of other terms and conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

     Immediately after the execution and delivery of this Agreement, and as condition and inducement to the willingness of Parent to enter into this Agreement, Company and Parent are entering into a stock option agreement pursuant to which Company is granting Parent an option to purchase shares of Company Common Stock.

     Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into Company in accordance with the provisions of Section 607.1106 of the FBCA and with the effect provided therein (the "Merger"). Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted by the respective Boards of Directors of Company, Purchaser and Parent and approved by Parent, as the sole shareholder of Purchaser.

     1.2 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, the Parties shall cause the Effective Time to occur on or prior to the first business day (unless a greater delay is required by applicable Law or unless the Parties agree on another date) following the satisfaction or (to the extent permissible under Law) waiver of all the conditions of Article 8.

     1.3 TIME AND PLACE OF CLOSING. The closing of the Transactions (the "Closing") will take place at the Effective Time, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York or such other location as may be mutually agreed upon by the Parties.

     1.4 ARTICLES OF INCORPORATION AND BYLAWS.

          (a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in their entirety to become the same as the articles of incorporation of Purchaser, as in effect immediately before the Effective Time, until thereafter amended as provided by law and such articles of incorporation.

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

          (b) The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

     1.5 DIRECTORS.

          (a) The directors of Purchaser in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the initial directors of the Surviving Corporation to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

          (b) Parent shall take, or cause to be taken, such action as may be required (including if and to the extent amending the Investor Agreement) in order to, effective as of the Effective Time, (i) appoint or cause to be appointed Hugh Brown to serve as a director with a term expiring in 2001 and Patrick Kelly to serve as a director with a term expiring in 2003 and
     (ii) if necessary for the appointment of directors contemplated by clause
     (i), increase the size of its Board of Directors from nine persons to eleven persons with three directors whose terms expire in 2003, four directors whose terms expire in 2002 and four directors whose terms expire in 2001.

     1.6 OFFICERS. The officers of Company in office immediately prior to the Effective Time, together with the persons named on Exhibit 1.6 hereto, shall serve as the initial officers of the Surviving Corporation until such officer's successor is duly elected and qualified.

     1.7 STOCK OPTION AGREEMENT. Simultaneous with the execution of this Agreement by the Parties as a condition thereto, Company and Parent are executing and delivering the Stock Option Agreement in substantially the form of
Exhibit 1.7.

                                   ARTICLE II

                   MANNER OF CONVERTING SHARES IN THE MERGER

     2.1 CONVERSION OF SHARES. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Purchaser or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

          (b) each Share (excluding Shares held by any Company Entity or any Parent Entity) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into and exchanged for the right to receive 0.3121 of a fully paid and non-assessable share of Parent Common Stock (the "Exchange Ratio"). The consideration referred to in the preceding sentence and in Section 2.3 is hereinafter referred to as the "Merger Consideration."

     2.2 SHARES HELD BY COMPANY OR PARENT. Each of the Shares held by any Company Entity or any Parent Entity shall, by virtue of the Merger, cease to be outstanding and will be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.3 FRACTIONAL SHARES.

          (a) Notwithstanding any other provision of this Agreement, no certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Certificate and such fractional share interests will not entitle the owner thereof to vote, to be entitled to dividends or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the market value of one share of Parent Common Stock at the Effective Time. The market value of one share of Parent Common Stock at the Effective Time shall be the Average Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.4 PAYMENT IN RESPECT OF EQUITY RIGHTS.

          (a) At the Effective Time, (i) each outstanding Equity Right relating to Company Common Stock, whether or not then exercisable, shall be converted, in the manner described below, into and become a right to acquire Parent Common Stock, (ii) Parent shall assume each Equity Right in accordance with the terms of the Company Stock Plans and/or the agreements governing such Equity Right, subject to the modifications set forth in this
     Section 2.4, and (iii) the Company Stock Plans and the agreements evidencing the grants of such Equity Rights shall continue in effect on the same terms and conditions, subject to the modifications set forth in this
     Section 2.4. The number of shares of Parent Common Stock subject to such converted Equity Right shall equal the product of (i) the number of shares of Company Common Stock into which such Equity Right was exercisable prior to the Effective Time and (ii) the Exchange Ratio. The exercise, price, if any, applicable to such Equity Right shall be equal to the per share exercise price applicable to such Equity Right prior to the Effective Time divided by the Exchange Ratio.

          (b) Prior to the Effective Time, Company shall use all commercially reasonable efforts to obtain all necessary consents or releases from holders of Equity Rights, to the extent required by the terms of the plans or agreements governing such Equity Rights, as the case may be, or pursuant to the terms of any Equity Right granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of Company's stockholders). Except as otherwise agreed to by Parent or Purchaser and Company, Company shall take all action necessary to ensure that following the Effective Time, (x) no participant in any Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of Company, the Surviving Corporation or any Subsidiary thereof, and (y) Company will not be bound by any Equity Right which would entitle any Person to own any capital stock of Company, the Surviving Corporation or any Subsidiary thereof. Any amounts otherwise payable under this Section 2.4 shall be subject to any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local Law.

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise or conversion of Equity Rights. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Equity Rights and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Equity Rights remain outstanding.

          (d) With respect to the Company Stock Plans, from and after the Effective Time, Parent and its Compensation Committee shall be substituted for Company and Company's Compensation Committee administering the Company Stock Plans. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Equity Rights appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans. Notwithstanding the provisions of clause (a) above, each Equity Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Equity Right, within the meaning of Section 424(h) of the Internal Revenue Code.

          (e) With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall administer the Company Stock Plans in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

     2.5 ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares of Company Common Stock or Parent Common Stock shall occur, including by reason of the Company Rights Agreement, any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon, in any of these cases with a record date during such period, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                                  ARTICLE III

                               EXCHANGE OF SHARES

     3.1 EXCHANGE PROCEDURES.

          (a) Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably satisfactory to Company, to act as exchange agent (the "Exchange Agent") to receive the funds and to deliver the certificates for the shares of Parent Common Stock upon surrender of certificates which represented Shares immediately prior to the Effective Time (the "Certificates"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3 and any dividends and other distributions pursuant to Section 3.1(h). Any cash and certificates of Parent Common Stock deposited with the Exchange Agent are hereinafter be referred to as the "Exchange Fund".

          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, (A) the holder of such Certificate shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (y) a check in the amount equal to the cash that such holder has the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section
     2.3 and dividends and other distributions pursuant to Section 3.1(h), after giving effect to any tax withholdings, and (B) the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 3.1(h). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.1(h), may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that the payment of applicable stock transfer taxes.

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          (c) If any Certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder of record claiming such Certificates to be lost, mislaid, stolen or destroyed,
     (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificates shall have been converted.

          (d) Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Common Stock for any Merger Consideration or amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by the holders of Company Common Stock five years after the Effective Time, (or immediately prior to such earlier date on which payment pursuant to Article 2 would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (e) The Exchange Agent shall invest any cash in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the funds deposited with the Exchange Agent shall be the property of and paid over to Parent as and when requested by Parent.

          (f) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent together with any Certificates and other documents in the Exchange Agent's possession, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.1 shall thereafter only look to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.1(h).

          (g) Parent, Purchaser or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or under any provision of state or local Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (h) No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3, in each case unless and until such holder surrenders such Certificate in accordance with this Section 3.1. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but

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

     prior to such surrender and a payment date subsequent to such surrender payable with respect to shares of Parent Common Stock.

     3.2 RIGHTS OF FORMER COMPANY SHAREHOLDERS. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock by any such holder shall thereafter be registered or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate (other than Shares to be canceled pursuant to Section 2.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.3 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company in respect of such Shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each Share formerly represented by such Certificate. All shares of Parent Common Stock issued and cash paid in lieu of fractional shares pursuant to Section 2.3, and any dividends or distributions pursuant to Section 3.1(h), shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     3.3 AFFILIATES. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Company in accordance with Section 7.16 of this Agreement for purposes of Rule 145 under the 1933 Act until such Person has executed and delivered an Affiliate Agreement to Parent.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Parent as follows:

     4.1 ORGANIZATION, STANDING AND POWER.

          (a) Company is a corporation validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets owned, leased or operated or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Company Material Adverse Effect.

          (b) Company has heretofore furnished to Parent a complete and correct copy of the Amended and Restated Articles of Incorporation (the "Company Articles of Incorporation") and the Bylaws (the "Company Bylaws") of Company as currently in effect. No other similar organizational documents are applicable to or binding upon Company. Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.

     4.2 AUTHORITY OF COMPANY; NO BREACH BY AGREEMENT.

          (a) Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Transaction Agreements and to consummate the Transactions. The execution, delivery, and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the approval of this Agreement by the holders of the outstanding shares of Company Common Stock, as and to the extent required by Law. Subject to such requisite shareholder approval, each of the Transaction Agreements represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of

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     specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of the Transaction Agreements by Company, nor the consummation by Company of the Transactions, nor compliance by Company with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of the Company Articles of Incorporation or the Company Bylaws or the certificate or articles of incorporation or bylaws or other organizational documents of any Company Subsidiary or any resolution adopted by the board of directors or the shareholders of any Company Entity, or (ii) except as disclosed in Section 4.2(b) of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have a Company Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 4.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent is reasonably likely to have a Company Material Adverse Effect.

          (c) No notice to, filing with, or Consent of, any public body or authority by Company or any of its Subsidiaries is necessary for the consummation by Company of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans or under the HSR Act, and (iii) Consents, filings, or notifications (including Consents required from Regulatory Authorities) which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

     4.3 CAPITAL STOCK.

          (a) The authorized capital stock of Company consists solely of (i) 150,000,000 shares of Company Common Stock, $0.01 par value per share, of which 71,068,708 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, of which 300,000 shares are designated as Series A Participating Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly authorized, validly issued and outstanding and are fully paid and nonassessable under the FBCA and are free of pre-emptive rights and were issued in compliance, in all material respects, with the FBCA and all applicable Securities Laws.

          (b) Section 4.3 of the Company Disclosure Memorandum sets forth a complete and correct list, as of June 21, 2000, of (i) the name of each person holding Equity Rights relating to Company Common Stock, and (ii) the number of shares of Company Common Stock subject to such person's Equity Rights, and the dates of grant and the exercise prices thereof. Except as set forth in Section 4.3(a), or as provided pursuant to the Company Rights Agreement, or under the Company Stock Plans, or as disclosed in Section 4.3 of the Company Disclosure Memorandum, (i) there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company, (ii) since June 1, 2000, no Company Entity has issued or granted, or authorized the issuance or grant of any Equity Right relating to the capital stock of the Company, and (iii) no Company Entity has any obligation or commitment to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Equity Right relating to the capital stock of the Company.

     4.4 COMPANY SUBSIDIARIES. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests), and Equity Rights relating to capital stock, of each Company Subsidiary. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, no capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer, sell, purchase, redeem or otherwise acquire any shares

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of the capital stock (or other equity interests) of any Company Subsidiary or any Equity Rights relating to any such capital stock (other than to or from another Company Entity). Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, there are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except as disclosed in
Section 4.4 of the Company Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are duly authorized, validly issued and outstanding and are fully paid, nonassessable, free of pre-emptive rights and were issued in compliance with the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and are owned by a Company Entity free and clear of any Lien. Each Company Subsidiary is a corporation, and each such Subsidiary is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted, and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Company Material Adverse Effect. The copies of the organizational and charter documents for the Company Subsidiaries made available to Parent are true and correct as of the date hereof. Section 4.4 of the Company Disclosure Memorandum lists all of the Company Subsidiaries and correctly sets forth the percentage of Company's ownership of each Company Subsidiary and the jurisdiction in which each Company Subsidiary is organized or formed.

     4.5 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Company has timely filed and made available to Parent all SEC Documents required to be filed by Company since March 31, 1998 (the "Company SEC Reports"). Except as disclosed in Section 4.5 of the Company Disclosure Memorandum, the Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Company SEC Reports are not necessarily indicative of the consolidated financial position of the Company Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Company Entities for the periods indicated. No Company Subsidiary is required to file any SEC Documents.

          (b) Except as disclosed in Section 4.5 of the Company Disclosure Memorandum, each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Company SEC Reports are not necessarily indicative of the consolidated financial position of the Company Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Company Entities for the periods indicated.

          (c) Attached to the Company Disclosure Memorandum are the consolidated balance sheet of the Company as of March 31, 2000 and the consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal year ended March 31, 2000 and the notes related thereto (the "2000 Financial Statements"). The 2000 Financial Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC relating to such financial statements, have been prepared in

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     accordance with GAAP applied on a basis consistent with the Company
     Financial Statements and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date and for the periods indicated. The audited financial statements of the Company for the fiscal year ended March 31, 2000, including the notes thereto, included in any SEC Document of the Company will be the same as the 2000 Financial Statements, except for any immaterial changes to the notes to such financial statements.

          (d) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it is first mailed to Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC thereunder. Notwithstanding the provisions of this
     Section 4.5(c), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Company Entity has any Liabilities that are reasonably likely to have a Company Material Adverse Effect, other than Liabilities or allowances which are disclosed or accrued or reserved against in the consolidated balance sheet included in the 2000 Financial Statements or reflected in the notes thereto. No Company Entity has incurred or paid any Liability since December 31, 1999, except as disclosed in the Company Financial Statements and the 2000 Financial Statements and for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there have been no events, changes or occurrences which have had, or are reasonably likely to have a Company Material Adverse Effect, except (i) as disclosed in the Company Financial Statements and the 2000 Financial Statements delivered prior to the date of this Agreement, or (ii) as disclosed in Section 4.7 of the Company Disclosure Memorandum.

     4.8 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of any of the Company Entities on or before the Effective Time have been or will be timely filed or requests for extensions have been or will be timely filed, granted, and shall not have expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Company Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects, except as disclosed in Section 4.8 of the Company Disclosure Memorandum. All Taxes shown on filed Tax Returns have been paid. There is no audit, examination, notice of deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.8 of the Company Disclosure Memorandum, or except for audits, examinations or notices of deficiency that are not reasonably likely to have a Company Material Adverse Effect. There are no Liens with respect to Taxes upon any of the Assets of the Company Entities, except for any such Liens which are not reasonably likely to have a Company Material Adverse Effect.

          (b) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, none of the Company Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the Company Entities for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

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          (d) Deferred Taxes of the Company Entities have been provided for in the Company Financial Statements in accordance with GAAP.

          (e) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation, indemnification or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return, has any Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by Contract or otherwise.

          (f) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, no Company Entity is required to include any amount in income pursuant to Section 481 of the Internal Revenue Code.

          (g) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, each Company Entity has withheld all Taxes required to be withheld and has paid all such withholdings to the proper governmental entity.

     4.9 ASSETS.

          (a) Except as disclosed in Section 4.9 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements delivered prior to the date of this Agreement, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Company Material Adverse Effect.

          (b) The Company Entities currently maintain insurance similar in amounts, scope, and coverage as Company believes is adequate to conduct its business. None of the Company Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.

     4.10 INTELLECTUAL PROPERTY. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, (i) each Company Entity owns or has a license to use all of the Intellectual Property used by such Company Entity in the course of its business, (ii) each Company Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Company Entity in connection with such Company Entity's business operations, and such Company Entity has the right to convey by sale or license any Intellectual Property so conveyed, (iii) no Company Entity is in Default under any of its Intellectual Property licenses and no proceedings which challenge the rights of any Company Entity with respect to Intellectual Property used, sold, or licensed by such Company Entity in the course of its business have been instituted, are pending, or, to the knowledge of the Company, have been threatened, nor, to the Knowledge of Company, has any person claimed or alleged any rights to such Intellectual Property, except for any failure to own or license, Default or proceeding which is not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of Company, the conduct of the business of the Company Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, no Company Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

     4.11 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.11 of the Company Disclosure Memorandum:

          (a) Each Company Entity, and its Operating Properties are, and have been, in material compliance with all Environmental Laws.

          (b) There is no Litigation pending or, to the knowledge of the Company, threatened before any court, governmental agency, or authority or other forum in which any Company Entity or any of its Operating Properties (or Company in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting)

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     a site currently or formerly owned, leased, operated or used by any Company
     Entity or any of its Operating Properties.

          (c) To the Knowledge of Company, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) any property currently or formerly owned, operated or used by a Company Entity, except such as are not reasonably likely to have a Company Material Adverse Effect.

     4.12 COMPLIANCE WITH LAWS. Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 4.12 of the Company Disclosure Memorandum, the operations of the Company Entities do not violate any applicable Law, Order or Permit, other than violations which are not reasonably likely to have a Company Material Adverse Effect. None of the Company Entities is currently subject to any fine or penalty as the result of a failure to comply with any requirement of Law nor has the Company received any notice from any Regulatory Authorities of such non-compliance.

     4.13 LABOR RELATIONS. No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel it or any other Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike involving any Company Entity pending or, to the knowledge of the Company, threatened, or is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.14 EMPLOYEE BENEFIT PLANS.

          (a) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, none of the Company Entities or their ERISA Affiliates maintains, sponsors, contributes to, has a commitment to establish or has any liability or contingent liability with respect to any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any employee program, arrangement, or agreement, any medical, vision, dental, or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, for any current or former employee, retiree, dependent, spouse, director, independent contractor, or other beneficiary (collectively, the "Company Benefit Plans"). No Company Benefit Plan is or has been a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA. A true and correct copy of each of the Company Benefit Plans and all contracts relating thereto as in effect on the date hereof has been made available to Parent prior to the execution of this Agreement, and Parent has been provided an accurate description of any Company Benefit Plan which is not in written form.

          (b) All Company Benefit Plans are in material compliance and have been administered in all material respects in form and operation in accordance with their terms and all applicable provisions of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as disclosed in Section
     4.14 of the Company Disclosure Memorandum, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code and all amendments thereto (except those for which the remedial amendment period has not expired) is the subject of a favorable Internal Revenue Service determination letter, and the Company is not aware of any event which will or could give rise to disqualification of any such plan or to a tax under Section 511 of the Internal Revenue Code. No Company Entity has engaged in a transaction with respect to any Company Benefit Plan that would subject any Company Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. All contributions required to be made under the terms of any Company Benefit Plan have been made and adequate accruals for all obligations under the Company Benefit Plans are reflected in the Company Financial Statements.

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          (c) Except as disclosed in Section 4.14 of the Company Disclosure
     Memorandum, or as required by Law, no Company Entity has any Liability for post-termination or retiree health and life benefits under any of the Company Benefit Plans.

          (d) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, any officer or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise,
     (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefit payable under any Company Benefit Plan.

          (e) Except as set forth in Section 4.14 of the Company Disclosure Memorandum, none of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

          (f) There are no actions, suits or material claims (other than routine claims for benefits) pending or threatened involving any Company Benefit Plan.

          (g) There has been no act or omission that would impair the ability of any Company Entity (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan.

     4.15 MATERIAL CONTRACTS. Except as disclosed in Section 4.15 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements filed with the SEC prior to the date hereof, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Company Entity or its Affiliates from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Company Entities, (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement,
(vi) any registration rights agreement, stockholder agreements or agreements containing rights to register securities, (vii) any Contracts that are material to the Company Entities and contain a "change of control" or similar provision, and (viii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the "Company Contracts"). With respect to each Company Contract and except as disclosed in Section 4.15 of the Company Disclosure Memorandum: (i) the Company Contract is in full force and effect (unless otherwise expired by its terms or earlier terminated as set forth in Section 4.15 of the Company Disclosure Memorandum and is valid and binding on Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and, to Company's Knowledge, each other party thereto); (ii) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have a Company Material Adverse Effect; (iii) no Company Entity has repudiated or waived any material provision of any such Company Contract; and (iv) no other party to any such Company Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in
Section 4.15 of the Company Disclosure Memorandum, all of the indebtedness of any Company Entity for money borrowed in excess of $250,000 in any single instrument is prepayable at any time by such Company Entity without penalty or premium.

     4.16 LEGAL PROCEEDINGS. Except as disclosed in Section 4.16 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity, or against any director, employee or employee benefit plan of any Company Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have a Company Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Company Entity or, to the knowledge of the Company, any director or officer of any Company Entity, that are reasonably likely to have a Company Material Adverse Effect.

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     4.17 OPINION OF FINANCIAL ADVISOR. Donaldson, Lufkin & Jenrette Securities
Corporation has delivered to the Board of Directors its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company's shareholders in the Merger is fair from a financial point of view to such shareholders. Company has provided a copy of such opinion to Parent.

     4.18 STATE TAKEOVER LAWS. The Company's Board of Directors and each Company Entity have taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including the Fair Price Provision contained in Article IX of the Company's Articles of Incorporation and Section 607.0902 of the FBCA (collectively, "Takeover Laws").

     4.19 CHARTER PROVISIONS. Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the Transactions do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

     4.20 RIGHTS AGREEMENT. Company has taken, or will take prior to the Effective Time, all necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights, (a) to render the Company Rights Agreement inapplicable to the Transaction Agreements, the Merger and the other Transactions (including the Stock Option Agreement),
(b) to ensure that in connection with the Merger, and the Transactions that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) no "Stock Acquisition Date," "Flip-in Date" or "Flip-Over Transaction or Event" (as such terms are defined in the Company Rights Agreement) occurs by reason of the execution and delivery of the Transaction Agreements or the consummation of the Merger or other Transactions, including the purchase of any Company Common Stock by Parent pursuant to the Stock Option Agreement and (c) so that Company will have no obligations under the Company Rights or the Company Rights Agreement in connection with the Merger or the Transactions (including any purchase of Company Common Stock pursuant to the Stock Option Agreement) and the holders of Shares and the associated Company Rights will have no rights under the Company Rights or the Company Rights Agreement in connection with the Merger or the Transactions (including any purchase of Company Common Stock pursuant to the Stock Option Agreement). Except for the foregoing, there have been no amendments or modifications to the Company Rights Agreement since April 20, 1998. Copies of all such amendments to the Company Rights Agreement (or drafts of amendments to be made in connection with the execution of this Agreement) have been previously provided to Purchaser.

     4.21 TAX REORGANIZATION. No Company Entity or, to Company's knowledge, any Affiliate thereof, has taken or agreed to take any action that will prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     4.22 CUSTOMERS AND SUPPLIERS. Since December 31, 1999, there has been no adverse change that is material to the Company in the relationship of any Company Entity with its customers or suppliers and no such customer or supplier has indicated that it intends to seek such a change.

     4.23 ERP ROLLOUT. The implementation by the Company of J.D. Edwards & Company's One World ERP System (the "ERP System"), and the conversion of the Company's current systems to the ERP System have proceeded, and as of the Effective Time will have proceeded, substantially in accordance with the roll-out schedule set forth in Schedule 4.23, and there is no indication that would lead the Company to reasonably believe that such implementation and conversion has adversely affected or will adversely affect in any material respect the Company's business and operations.

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                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby jointly and severally represent and warrant to Company as follows:

     5.1 ORGANIZATION, STANDING AND POWER. Parent is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature of conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have a Parent Material Adverse Effect.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT.

          (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions, subject to the approval by a majority of the shares of Parent Common Stock of the issuance of shares of Parent Common Stock in the Merger (the "Parent Share Issuance"). The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent, except for the approval of the Parent Share Issuance by a majority of the holders of Parent Common Stock. Each of the Transaction Agreements represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of the Transaction Agreements by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's organizational documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Merger, or, (iii) subject to the receipt of the consents referred to in Section 5.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Merger.

          (c) No notice to, filing with, or Consent of, any public body or authority by Parent or any of its Subsidiaries is necessary for the consummation by Parent of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws and the rules of the NYSE, (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iii) Consents, filings, or notifications (including Consents required from Regulatory Authorities) which, if not obtained or made, would not prevent or materially delay the consummation of the Merger.

     5.3 CAPITAL STOCK.

          (a) The authorized capital stock of Parent consists solely of (i) 100 million authorized shares of common stock, $0.01 par value per share, of which as of June 12, 2000, 40,094,979 shares were issued and outstanding and (ii) 15 million shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. Of the common stock issued and outstanding as of June 12, 2000, (A) 27,059,689 were shares of Parent Common Stock, (B) 4,035,290 shares were Non-Voting Common Stock, and (C) 9,000,000 shares were Series B Non-Voting Common Stock. The Non-Voting Common Stock and the Series B Non-Voting Common Stock have no rights to vote except as required by applicable Law and each share of

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

     Non-Voting Common Stock and Series B Non-Voting Common Stock is convertible into one share of Parent Common Stock. All of the issued and outstanding shares of capital stock of Parent are, and all of the shares of Parent Common Stock to be issued in exchange for the Shares upon consummation of the Merger will be, duly authorized, validly issued and outstanding and are fully paid and nonassessable under the Delaware General Corporation Law, free of pre-emptive rights and issued in compliance, in all material respects, with the Delaware General Corporation Law and all applicable Securities Laws.

          (b) Section 5.3 of the Parent Disclosure Memorandum sets forth a complete and correct list, as of June 12, 2000, of the total number of shares of Parent Common Stock, Parent Non-Voting Common Stock and Parent Series B Non-Voting Common Stock subject to Equity Rights, and the range of exercise prices thereof. Except as set forth in Section 5.3(a) or under the Parent Stock Plans, or as disclosed in Section 5.3 of the Parent Disclosure Memorandum, (i) there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding Equity Rights relating to the capital stock of Parent, (ii) since June 12, 2000, no Parent Entity has issued or granted, or authorized the issuance or grant of any Equity Right relating to the capital stock of Parent, and (iii) no Parent Entity has any obligation or commitment to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any Equity Right relating to the capital stock of Parent.

     5.4 PARENT SUBSIDIARIES. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, Parent or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests), and Equity Rights related to capital stock, of each Parent Subsidiary. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, no capital stock (or other equity interest) of any Parent Subsidiary is or may become required to be issued (other than to another Parent Entity) by reason of any Equity Rights, and there are no Contracts by which any Parent Subsidiary is bound to issue (other than to another Parent Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Parent Entity is or may be bound to transfer, sell, purchase, redeem, or otherwise acquire any shares of the capital stock (or other equity interests) of any Parent Subsidiary or any Equity Rights relating to any such capital stock (other than to or from another Parent Entity). Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, there are no Contracts relating to the rights of any Parent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Parent Subsidiary. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by a Parent Entity are duly authorized, validly issued and outstanding and are fully paid, nonassessable, free of pre-emptive rights and were issued in compliance with the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and are owned by a Parent Entity free and clear of any Lien. Each Parent Subsidiary is a corporation, and each such Subsidiary is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted, and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Parent Material Adverse Effect.

     5.5 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent since December 31, 1998 (the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of the Parent Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent Entities for the periods indicated. No Parent Subsidiary is required to file any SEC Documents.

                                      A-15
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          (b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of the Parent Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent Entities for the periods indicated.

          (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it is first mailed to Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC thereunder. Notwithstanding the provisions of this
     Section 5.5(c), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Company for inclusion or incorporation by reference therein.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Parent Entity has any Liabilities that are reasonably likely to have a Parent Material Adverse Effect, other than Liabilities or allowances which are disclosed or accrued or reserved against in the consolidated balance sheet of Parent as of March 31, 2000 or December 31, 1999 included in the Parent Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Parent Entity has incurred or paid any Liability since December 31, 1999, except as disclosed in the Parent Financial Statements and for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have a Parent Material Adverse Effect.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there have been no events, changes or occurrences which have had, or are reasonably likely to have a Parent Material Adverse Effect, except (i) as disclosed in the Parent Financial Statements delivered prior to the date of this Agreement, or
(ii) as disclosed in Section 5.7 of the Parent Disclosure Memorandum.

     5.8 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of any of the Parent Entities on or before the Effective Time have been or will be timely filed or requests for extensions have been or will be timely filed, granted, and shall not have expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Parent Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects, except as disclosed in Section 5.8 of the Parent Disclosure Memorandum. All Taxes shown on filed Tax Returns have been paid. There is no audit, examination, notice of deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Parent Disclosure Memorandum or except for audits, examinations or notices of deficiency that are not reasonably likely to have a Parent Material Adverse Effect. There are no Liens with respect to Taxes upon any of the Assets of the Parent Entities, except for any such Liens which are not reasonably likely to have a Parent Material Adverse Effect.

          (b) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, none of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of

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

     any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of the Parent Entities have been provided for in the Parent Financial Statements in accordance with GAAP.

          (e) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, none of the Parent Entities is a party to any Tax allocation, indemnification or sharing agreement and none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return, has any Liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by Contract or otherwise.

          (f) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, no Parent Entity is required to include any amount in income pursuant to Section 481 of the Internal Revenue Code.

          (g) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, each Parent Entity has withheld all Taxes required to be withheld and has paid all such withholdings to the proper governmental entity.

     5.9 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.9 of the Parent Disclosure Memorandum:

          (a) Each Parent Entity, and its Operating Properties are, and have been, in material compliance with all Environmental Laws.

          (b) There is no Litigation pending or, to the Knowledge of Parent, threatened before any court, governmental agency, or authority or other forum in which any Parent Entity or any of its Operating Properties (or Parent in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or, operated or used by any Parent Entity.

          (c) To the Knowledge of Parent, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) any property currently or formerly owned, operated or used by a Parent Entity, except such as are not reasonably likely to have a Parent Material Adverse Effect.

     5.10 COMPLIANCE WITH LAWS. Each Parent Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have a Parent Material Adverse Effect. Except as disclosed in Section 5.10 of the Parent Disclosure Memorandum, the business of the Parent Companies as currently operated does not violate any applicable Law, Order or Permit, other than violations which are not reasonably likely to have a Company Material Adverse Effect. None of the Company Entities is currently subject to any fine or penalty as the result of a failure to comply with any requirement of Law nor has the Company received any notice from any Regulatory Authorities of such non-compliance.

     5.11 LEGAL PROCEEDINGS. Except as disclosed in Section 5.11 of the Parent Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity or Purchaser or against any director, employee or employee benefit plan of any Parent Entity or Purchaser or against any Asset, interest, or right of any of them, that would prevent or materially delay the consummation of the Merger, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity or Purchaser or any director or officer of a Parent Entity, that are reasonably likely to have a Parent Material Adverse Effect.

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     5.12 AUTHORITY OF PURCHASER.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and is a wholly owned Subsidiary of Parent. The authorized capital stock of Purchaser consists of 1,000 shares of common stock ("Purchaser Common Stock"), all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any Lien. Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. Each of the Transaction Agreements represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole shareholder of Purchaser, has irrevocably caused the shares of Purchaser Common Stock to be voted in favor of approval of this Agreement, as and to the extent required by applicable Law.

          (b) Neither the execution and delivery of the Transaction Agreements by Purchaser, nor compliance by Purchaser with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws, or (ii) subject to the receipt of the consents referred to in Section 5.12(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Purchaser under, any Contract or Permit of Purchaser or any Subsidiary or Affiliate of Purchaser, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Merger, or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser or any Subsidiary or Affiliate of Purchaser or any of its material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Merger.

          (c) No notice to, filing with, or Consent of, any public body or authority by Purchaser or any of its Subsidiaries is necessary for the consummation by Purchaser of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iii) Consents, filings, or notifications (including Consents required from Regulatory Authorities) which, if not obtained or made, would not prevent or materially delay the consummation of the Merger.

     5.13 TAX REORGANIZATION. No Parent Entity or, to Parent's knowledge, any Affiliate thereof, has taken or agreed to take any action that will prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1 AFFIRMATIVE COVENANTS OF COMPANY. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to
(i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) comply in all material respects with all Laws applicable to it or any of its Assets or businesses, (iv) continue to use its reasonable efforts to continue the implementation and conversion the Company's current systems to the J.D. Edwards & Company's OneWorld ERP System, and (iv) take no affirmative action which would (x) materially adversely affect the ability of any Party to obtain any Consents

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required for the transactions contemplated hereby, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2 NEGATIVE COVENANTS OF COMPANY. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, or as disclosed in Section 6.2 of the Company Disclosure Memorandum, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Company Articles of Incorporation or the Company Bylaws or articles of incorporation or bylaws or other organizational documents of any Company Entity; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $250,000 (for the Company Entities on a consolidated basis), except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof securing indebtedness which is disclosed in the Company Financial Statements); or

          (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company's capital stock; or

          (d) except as provided in this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Company Rights Agreement, or issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Shares or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (including but not limited to stock appreciation rights, phantom stock or stock based performance awards); or

          (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Company Entity (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or any Assets having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or business, other than in connection with (i) the creation of new wholly owned Subsidiaries organized to conduct or continue activities being conducted on the date hereof and otherwise permitted by this Agreement, or (ii) investments in connection with cash management activities consistent with past practices; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Company Entity, except as disclosed in Section 6.2(g) of the Company Disclosure Memorandum or as required by Law; accelerate the vesting of any Company Option (other than by its terms); enter into or amend any severance agreements with directors or officers of any Company Entity; or grant any increase in fees or other increases in compensation or other benefits to directors of any Company Entity, except as disclosed in
     Section 6.2(g) of the Company Disclosure Memorandum; or

          (h) enter into or amend any employment Contract between any Company Entity and any Person providing for total compensation thereunder in excess of $100,000 per year (unless such amendment is

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     required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from (other than completing the termination of plans that are in various stages of termination and that are associated with various stock acquisitions and mergers that occurred in recent years), or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans; or

          (j) make any material tax election or significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP, file any amended Tax Returns that may have a material adverse effect on the tax position of Company or any Company Subsidiary or settle or compromise any material federal, state, local or foreign Tax liability or refund; or

          (k) except for the settlement of any suit, action or claim disclosed in Section 6.2(k) of the Company Disclosure Memorandum, settle or compromise any pending suit, action, audit or claim (A) against Company or any Company Subsidiary by any Regulatory Authority, or (B) which is material to Company and the Company Subsidiaries, taken as a whole, or which relates to the Transactions; or

          (l) amend, modify or waive any provision of the Company Rights Agreement, or take any action to redeem the Company Rights, or render the Company Rights inapplicable to any transaction, other than to permit another transaction that the Company's Board of Directors has determined is a Superior Proposal in accordance with Section 7.9 hereof and which will be consummated after the termination of this Agreement.

          (m) take, or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 6.2 (a) through 6.2(l), or any action that would cause any of the conditions set forth in Article 8 not to be satisfied.

     6.3 COVENANTS OF PARENT AND PURCHASER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Parent and Purchaser shall and shall cause each of its Subsidiaries to take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) cause any of the conditions set forth in Article 8 not to be satisfied, (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or (iv) amend the Parent Certificate of Incorporation or bylaws except as contemplated by this Agreement (except for amendments to the Parent Certificate of Incorporation necessary to increase the number of authorized share capital of Parent).

     6.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to prevent or materially delay the obligation of Parent and Purchaser to consummate the Merger, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to Parent or Company hereunder. Each Party shall give prompt notice to the other Parties of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

     6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations,

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changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, all SEC Reports filed by any Party between the date hereof and the Effective will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

          (a) As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file the Registration Statement. The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement as Parent's prospectus. The Company shall cooperate with Parent and provide to Parent all such information as may be necessary or appropriate with respect to the preparation and filing of the Proxy Statement/ Prospectus. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus received from the SEC. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Company and Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.

          (b) Company shall call a Company Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. Parent shall call a Parent Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the Company and Parent Shareholders' Meetings, (i) Parent and Company shall mail such Proxy Statement/Prospectus to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement/Prospectus, (iii) the Board of Directors of Company and Parent shall recommend to their respective shareholders the approval of the Merger and the transactions contemplated by this Agreement, and (iv) the Board of Directors and officers of the Company and Parent shall use its commercially reasonable efforts to obtain the approval of their respective

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     shareholders Board of Directors of Company. Parent and Company shall make all necessary filings with respect to the Merger under the Securities Laws.

     7.2 NYSE LISTING. Parent shall use its reasonable best efforts to cause to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time the shares of Parent Common Stock to be issued to the holders of Company Common Stock and Equity Rights pursuant to the Merger. Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

     7.3 PURCHASER COMPLIANCE. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement and hereby guarantees Purchaser's performance hereunder.

     7.4 APPLICATIONS; ANTITRUST NOTIFICATION. Each of the Parties shall promptly prepare and file, and shall cooperate with the other in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Transactions and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

     7.5 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Company shall execute and file the Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

     7.6 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Transactions, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the Transactions and to cause to be satisfied the conditions referred to Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the Transactions. Each Party undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.7 INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Effective Time, each of Company and Parent shall keep the other advised of all material developments relevant to its business and to consummation of the Merger and, subject to the limitations set forth below, shall permit the other Party to make or cause to be made such investigation of the business and properties of such Party and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. In furtherance of such investigation, Company shall afford Parent and its Representatives with access to its property, books and records and officers and employees, furnish Parent and its Representatives with all financial and operating data and other information regarding Company, its Subsidiaries and their businesses, and shall instruct their officers, employees and Representatives to reasonably cooperate with Parent and its Representatives in their investigation of Company's business and properties. In furtherance of such investigation, Parent shall, to the extent required by Company to ensure the continuing accuracy of the representations, warranties and covenants of Parent under the Transaction Agreements, afford Company and its Representatives with access to its property, books and records and officers and employees, furnish Parent and its Representatives with financial and operating data and other information regarding Parent, its Subsidiaries and their businesses, and shall instruct their officers, employees and Representatives to reasonably cooperate with Company and its Representatives in any such investigation of Parent's business and properties.

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          (b) In addition to each Party's respective obligations under the
     Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning the businesses, operations, and financial positions of the other Party and shall not use such information for any purpose except in furtherance of the Transactions. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Confidentiality Agreement shall not prohibit Parent or Purchaser from responding to the Board of Directors of Company (and no other Person) regarding an Acquisition Proposal by a third party prior to the termination of this Agreement.

     7.8 PRESS RELEASES. Prior to the Effective Time, Company and Parent shall consult with each other and provide each other a reasonable opportunity to review and comment upon as to the form and substance of any press release or other public statement related to this Agreement or any of the other Transactions contemplated hereby, and, except as may be required by Law or any listing agreement with any securities exchange or quotation system, will not issue any such press release of make any such public statement prior to obtaining such other Party's consent to any such release or public statement.

     7.9 NO SOLICITATION; ACQUISITION PROPOSALS.

          (a) Except with respect to this Agreement and the Transactions, no Company Entity nor any Affiliate thereof nor any Representatives thereof shall directly or indirectly (1) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information) any inquiries relating to, or the making of, any Acquisition Proposal by any Person, (2) have any discussion with or furnish any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (3) accept an Acquisition Proposal. Notwithstanding anything herein to the contrary (including the foregoing sentence), Company and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent (in the case of clause (ii) only) that (A) Company's Board of Directors concludes in good faith (x) after consulting with its independent financial advisors, that such Person is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and
     (y) (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement containing customary confidentiality and standstill provisions (and in any event no more favorable in any material respects to such Person than the terms of the Confidentiality Agreement), and (C) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Company's Board of Directors notifies Parent promptly (and in any event not later than 24 hours after receipt thereof) of the receipt of the Acquisition Proposal and shall in such notice indicate in reasonable detail the identity of the offer or and the material terms and conditions of any proposal and shall keep Parent promptly advised of the status and material terms of any such inquiry, offer or proposal. Company agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this
     Section 7.9.

          (b) Except as provided in the following sentence, neither Company nor its Board of Directors shall withdraw or modify or qualify in a manner adverse to Parent or Purchaser or following the public announcement of an Acquisition Proposal fail at Parent's request to publicly reaffirm the approval by such

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     Board of Directors of this Agreement, the Merger or the favorable recommendation of the Board with respect thereto. Notwithstanding the foregoing, in the event that, after Company has received an Acquisition Proposal not solicited in violation of this Agreement, the Board of Directors determines (after consultation with its outside legal counsel), that the failure to take the following action would be inconsistent with its fiduciary duties under applicable Law, the Board may (x) withdraw or modify its approval or recommendation of this Agreement and the Merger and disclose to Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act or otherwise make disclosure to them, or (y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; provided, however, that in no event may the Board of Directors take either such action earlier than the conclusion of the third full business day following Parent's receipt of written notice of the intention of the Board of Directors to do so.

          (c) Company and the Board of Directors shall not (i) redeem the Company Rights under the Company Rights Agreement, or (ii) waive or amend any provision of the Company Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement), unless this Agreement has been terminated in accordance with its terms.

          (d) Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which Company is a party, unless this Agreement has been terminated in accordance with its terms.

     7.10 STATE TAKEOVER LAWS. Each Company Entity shall promptly take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the applicability of, any applicable Takeover Law.

     7.11 EMPLOYEE BENEFITS AND CONTRACTS.

          (a) For the first year following the Effective Time, each person who is an employee of the Company Entities at the Effective Time and who continues in such employment (a "Continuing Employee") shall be eligible for employee benefits which in the aggregate are no less favorable than the employee benefits available to such employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. For purposes of any benefit plans, programs, policies and arrangements made available to such Continuing Employees, Parent shall treat the prior service of such Continuing Employees with Company and its ERISA Affiliates, including all periods of service recognized under the Company's Employee Stock Ownership and Savings Plan (the "Company 401(k) Plan"), as service rendered to Parent or its ERISA Affiliate for eligibility and vesting purposes and, solely with regard to vacation and sick leave programs, for benefit accrual purposes thereunder.

          (b) No employee of any Company Entity (or eligible dependent thereof) who is eligible for and elects to be covered under any medical or disability insurance plan of Parent or its ERISA Affiliates shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the comparable Company Benefit Plan. To the extent that a Continuing Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under any Company Benefit Plan for the current plan year, such individual shall be credited for the current plan year under the corresponding provisions of the corresponding plan in which such individual participates after the Effective Time.

          (c) In the event of any termination of the Company 401(k) Plan during the first year following the Effective Time, Parent or its ERISA Affiliate shall maintain a tax-qualified retirement plan that, at the request of an employee of a Company Entity, accepts a rollover of such employee's account from the Company 401(k) Plan to the extent that such distribution and rollover is permitted under applicable Law.

          (d) Parent shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Company and its Subsidiaries and any current or former director, officer, or employee thereof that are disclosed in Section 4.14 of the Company Disclosure Memorandum, and all provisions for vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

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     7.12 INDEMNIFICATION.

          (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the Company Articles of Incorporation and the Company Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Company, unless such modification is required after the Effective Time by Law.

          (b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Company or, at Company's request, of another Company Entity occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent such persons are entitled to indemnification as of the date hereof and permitted under Florida Law and by the Company Articles of Incorporation and the Company Bylaws as in effect on the date hereof, and any applicable indemnification Contracts, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and such Indemnified Party.

          (c) Prior to the Effective Time, Parent shall purchase (i) a new insurance policy or (ii) an endorsement under Company's existing directors, officers and corporate liability insurance policy in a form acceptable to Company, which shall provide the Indemnified Parties with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors, officers and corporate liability insurance coverage presently maintained by Company; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the annual premiums on the Company's current policy in effect as of the date of this Agreement, but in such case shall purchase as much such coverage as possible for such amount. The provisions of this Section 7.12(c) shall be deemed to have been satisfied if prepaid policies have been obtained by Parent prior to the Effective Time, which policies provide such directors and officers with coverage as described in the preceding sentence for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

          (d) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

          (e) The provisions of this Section 7.12 shall survive the Effective Time, are irrevocable and intended expressly to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification obligations of the Surviving Corporation pursuant to this Section 7.12.

     7.13 REPAYMENT OF CERTAIN INDEBTEDNESS. At the Effective Time, Parent and Purchaser shall repay or cause to be repaid in full all of the obligations of the Company Entities (including all outstanding loans) under Company's Amended and Restated Credit Agreement (the "Credit Agreement") dated February 11, 1999, as further amended on October 20, 1999, with Bank of America, N.A., successor in interest to NationsBank, N.A., as lender, and Bank of America, N.A., successor in interest to NationsBank, N.A., as administrative agent for the lenders, and the lenders party thereto (the "Existing Facility"), and terminate such facility; provided, however, that Parent and Purchaser shall have the right from and after the date of this Agreement to negotiate with the

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lenders under such facility to seek their approval for postponing such repayment and termination and that such repayment and termination shall not be necessary if the lenders under such facility agree such repayment and termination is not necessary.

     7.14 SENIOR SUBORDINATED NOTES DUE 2007. As soon as practicable, but in any event within thirty days, following the Effective Time, Parent shall cause the Surviving Corporation to make a Change in Control Offer in accordance with
Section 4.15(f) of the Company's Indenture (the "Indenture") dated October 7, 1997, with SunTrust Bank, Central Florida, National Association, as Trustee, offering to repurchase the Senior Subordinated Notes and discharge all of the obligations of the Company Entities (including all guarantees of the Senior Subordinated Notes) under the Indenture. In the event a holder of Senior Subordinated Notes does not accept the offer to repurchase the Senior Subordinated Notes, Parent and Purchaser shall expressly assume, by supplemental indenture, all obligations related to such Senior Subordinated Notes

     7.15 SECTION 16 MATTERS. Prior to the Closing Date, Parent and Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including Equity Rights with respect to Company Common Stock) or acquisitions of Parent Common Stock (including Equity Rights with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

     7.16 AFFILIATES. Exhibit 7.16 contains a list of all persons who, in the opinion of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement in a form reasonably satisfactory to Parent, acknowledging that such person is subject to the provisions of Rule 145(d) under the 1933 Act (an "Affiliate Agreement"). Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Company in accordance with this Section 7.16 for purposes of Rule 145 under the 1933 Act until such Person has executed and delivered an Affiliate Agreement to Parent.

     7.17 EMPLOYMENT AND NON-COMPETE AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Company shall enter into an employment agreement and a restrictive covenants agreement with Patrick Kelly, the Chief Executive Officer of the Company, and a restrictive covenants agreement with each Level 2 and Level 3 officer of the Company, each having such terms and conditions as agreed to by Parent and Company on or prior to the date hereof and each being automatically effective immediately upon consummation of the Merger. None of such agreements, or any other arrangements with respect to the employment of such persons may be modified, supplemented or restated without the prior written consent of Parent and such employees.

     7.18 VOTING AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Company shall enter into the Voting Agreements with those persons and representing the number of shares of Parent Common Stock set forth in Exhibit 7.18(a), in substantially the form attached hereto as Exhibit 7.18(b).

     7.19 ACCOUNTANT'S LETTERS. Parent shall use its reasonable best efforts to cause to be delivered to Company two letters from Parent's independent public accountants, one dated a date within two business days of the date on which the Registration Statement shall become effective and one dated a date within two business days of the Closing, addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from Company's independent public accountants, one dated a date within two business days of the date on which the Registration Statement shall become effective and one dated a date within two business days of the Closing, addressed to Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

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     7.20 WAIVER OR DECLINATION OF PREEMPTIVE RIGHTS. Parent shall use its best efforts to cause each party to the Amended and Restated Investors' Agreement dated March 29, 1999 among Fisher Scientific International, Inc. and certain shareholders of Parent as set forth therein (the "Investors' Agreement") to waive or decline to exercise the preemptive rights of such parties contained in
Section IV.3 of the Investors' Agreement with respect to the Parent Share Issuance.

                                  ARTICLE VIII

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

          (a) SHAREHOLDER APPROVAL. The shareholders of Company shall have approved this Agreement, and the consummation of the transactions contemplated hereby, as and to the extent required by applicable Law. The shareholders of Parent shall have approved the issuance of the shares of Parent Common Stock pursuant to the Merger, as and to the extent required by applicable Law and the rules of the NYSE.

          (b) LEGAL PROCEEDINGS. No court or Regulatory Authority of competent jurisdiction shall be seeking or have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Transactions.

          (c) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger (other than Consents and filing, registration and notice requirements which if not obtained, made or complied with are not reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been earlier terminated (other than waiting periods the failure to comply with is not reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).

          (d) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

          (e) NYSE LISTING. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     8.2 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements

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     contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to the Company and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

          (d) TAX OPINION. Parent shall have received from Debevoise & Plimpton, special tax counsel to Parent, on or about the date the Proxy Statement/Prospectus is mailed to shareholders and, subsequently, on the Closing Date, a written opinion in form reasonably satisfactory to it substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such tax opinion, such counsel shall be entitled to rely upon information, representations and assumptions provided by Parent and Company substantially in the form of Exhibits 8.2(d) and 8.3(e) (allowing for such amendments to the representations as counsel to Parent reasonably deems necessary).

          (e) 2000 FIRST QUARTER. The amount of the Company 2000 First Quarter EBITDA (as defined in the following sentence) shall have been in excess of $23.0 million. The "Company 2000 First Quarter EBITDA" means the Company's EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the quarter ended June 30, 2000 as reported in Company's Quarterly Report on Form 10-Q for such quarter, which shall be calculated by (i) taking the Company's operating income for such period, calculated on a basis consistent with the calculation of the Company's operating income for prior periods reflected in the Company Financial Statements and Company SEC Reports, and without including any reversal of reserves or provisions, and (ii) adding back one-time merger and restructuring charges relating to existing mergers and restructuring plans (including those related to the transactions contemplated by this Agreement), financing income relating to trade accounts, and depreciation and amortization expenses during such period accounted for on a basis consistent with past practice to the extent reported in the Company Financial Statements and Company SEC Reports. This condition shall expire 15 business days after the Company files its Quarterly Report on Form 10-Q for such quarter and provides the Parent with its calculation of the Company 2000 First Quarter EBITDA in reasonable detail, unless Parent terminates this Agreement by reason of the non-satisfaction of the condition in this Section 8.2(e) within such 15 business day period.

     8.3 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 10.6:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Parent and Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Parent and Purchaser shall have delivered to Company
     (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Parent and Purchaser and in Sections 8.3(a) and 8.3(b) have been satisfied, and
     (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Purchaser's Board of Directors and shareholders evidencing the taking of all corporate action necessary

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     to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

          (d) TAX OPINION. The Company shall have received from Alston & Bird LIP, special tax counsel to the Company, on or about the date the Proxy Statement/Prospectus is mailed to shareholders and, subsequently, on the Closing Date, a written opinion in form reasonably satisfactory to it substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such tax opinion, such counsel shall be entitled to rely upon information, representations and assumptions provided by Parent and Company substantially in the form of Exhibits 8.2(d) and 8.3(e) (allowing for such amendments to the representations as counsel to the Company reasonably deems necessary).

          (e) PREEMPTIVE RIGHTS. Each party to the Investors' Agreement shall have waived or declined to exercise the preemptive rights of such parties contained in Section IV.3 of the Investors' Agreement with respect to the Parent Share Issuance, except for any non-waivers or exercises of preemptive rights with respect to an immaterial number of shares of Parent Common Stock; and Parent shall have delivered to Company a certificate, dated as of the Effective Time and signed by an executive officer of Parent, setting forth the number of shares of Parent Common Stock with respect to which such preemptive rights have lapsed or been waived or not exercised and stating that such non-waivers and exercises are valid and preclude a subsequent exercise of preemptive rights regarding the Parent Share Issuance.

                                   ARTICLE IX

                                  TERMINATION

     9.1 TERMINATION. Notwithstanding any other provision of this Agreement and notwithstanding the approval of this Agreement by the shareholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of Parent and Company; or

          (b) By either of Company or Parent:

             (i) if the Merger shall not have occurred on or prior to (x) January 15, 2001, if the SEC shall have declared effective the Registration Statement by December 1, 2000, and (y) March 31, 2001, if the SEC shall not have declared effective the Registration Statement by December 1, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Merger on or prior to such date; or

             (ii) if any court or Regulatory Authority of competent jurisdiction shall have issued any Order or taken any other action (which Order or other action the Parties shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Merger, and such Order or other action shall have become final and non-appealable;

             (iii) if the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(b)(i); provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

          (c) By Company:

             (i) if Parent or Purchaser shall have breached any of its representations or warranties which breach would give rise to the failure of the conditions set forth in Section 8.3(a) hereof to be satisfied or if Parent or Purchaser shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the conditions set forth in

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        Section 8.3(b) to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Parent or Purchaser from Company; or

             (ii) if the Board of Directors of Company shall have finally determined to approve, endorse or recommend an Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement) to Company's shareholders after complying with Section 7.9; provided that such termination shall not be effective unless concurrently with or prior to such termination, Company or its designee has made payment of the Termination Fee set forth in Section 10.2(b); provided, that notwithstanding anything in this Agreement to the contrary, the termination of this Agreement pursuant to and in compliance with this
        Section 9.1(c)(ii) shall not be deemed to violate or breach other obligations of Company under this Agreement so long as the Company has complied with its obligations under Section 7.9; or

          (d) By Parent or Purchaser:

             (i) if the Company Board of Directors or any committee thereto shall have withdrawn, or modified or changed or qualified, or publicly proposed to withdraw, modify or change or qualify, in a manner adverse to Parent or Purchaser its approval or recommendations of this Agreement or the Merger or shall have approved, endorsed or recommended or publicly proposed to approve, endorse or recommend an Acquisition Proposal, or if the Company Board of Directors or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to Company's shareholders of the Merger, which public reaffirmation must be made within five business days after Parent's written request to do so (which request may be made at any time that a publicly announced Acquisition Proposal is pending and not withdrawn); or

             (ii) if Company shall have breached any of its representations or warranties which breach would give rise to the failure of the conditions set forth in Section 8.2(a) hereof to be satisfied or if Company shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the conditions set forth in Section 8.2(b) to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Company from Parent or Purchaser; or

             (iii) pursuant to and as contemplated by Section 8.2(e).

     9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, without any Liability on the part of any Party or its Affiliates, agents, advisors or shareholders, except that (i) the provisions of this Section 9.2 and Article 10 and Section 7.7(b) shall survive any such termination and abandonment, and (ii) except as otherwise provided herein, a termination shall not relieve the breaching Party from Liability for a material breach of this Agreement.

     9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 9.3, Articles 1, 2, 3 and 10 and Sections 7.11, 7.12, 7.13 and 7.14.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 DEFINITIONS.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

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             "ACQUISITION PROPOSAL" shall mean any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) to acquire in any manner, directly or indirectly, all or a substantial portion of the Assets of Company or a greater than 30% equity interest in Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Company or any Subsidiary, division or operating or principal business unit of Company, other than pursuant to the transactions contemplated by this Agreement.

             "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
        (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Company Disclosure Memorandum and Parent Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

             "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by the Company and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 2.1.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "AVERAGE STOCK PRICE" shall mean the average of the daily closing prices of Parent Common Stock on the NYSE Composite Transaction Tape for the ten consecutive trading days ending on the second trading day immediately prior to the Closing Date.

             "BOARD OF DIRECTORS" shall mean the board of directors of Company.

             "COMPANY COMMON STOCK" shall mean the $0.01 par value common stock of the Company.

             "COMPANY DISCLOSURE MEMORANDUM" shall mean the written information entitled "Company, Inc. Disclosure Memorandum" delivered on or prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections not specifically referenced with respect thereto.

             "COMPANY ENTITIES" shall mean, collectively, Company and all Company Subsidiaries.

             "COMPANY FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 1999 and as of April 2, 1999 and April 3, 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended December 31, 1999 and for each of the three fiscal years ended April 2, 1999, April 3, 1998 and March 31, 1997, each as included in Company SEC Reports filed prior to the date hereof, and
        (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Company SEC Reports filed with respect to periods ended subsequent to December 31, 1999.

             "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse impact on (i) the results of operations, financial condition or business of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the

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        transactions contemplated hereby, (b) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles,
        (d) the expenses incurred by Company in consummating the transactions contemplated by this Agreement, and (e) any adverse change in the price of Company Common Stock, as quoted on the Nasdaq National Market, and
        (f) items disclosed in the Company Disclosure Memorandum.

             "COMPANY RIGHTS" shall mean the preferred stock purchase rights or other securities issued pursuant to the Company Rights Agreement.

             "COMPANY RIGHTS AGREEMENT" shall mean that certain Shareholder Protection Rights Agreement, dated as of April 20, 1998, between Company and Continental Stock Transfer & Trust Company, as Rights Agent.

             "COMPANY SENIOR NOTES" shall mean the 8 1/2% Senior Subordinated Notes due 2007 issued by the Company.

             "COMPANY STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Company designated as follows:
        PSS World Medical, Inc. Employee Stock Ownership and Savings Plan; PSS World/Taylor Medical Profit Sharing 401(k) Plan; PSS World Medical, Inc. 1986 Incentive Stock Option Plan; PSS World Medical, Inc. Amended and Restated 1994 Long-Term Stock Plan; PSS World Medical, Inc. Amended and Restated 1994 Long Term Incentive Plan; PSS World Medical, Inc. Fourth Amended and Restated Directors' Stock Plan; PSS World Medical, Inc. 1999 Long-Term Incentive Plan; PSS World Medical, Inc. 1999 Broad-Based Employee Stock Plan; Gulf South Medical Supply, Inc. 1992 Stock Plan; Gulf South Medical Supply, Inc. 1997 Stock Plan; Elite Stock Option Grant Program; Officer Stock Option Grant Program; and Leader's Stock Option Grant Program.

             "COMPANY SUBSIDIARIES" shall mean the direct and indirect Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 4.4 and any corporation or other organization acquired as a direct or indirect Subsidiary of Company in the future and held as a direct or indirect Subsidiary by Company at the Effective Time.

             "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, one dated March 3, 2000 and another dated May 12, 2000, between Company and Parent.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

             "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
        (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

             "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and foreign, federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of human health and safety and the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended,

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        42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and
        Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

             "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA AFFILIATE" shall mean, with respect to any Person, any corporation, trade or business, which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Internal Revenue Code.

             "EXHIBITS" shall mean each Exhibit as so marked, a copy of which is attached to this Agreement. Each Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "FBCA" shall mean the Florida Business Corporation Act.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
        Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title 11 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "KNOWLEDGE" as used with respect to any Person (including references to any such Person being aware of a particular matter) shall mean the knowledge after reasonable inquiry of senior management of such Person, including senior management of any divisions or businesses of such Person operated through its Subsidiaries.

             "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type,

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        whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes not yet due and payable, and (ii) Liens which do not materially impair the value or use of or title to the Assets subject to such Lien.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the Transactions.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

             "NYSE" shall mean the New York Stock Exchange, Inc..

             "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "PARENT COMMON STOCK" shall mean the $0.01 par value voting common stock of Parent.

             "PARENT DISCLOSURE MEMORANDUM" shall mean the written information entitled "Parent, Inc. Disclosure Memorandum" delivered on or prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections not specifically referenced with respect thereto.

             "PARENT ENTITIES" shall mean, collectively, Parent and all Parent Subsidiaries.

             "PARENT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of March 31, 2000 and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2000 and 1999 and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, as filed by Company in SEC Documents prior to the date hereof, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2000.

             "PARENT MATERIAL ADVERSE EFFECT" shall mean a material adverse impact on (i) the results of operations, financial condition or business of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby, (b) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles, (d) the expenses incurred by Parent in consummating the transactions contemplated by this Agreement, and (e) any adverse change in the price of Parent Common Stock, as quoted on the NYSE, and (f) items disclosed in the Parent Disclosure Memorandum.

             "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

             "PARTY" shall mean, on the one hand, Parent and Purchaser and, Company on the other hand, and "Parties" shall mean all of Company, Parent and Purchaser.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

             "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PROXY STATEMENT/PROSPECTUS" shall mean (i) the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement, (ii) the proxy statement used by Parent to solicit the approval of its stockholders of the Parent Share Issuance, and (iii) the prospectus of Parent relating to the issuance of Parent Common Stock to holders of Company Common Stock.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Company in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other international, federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

             "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "SHARE" shall mean each share of Company Common Stock, together with the associated Company Rights.

             "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled solely in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

             "SUPERIOR PROPOSAL" shall mean with respect to Company or its Subsidiaries, any Acquisition Proposal made by a Person other than Parent, Purchaser or any of their respective Affiliates which is on terms which the Board of Directors of Company in good faith concludes
        (a) would, if consummated, result in a transaction that is more favorable to its shareholders than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.

             "SURVIVING CORPORATION" shall mean Company as the surviving corporation resulting from the Merger.

             "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             "TAX" or "TAXES" shall mean all federal, state, county, local, or foreign taxes, fees, escheat or other similar governmental assessments, including, income, excise, sales, use, transfer, payroll, franchise, real property, personal property and other taxes, together with any interest and penalties thereon or with respect thereto.

             "TRANSACTION AGREEMENTS" shall mean this Agreement, the Stock Option Agreement, the Voting Agreements and the Employment Agreements, if such Party is a party thereto.

             "TRANSACTIONS" shall mean the Merger and the other transactions contemplated by this Agreement.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

2000 Financial Statements                         Section 4.5(c)
Certificates                                      Section 3.1(a)
Closing                                           Section 1.3
Company 401(k) Plan                               Section 7.11
Company Articles of Incorporation                 Section 4.1(a)
Company Benefit Plans                             Section 4.14(a)
Company Bylaws                                    Section 4.1(b)
Company Contracts                                 Section 4.15
Company SEC Reports                               Section 4.5(a)
Company Stockholders Meeting                      Section 7.1
Continuing Employee                               Section 7.11(a)
Credit Agreement                                  Section 7.13
Effective Time                                    Section 1.2
Exchange Ratio                                    Section 2.1(b)
Exchange Agent                                    Section 3.1(a)
Exchange Fund                                     Section 3.1(a)
Indemnified Party                                 Section 7.12(b)
Indenture                                         Section 7.14
Investors Agreement                               Section 7.20
Merger                                            Section 1.1
Merger Consideration                              Section 2.1(b)
Parent SEC Reports                                Section 5.5(a)
Parent Share Issuance                             Section 5.2(a)
Parent Stockholders Meeting                       Section 7.1
Shareholders                                      Preamble
Takeover Laws                                     Section 4.19
Termination Fee                                   Section 10.2(b)

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2 EXPENSES.

          (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          (b) If:

             (A) Parent or Purchaser terminates this Agreement under Section 9.1(d)(i), or Company terminates this Agreement pursuant to Section 9.1(c)(ii) or

             (B) Parent or Purchaser terminates this Agreement pursuant to
        Section 9.1(d)(ii) (but only as a result of a knowing or willful breach by the Company of any of its representations or warranties or knowing or willful failure of the Company to perform its covenants or other agreements contained in this Agreement) or pursuant to Section 9.1(b)(iii) (but only on the basis of the failure of the Company to satisfy any of the conditions enumerated in Section 8.2 as a result of a knowing or willful breach by the Company of any of its representations or warranties or knowing or willful failure of the Company to perform its covenants or other agreements contained in this Agreement), and in the case of a termination described in this clause (B), (x) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement) shall have been publicly announced or otherwise publicly communicated to the shareholders of Company generally and (y) prior to the first anniversary of such termination, Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then, Company shall pay to Purchaser, or cause to be paid, (1) in the case of a termination of this Agreement by Parent or Purchaser pursuant to
     Section 9.1(d)(i), not later than one business day following such termination, (2) in the case of a termination by Company pursuant to
     Section 9.1(c)(ii), prior to or concurrently with such termination, or (3) in the case of a termination of this Agreement described in clause (B) of this Section 10.2(b), not later than one business day following the earlier of the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable, a termination fee, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, in an amount equal to the sum of (x) $28,500,000 plus (y) out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $4,500,000 in the aggregate (such sum is referred to herein as the "Termination Fee"). Except for nonpayment of the amount set forth in this
     Section 10.2(b) and except as provided below, Parent and Purchaser hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(ii) or 9.1(d)(i), in no event shall Parent or Purchaser be entitled to seek or to obtain any recovery or judgment against Company or any of the Company Entities or any of their respective Assets, or against any of their respective Affiliates, agents, advisors or shareholders relating to the Transactions, and in no event shall Parent or Purchaser be entitled to seek or obtain any other amount relating to the Transactions; provided, however, that neither the termination of this Agreement pursuant to Section 9.1(c)(ii) or 9.1(d)(i) nor receipt of the fee set forth in this Section 10.2(b) shall preclude any remedy in favor of Parent or Purchaser against Company relating to a material breach of Section 7.9 of this Agreement by Company.

          (c) If Parent, Purchaser or Company terminates this Agreement on the basis of the failure of the shareholders of the Company to approve the Merger and in the absence of a publicly announced Acquisition Proposal pending which has not been withdrawn at the time of the Company Shareholders' Meeting and if the Company has complied with all its obligations under Section 7.9, then Company shall pay to Purchaser, or cause to be paid, prior to or concurrently with such termination the out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $4,500,000 in the aggregate. Except for nonpayment of the amount set forth in this Section 10.2(c), Parent and Purchaser hereby agree that, upon any termination of this Agreement due to the failure of the shareholders of the Company to approve the Merger (in the absence of a publicly announced Acquisition

     Proposal pending which has not been withdrawn at the time of the Company Shareholders' Meeting and if the Company has complied with all its obligations under Section 7.9), in no event shall Parent or Purchaser be entitled to seek or to obtain any recovery or judgment against Company or any of the Company Entities or any of their respective Assets, or against any of their respective Affiliates, agents, advisors or shareholders relating to the Transactions, and in no event shall Parent or Purchaser be entitled to seek or obtain any other amount relating to the Transactions.

     10.3 BROKERS AND FINDERS. Except for Donaldson, Lufkin & Jenrette Securities Corporation and as disclosed in Section 10.3 of the Company Disclosure Memorandum as to Company and except for Lazard Freres & Co LLC as to Parent and Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the Transactions. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or by Parent or Purchaser, each of Company, Parent and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.11(d) and 7.12.

     10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained, provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to the FBCA requires further approval by such shareholders, unless such an amendment is approved by such shareholders.

     10.6 WAIVERS.

          (a) Prior to or at the Effective Time, Parent and Purchaser, acting through their respective Boards of Directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent or Purchaser, as the case may be, under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent or Purchaser, as the case may be.

          (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Purchaser, to waive or extend the time for the compliance or fulfillment by Parent or Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:                      PSS World Medical, Inc.
                              4345 Southpoint Boulevard
                              Jacksonville, Florida 32216
                              Telecopy Number: (904) 332-3000
                              Attention: Chief Executive Officer
Copy to Counsel:              Alston & Bird LLP
                              One Atlantic Center
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309-3424
                              Telephone Number: (404) 881-7000
                              Telecopy Number: (404) 881-7777
                              Attention: J. Vaughan Curtis
Parent or Purchaser:          Fisher Scientific International Inc.
                              Liberty Lane
                              Hampton, New Hampshire 03842
                              Telecopy Number: (603) 929-2703
                              Attention: Vice President and General Counsel
Copy to Counsel:              Debevoise & Plimpton
                              875 Third Avenue
                              New York, New York 10022
                              Telecopy Number: (212) 909-6836
                              Attention: Paul H. Wilson, Jr.

     10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

     10.10 COUNTERPARTS. This Agreement may be executed in two or, more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with the specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Unites States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                    FISHER SCIENTIFIC INTERNATIONAL INC.

                                    By: /s/ Todd M. DuChene
                                       -----------------------------------------
                                       Name: Todd M. DuChene
                                       Title: Vice-President

                                    FSI MERGER CORPORATION

                                    By: /s/ Todd M. DuChene
                                       -----------------------------------------
                                       Name: Todd M. DuChene
                                       Title: Vice-President

                                    PSS WORLD MEDICAL, INC.

                                    By: /s/ Patrick Kelly
                                       -----------------------------------------
                                       Name: Patrick Kelly
                                       Title: Chief Executive Officer

                                  EXHIBIT 1.6

                                    OFFICERS

Paul Meister...........................................  Vice President
Todd DuChene...........................................  Vice President
Carrie Kane............................................  Assistant Secretary
Lee Ann Ward...........................................  Assistant Secretary

                                  EXHIBIT 1.7

                             STOCK OPTION AGREEMENT

SEE ANNEX B.

                                  EXHIBIT 4.23

                          ERP SYSTEM ROLL-OUT SCHEDULE

                               PSS WORLD MEDICAL
                 JDEDWARDS DISTRIBUTION PROJECT (PSS DIVISION)
                                ROLLOUT SCHEDULE

             BRANCH                                 CONVERSION DATE
             ------                                 ---------------
1001-PSS Jacksonville                               May 2000
1004-PSS Tallahassee                                July 2000
1006-PSS Orlando                                    July 2000
1008-PSS South Florida                              August 2000
1002-PSS St. Petersburg                             August 2000
1014-PSS Columbia                                   August 2000
1011-PSS Atlanta                                    September 2000
1039-PSS Norfolk                                    September 2000
1071-PSS Roanoke                                    September 2000
1045-PSS Richmond                                   September 2000
1032-PSS Raleigh                                    October 2000
1041-PSS Baltimore                                  October 2000
1031-PSS Charlotte                                  October 2000
1076-PSS Hudson Valley                              October 2000
1063-PSS Rochester                                  November 2000
1052-PSS Philadelphia                               November 2000
1086-PSS Eastern Region Pharmacy                    November 2000
1058-PSS New Jersey                                 November 2000
1067-PSS Metro New York                             December 2000
1058-PSS New England                                December 2000
1054-PSS Omaha                                      January 2001
1047-PSS Kansas City                                January 2001
1060-PSS Pittsburgh                                 January 2001
1056-PSS Louisville                                 January 2001
1048-PSS St. Louis                                  February 2001
1057-PSS Minneapolis                                February 2001
1043-PSS Cincinnati                                 February 2001
1053-PSS Chicago                                    February 2001
1072-PSS Cleveland                                  March 2001
1023-PSS Knoxville                                  March 2001
1020-PSS Jackson                                    March 2001
1021-PSS Memphis                                    March 2001
1067-PSS Central Region Pharmacy                    April 2001
1022-PSS Little Rock                                April 2001
1018-PSS Chattanooga                                April 2001
1016-PSS New Orleans                                April 2001
1015-PSS Birmingham                                 May 2001
1073-PSS Lafayette                                  May 2001
1069-PSS Seattle                                    May 2001
1080-PSS Hawaii                                     May 2001
1038-PSS Portland                                   June 2001

             BRANCH                                 CONVERSION DATE
             ------                                 ---------------
1085-PSS Western Region Pharmacy                    June 2001
1049-PSS San Francisco                              June 2001
1055-PSS San Diego                                  June 2001
1064-PSS North LA                                   July 2001
1028-PSS South LA                                   July 2001
1033-PSS Phoenix                                    July 2001
1066-PSS Salt Lake City                             July 2001
1050-PSS Denver                                     August 2001
1034-PSS Tulsa                                      August 2001
2070-PSS West Texas                                 August 2001
2028-PSS San Antonio                                September 2001
2027-PSS Houston                                    September 2001
2025-PSS Dallas                                     September 2001

                                  SECTION 7.16

                         RULE 145 AFFILIATES OF COMPANY

           Patrick C. Kelly
           David A. Smith
           John F. Sasen, Sr.
           Frederick E. Dell
           Kirk A. Zambetti
           Doug Harper
           Gary A. Corless
           Hugh M. Brown
           Melvin L. Hecktman
           Clark Johnson
           Delores P. Kesler
           Donna C.E. Williamson
           Charles R. Scott

                                EXHIBIT 7.18(a)

                   PARTIES AND SHARES OF PARENT COMMON STOCK
                          SUBJECT TO VOTING AGREEMENT


Thomas H. Lee Equity Fund III, L.P.                             6,652,027

THL FSI Equity Investors L.P.                                   3,342,094

THL Foreign Fund III                                              411,607

THL-CCI Limited Partnership                                       409,667

Fisher Scientific International Inc. Trust Amended and
  Restated as of August 1, 1996, with Mellon Bank, N.A., as
  Trustee                                                         634,000

Fisher Scientific International Inc. Trust dated as of
  January 21, 1998 with Mellon Bank, N.A., as Trustee           2,930,771

                                SECTION 7.18(b)

                                VOTING AGREEMENT

See Annex C.

                                 EXHIBIT 8.2(d)

                              Tax Representations
                                Letter of Parent

                                                                          , 2000

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022

                       AGREEMENT AND PLAN OF MERGER AMONG
          FISHER SCIENTIFIC INTERNATIONAL INC., FSI MERGER CORPORATION
                          AND PSS WORLD MEDICAL, INC.

Ladies and Gentlemen:

     The following facts and representations are being furnished to each of you in connection with the preparation of your respective tax opinions regarding the merger (the "Merger") of FSI Merger Corporation ("Merger Sub") with and into PSS World Medical, Inc. ("Company") pursuant to the Agreement and Plan of Merger, dated as of June 21, 2000, by and among Fisher Scientific International Inc. ("Parent"), Merger Sub and Company (the "Merger Agreement"). We understand that you will be relying on such facts and representations in delivering your opinions. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

     The terms of the Merger are contained in (i) the Merger Agreement, (ii) the Articles of Merger of Merger Sub with and into Company, advance copies of which have been provided to you for approval prior to filing (the "Articles of Merger"), and (iii) [insert any other pertinent agreements]. The Merger Agreement, the Articles of Merger, and [insert any other pertinent agreements] are collectively referred to as the "Agreements".

     This letter provides you with the facts, representations and other information on which you should rely in rendering your opinions. Specifically, in preparing your opinions, you should assume that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreements (and that none of the terms and conditions contained therein has been or will be waived or modified in any respect), and (2) all of the factual information, descriptions, representations and assumptions set forth or referred
to in this letter, in the letter to you from Company dated             , 2000,
in the Agreements, and in the Proxy Statement/Prospectus are accurate and complete and will be accurate and complete at the Effective Time.

     In preparing your opinions, you may also rely on the following representations:

     1. The fair market value of Parent Common Stock and any other consideration received by each shareholder of Company in the Merger will be approximately equal to the fair market value of Company Common Stock surrendered by such shareholder in the Merger. No shareholder of Company Common Stock will receive in exchange for such stock, in connection with the Merger, any consideration other than Parent Common Stock and cash paid in lieu of a fractional share of Parent Common Stock.

     2. Assuming that representation 2 in the Company representation letter is accurate, following the Merger, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company and Merger Sub, as the case may be, immediately prior to the Merger. For purposes of this representation, (i) amounts paid by Company or Merger Sub to shareholders of Company who receive cash or other property, (ii) assets used by Company or Merger Sub to pay expenses incurred in connection

Alston & Bird LLP
Debevoise & Plimpton                  -  2 -                              , 2000

with the Merger and (iii) all redemptions and distributions (except for regular, normal dividends) made by Company immediately prior to the Merger or otherwise in connection with the Merger will be considered assets held by Company or Merger Sub, as the case may be, immediately prior to the Merger.

     3. Neither Parent nor any corporation related to Parent (within the meaning of Treas. Reg. sec. 1.368-1(e)(3)) (i) will be under any obligation or will have entered into any agreement or understanding to redeem or repurchase any of Parent Common Stock issued to shareholders of Company in the Merger or to make any extraordinary distributions in respect of such Parent Common Stock or (ii) has any plan or intention to reacquire any of Parent Common Stock issued in the Merger.

     4. Parent has no plan or intention to (i) liquidate Company, (ii) merge Company with or into another corporation, (iii) sell or otherwise dispose of the stock of Company, except for transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), or (iv) cause Company to sell or otherwise dispose of any of its assets, or any assets that it acquired from Merger Sub, except for dispositions in the ordinary course of its business.

     5. Assuming that representation 4 in the Company representation letter is accurate, following the Merger, Parent will continue Company's historic business and use a significant portion of its historic business assets in a business.

     6. Prior to the Merger, Parent will own directly all of the outstanding stock of Merger Sub.

     7. Merger Sub is being formed solely to effect the Merger and it will not conduct any business or other activities prior to the Merger. Merger Sub will have no liabilities that will be assumed by Company and it will not transfer any assets to Company in the Merger that are subject to any liabilities.

     8. To the knowledge of Parent, at the Effective Time, Company's outstanding capital stock will consist solely of Company Common Stock. Pursuant to the Merger, at least 80% of the outstanding Company Common Stock will be exchanged solely for Parent Common Stock.

     9. To the knowledge of Parent, at the Effective Time, Company will not have any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire any stock of Company.

     10. Neither Parent nor any subsidiary or affiliate of Parent owns, or has owned during the past five years, any stock of Company.

     11. Parent has no plan or intention to cause Company to issue any additional shares of stock that would cause Parent to own less than (i) 80% of the total combined voting power of all classes of Company stock entitled to vote or (ii) 80% of any other class of Company stock.

     12. Parent, Merger Sub, Company and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

     13. There will be no intercorporate indebtedness existing between Parent or its subsidiaries, on the one hand, and Company or its subsidiaries, on the other hand, that was issued, acquired or will be settled at a discount.

     14. Neither Parent nor Merger Sub will (i) elect, or have in effect an election, to be treated as a "regulated investment company" or as a "real investment trust" or file any tax return consistent with such treatment or (ii) be an investment company within the meaning of Section 368(a)(2)(F)(ii) of the Code.

     15. Neither Parent nor Merger Sub is, or at the Effective Time will be, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately

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bargained-for consideration. The fractional share interests of each shareholder of Company will be aggregated, and no shareholder of Company will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     17. After the Merger, no dividends or distributions will be made to the former Company shareholders by Parent, other than dividends and distributions made with respect to all shares of Parent Common Stock.

     18. The Merger is being effected for bona fide non-tax business reasons.

     The information in this letter is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents described herein, are accurate and complete and will be accurate and complete at the Effective Time. We further understand that your opinion will be subject to the qualifications and limitations set forth in your opinion letter.

                                          Very truly yours,

                                          FISHER SCIENTIFIC INTERNATIONAL INC.

                                          --------------------------------------
                                          By:
                                          Title:

                                      A-50
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                                 EXHIBIT 8.3(e)

                              TAX REPRESENTATIONS
                               LETTER OF COMPANY

                                                                          , 2000

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022

                       AGREEMENT AND PLAN OF MERGER AMONG
        FISHER SCIENTIFIC INTERNATIONAL INC., FSI MERGER CORPORATION AND
                            PSS WORLD MEDICAL, INC.

Ladies and Gentlemen:

     The following facts and representations are being furnished to each of you in connection with the preparation of your respective tax opinions regarding the merger (the "Merger") of FSI Merger Corporation ("Merger Sub") with and into PSS World Medical, Inc. ("Company") pursuant to the Agreement and Plan of Merger, dated as of June 21, 2000, by and among Fisher Scientific International Inc. ("Parent"), Merger Sub and Company (the "Merger Agreement"). We understand that you will be relying on such facts and representations in delivering your opinions. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

     The terms of the Merger are contained in (i) the Merger Agreement, (ii) the Articles of Merger of Merger Sub with and into Company, advance copies of which have been provided to you for approval prior to filing (the "Articles of Merger"), and (iii) [insert any other pertinent agreements]. The Merger Agreement, the Articles of Merger, and [insert any other pertinent agreements] are collectively referred to as the "Agreements".

     This letter provides you with the facts, representations and other information on which you should rely in rendering your opinions. Specifically, in preparing your opinions, you should assume that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreements (and that none of the terms and conditions contained therein has been or will be waived or modified in any respect), and (2) all of the factual information, descriptions, representations and assumptions set forth or referred
to in this letter, in the letter to you from Parent dated                     ,
2000, in the Agreements, and in the Proxy Statement/ Prospectus are accurate and complete and will be accurate and complete at the Effective Time.

     In preparing your opinions, you may also rely on the following representations:

     1. The fair market value of Parent Common Stock and any other consideration received by each shareholder of Company in the Merger will be approximately equal to the fair market value of Company Common Stock surrendered by such shareholder in the Merger. No shareholder of Company Common Stock will receive in exchange for such stock, in connection with the Merger, any consideration other than Parent Common Stock and cash paid in lieu of a fractional share of Parent Common Stock.

     2. Following the Merger, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company and Merger Sub, as the case may be, immediately prior to the Merger. For purposes of this representation, (i) amounts paid by Company to shareholders who receive cash or other property, (ii) assets used by Company to pay expenses incurred in connection with the Merger and (iii) all redemptions and distributions (except for regular, normal dividends)

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made by Company immediately prior to the Merger or otherwise in connection with the Merger will be considered assets held by Company immediately prior to the Merger.

     3. Neither Company nor any Company Related Party has or will have redeemed or acquired any Company Common Stock during the three (3) year period prior to the Merger. For purposes hereof, Company Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by Company. During the three (3) year period prior to the Merger, neither Company nor any Company Related Party has or will have made any distribution with respect to the outstanding Company Common Stock other than periodic dividends consistent with Company's historic dividend practice.

     4. Prior to the Merger, Company will be engaged in one or more businesses and will use a significant portion of its assets in such businesses.

     5. Company's outstanding capital stock consists solely of Company Common Stock. Pursuant to the Merger, at least 80% of the outstanding Company Common Stock will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock at the Effective Time.

     6. At the Effective Time, Company will not have any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire any stock of Company

     7. Company has no plan or intention to issue any additional shares of stock that would cause Parent to own less than (i) 80% of the total combined voting power of all classes of Company stock entitled to vote or (ii) 80% of any other class of Company stock.

     8. Parent, Merger Sub, Company and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

     9. There will be no intercorporate indebtedness existing between Parent or its subsidiaries, on the one hand, and Company or its subsidiaries, on the other hand, that was issued, acquired or will be settled at a discount.

     10. Company is not an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determination under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

     11. Company is not, or at the Effective Time will not be, under the jurisdiction of a court in a Title 11 of the U. S. Code bankruptcy case or a receivership, foreclosure or similar proceeding in a federal or state court.

     12. At the Effective Time, the fair market value of the assets of Company will equal or exceed the sum of its liabilities plus the amount of liabilities, if any, to which such assets will be subject.

     13. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The fractional share interests of each shareholder of Company will be aggregated, and no shareholder of Company will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     14. None of the compensation to be received by any shareholders of Company who are also employees of Company or a subsidiary or affiliate of Company will be separate consideration for, or allocable to, any of their

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shares of Company Common Stock; none of the Parent Common Stock to be received by any shareholder-employees of Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Company will be for services actually rendered (or to be rendered) and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     15. Since the date of the Merger Agreement through the Effective Time, no dividends or distributions have been or will be made with respect to any Company Common Stock other than dividends in the normal course of business consistent with recent past dividend practices.

     16. The Merger is being effected for bona fide non-tax business reasons.

     The information in this letter is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents described herein, are accurate and complete and will be accurate and complete at the Effective Time. We further understand that your opinion will be subject to the qualifications and limitations set forth in your opinion letter.

                                          Very truly yours,

                                          PSS WORLD MEDICAL, INC.

                                          --------------------------------------
                                          By:
                                          Title:

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of June 21, 2000, between Fisher Scientific International Inc., a Delaware corporation ("Grantee"), and PSS World Medical, Inc., a Florida corporation ("Issuer").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Grantee, Issuer and FSI Merger Corporation, a Florida corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Issuer (the "Merger"), all upon the terms and conditions set forth in the Merger Agreement.

     B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and believing it to be in the best interests of Issuer, Issuer has agreed, among other things, to grant to Grantee the Option (as hereinafter defined) to purchase shares of common stock, par value $.01 per share, of Issuer ("Issuer Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined).

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                           OPTION TO PURCHASE SHARES

     1.1 Grant of Option. (a) Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, in whole or in part, an aggregate of up to 14,142,672 duly authorized, validly issued, fully paid and nonassessable shares of Issuer Common Stock (representing 19.9% of the outstanding shares of Issuer Common Stock as of July 18, 2000); provided that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as provided in this Agreement.

     (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 3.1), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach or fail to comply with any provision of the Merger Agreement. As used in this Agreement, the term "Option Shares" means the shares of Issuer Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms of this Agreement.

     1.2 Exercise of Option. (a) The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date; provided that the Option may be exercised only if (i) Grantee shall not be in breach of its agreements or covenants contained in this Agreement or the Merger Agreement and (ii) no preliminary or permanent injunction or order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, and (iii) the waiting period under the HSR Act shall have expired or been terminated. In the event the exercise of this Option or the Option Closing is delayed pursuant to clause (ii) or (iii) of the previous sentence, the exercise of this Option or the Option Closing shall be within ten Business Days following cessation of the injunction or the expiration or early termination of the waiting period under the HSR Act (so long as the Option Notice was delivered prior to the Expiration
Date). As used herein:

     (A) the term "Exercise Date" means the first to occur of: (i) the date on which Grantee becomes entitled to receive, pursuant to Section 10.2(b) of the Merger Agreement, that portion of the Termination Fee which does not relate to the reimbursement of Grantee's expenses; (ii) the authorization, recommendation, public proposal or public announcement by Issuer of an intention to authorize, recommend, propose or enter into an agreement with any Person with respect to an Acquisition Proposal; (iii) any acquisition by any Person of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
         Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 30% of the then outstanding shares of Issuer Common Stock; and (iv) any Person (other than Grantee and its Subsidiaries) shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such Person would own or control 30% or more of the then outstanding shares of Issuer Common Stock.

     (B) the term "Expiration Date" means the first to occur prior to Grantee's exercise of the Option pursuant to Section 1.2(b) of: (i) the Effective Time; (ii) written notice of termination of this Agreement by Grantee to Issuer; (iii)180 days after the first occurrence of an Exercise Date; or (iv) the date of termination of the Merger Agreement, unless, in the case of this clause (iv), Grantee has the right to receive the Termination Fee, in which case the Option will not terminate until the later of 30 business days following the time the Termination Fee becomes due and payable.

Notwithstanding the expiration of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option by delivery of an Option Notice (as defined below) prior to the Expiration Date, and the expiration of the Option will not affect any rights under this Agreement which by their terms do not terminate or expire prior to or at the Expiration Date.

     (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Issuer of its intention to so exercise the Option (an "Option Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which an Option Notice is delivered. Notwithstanding anything to the contrary in this Agreement, Grantee shall be entitled to rescind any Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

     (c) At any Option Closing, (i) Issuer shall deliver to Grantee all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Grantee in the Option Notice, which Option Shares shall be free and clear of all Liens, and
(ii) (A) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price pursuant to Section 1.3(b), Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered and (B) if the Grantee is not paying the Exercise Price pursuant to Section 1.3(b), Grantee shall pay to Issuer, by wire transfer of immediately available funds to an account specified by Issuer to Grantee in writing at least two business days prior to the Option Closing Date, an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I (it being understood that the failure or refusal of Issuer to specify an account shall not affect Issuer's obligation to issue the Option Shares). If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of Issuer then in effect.

     (d) Upon the delivery by Grantee to Issuer of the Option Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option in accordance with Section 1.3, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee, or Issuer may have failed or refused to take any action required of it hereunder. Issuer shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates or an amendment to this Agreement under this Section 1.2 and any filing fees and other expenses arising from the performance of the transactions contemplated hereby.

     1.3 Payments. (a) The purchase and sale of the Option Shares pursuant to
Section 1.2 of this Agreement shall be at a purchase price equal to $11.00 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Grantee's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

     (b) Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Issuer Common Stock as of the last trading day preceding the date Grantee delivers its Option Notice (such date, the "Option Exercise Date") over the per share Exercise Price. The "Fair Market Value" per share of Issuer Common Stock shall be the average of last reported sale price for a share of Issuer Common Stock on the Nasdaq National Market for the ten trading days commencing on the 12th trading day immediately preceding the Option Exercise Date. That portion of the Option so surrendered under this Section 1.3(b) shall be canceled and shall thereafter be of no further force and effect.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Option Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

           THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 18, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     2.2 Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not conflict with or result in a breach or default of or under (i) any provision of Issuer's Certificate of Incorporation or Bylaws, (ii) any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets, except (A) in the case of clause (ii) or (iii), for such conflict, breach or default as, individually or in the aggregate, would not have a Company Material Adverse Effect, and (B) in the case of clause (ii), for any limitations contained in agreements or instruments relating to indebtedness of Issuer that are filed as exhibits to Company SEC Reports prior to the date hereof ("Company Debt Documents"). No Consent by any governmental or regulatory agency or authority, other than compliance with Securities Laws or the filing of a notification under the HSR Act, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

     (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 3.1, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances for any kind or nature whatsoever, including any preemptive rights for any stockholder of Issuer (other than any rights in the Issuer's Stock Purchase Agreement with Abbott Laboratories filed as an exhibit to Company SEC Reports prior to the date hereof).

                                  ARTICLE III
                   ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Issuer Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Issuer Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of Issuer which would have the effect of diluting or otherwise diminishing Grantee's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option (or, if such a change occurs between exercise and the Option Closing, upon the Option Closing) the number and kind of shares or other securities or property that Grantee would have received in respect of the Option Shares that Grantee is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Grantee under this Section shall be in addition to, and shall not limit, its rights against Issuer for breach of or the failure to perform any provision of the Merger Agreement.

                                   ARTICLE IV
                              REGISTRATION RIGHTS

     4.1 Registration of Option Shares Under the Securities Act. (a) If requested by Grantee at any time and from time to time prior to the second anniversary of receipt by Grantee of Option Shares (the "Registration Period"), Issuer shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the

Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares or such other Issuer securities owned by or issuable to Grantee in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Except with respect to such a "shelf" registration, Issuer shall keep such Demand Registration effective for a period of not less than 90 days, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Issuer shall only have the obligation to effect two Demand Registrations pursuant to this Section 4.1(a); provided that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Issuer shall be entitled to postpone for up to 90 days from receipt of Grantee's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Issuer determines in its good faith reasonable judgment that such registration would materially interfere with or require premature disclosure of, any material acquisition, reorganization, pending or proposed offering of Issuer Securities or other transaction involving Issuer or any other material contract under active negotiation by Issuer; provided further that Issuer shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Grantee's request for a Demand Registration.

     (b) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Grantee shall have the right to participate in such registration and include in such registration the number of shares of Issuer Common Stock or such other Issuer securities as Grantee shall designate by notice to Issuer (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock or other securities requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, Issuer shall include therein (i) first, all shares proposed to be included therein by Issuer, (ii) second, subject to the rights of any other holders of registration rights in effect as of the date hereof, the shares requested to be included therein by Grantee and (iii) third, shares proposed to be included therein by any other stockholder of Issuer. Participation by Grantee in any Incidental Registration shall not affect the obligation of Issuer to effect Demand Registrations under this Section 4.1. Issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Grantee.

     (c) In connection with any Registration pursuant to this Section 4.1, (i) Issuer shall provide the Grantee and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) Issuer shall use reasonable best efforts to cause any Option Shares included in such Registration to be included for quotation on the Nasdaq National Market or any other nationally recognized exchange or trading system upon which Issuer's securities are then listed, subject to official notice of issuance, which notice shall be given by Issuer upon issuance. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by Issuer in connection with any Registration pursuant to this Section 4.1 (including any fees related to qualifications under blue sky laws and SEC filing fees) (the "Registration Expenses") shall be borne by Issuer, excluding legal fees of Grantee's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Grantee included in a Registration.

                                   ARTICLE V
                     REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

     5.1 Repurchase Rights. (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Grantee shall have the right (the "Repurchase Right") to require Issuer to repurchase from Grantee (i) the Option or any part thereof as Grantee shall designate at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of

Option Shares as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the Market/ Offer Price multiplied by the number of Option Shares so designated; provided that the aggregate amount of the Option Repurchase Price and the Option Share Repurchase Price pursuant to the exercise by the Grantee of its Repurchase Right shall not exceed (1) the Maximum Amount (as defined in Section 6.1) minus the amount of the Termination Fee received by Grantee under the Merger Agreement plus (2) the Exercise Price for the Option Shares sold pursuant to the Repurchase Right. The term "Market/Offer Price" shall mean the higher of (i) the highest price per share of Issuer Common Stock offered or paid in any Acquisition Proposal, and (ii) the Fair Market Value. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. Notwithstanding anything in this Section 5.1 to the contrary, the Repurchase Right may be exercised only if (A) Grantee shall not be in breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and
(B) no preliminary or permanent injunction or order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect.

     (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "Repurchase Notice") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall deliver to Grantee the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that Issuer is not then prohibited under Applicable Law from so delivering. At the Repurchase Closing,
(i) Issuer shall pay to Grantee the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Grantee at least two business days prior to the Repurchase Closing, and (ii) if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

     (c) To the extent that Issuer is prohibited under applicable Law or Company Debt Documents from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law or Company Debt Documents from delivering to Grantee the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required Regulatory Approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

     5.2 Substitute Option. (a) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or any Subsidiary of Grantee (each, an "Excluded Person"), and Issuer is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Grantee, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments; provided that if such a conversion or exchange cannot, because of Applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee than the Option.

     (b) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and agree for the benefit of Grantee to comply with this
Article V.

     (c) For purposes of this Section 5.2, the term "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a consolidation or merger in which Issuer is the continuing or surviving or acquiring Person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1 Total Profit. Notwithstanding any other provision of this Agreement to the contrary, in no event may Grantee purchase under this Agreement that number of Option Shares whose Spread Value plus the amount of the Termination Fee received by Grantee under the Merger Agreement (less any amount paid to Grantee under the Merger Agreement as reimbursement of Grantee's expenses) exceeds $29.0 million (the "Maximum Amount"). For purposes of this Agreement, "Spread Value" shall mean the difference between (i) the product of (A) the sum of the total number of Option Shares that Grantee (x) intends to purchase at the Option Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (B) the average of the last reported sales price of Issuer Common Stock on the Nasdaq National Market for the ten trading days commencing on the 12th trading day immediately preceding the Option Closing Date, and (ii) the product of (A) the total number of Option Shares that Grantee (x) intends to purchase at the Option Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (B) the applicable Exercise Price of such Option Shares. In the event the Spread Value exceeds the Maximum Amount, the number of Option Shares which Grantee is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than the Maximum Amount.

     6.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Grantee good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder. Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights or securities, the Company Rights Agreement or similar agreement, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     6.3 Quotation. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     6.4 Division of Option. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option

Shares purchasable hereunder. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

     6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles or rules thereof.

     6.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.7 Amendment, Assignment, No Third Party Beneficiaries, Waivers, etc. (a) Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

     (b) This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement shall be construed as giving to any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     (c) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     6.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice and a copy of the notice or other communication is also sent on the same day by registered letter, acknowledgment of receipt requested), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties: (i) if to Grantee, at Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, telecopy: 1-603-929-2703, attention:
Vice President and General Counsel, with a copy to Debevoise & Plimpton, 875 Third Avenue, New York, New York 10017, telecopy: 1-212-909-6836, attention:
Paul H. Wilson, Jr.; and (ii) if to Issuer, at PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telecopy: 1-904-332-3000, attention: Chief Executive Officer, with a copy to Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, telecopy:
1-404-881-7777, attention: J. Vaughan Curtis.

     6.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     6.10 Integration. This Agreement and the other agreements of the parties referred to in this Agreement constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

     6.11 Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.12 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date above written.

                                          FISHER SCIENTIFIC INTERNATIONAL INC.

                                          By: /s/ Todd M. DuChene
                                          --------------------------------------
                                          Name: Todd M. DuChene
                                          Title: Vice-President

                                          PSS WORLD MEDICAL, INC.

                                          By: /s/ Patrick C. Kelly
                                          --------------------------------------
                                          Name: Patrick C. Kelly
                                          Title: Chief Executive Officer

                                                                         ANNEX C

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT, dated as of June 21, 2000 (this "Agreement"), is made and entered into by and among PSS World Medical, Inc., a Florida corporation ("PSS") and each of the persons listed on the signature pages hereof (each a "Stockholder" and collectively, "Stockholders").

                                    PREAMBLE

     WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $0.01 per share (the "FSI Common Stock"), of Fisher Scientific International, Inc., a Delaware corporation ("FSI"), set forth on Schedule 1 hereto opposite the name of such Stockholder (with respect to each Stockholder, such "Stockholder's Existing Shares" and together with any shares of FSI Common Stock or other voting capital stock of FSI acquired after the date hereof, whether upon the exercise of warrants or options, the conversion of Non-Voting Common Stock or otherwise, such "Stockholders' Shares");

     WHEREAS, each Stockholder desires that PSS, FSI Merger Corporation, a wholly owned subsidiary of FSI ("Merger Corp."), and FSI enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Corp. with and into PSS (the "Merger"), with the result that PSS becomes a wholly owned subsidiary of FSI all upon the terms and conditions set forth in the Merger Agreement; and

     WHEREAS, the Stockholders are executing this Agreement as an inducement to PSS to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by PSS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1. Representations and Warranties. (a) Each Stockholder severally and not jointly represents and warrants to PSS as follows:

             (i) Set forth on Schedule 1 are the number of such Stockholder's Existing Shares; each of which Existing Shares are beneficially owned by such Stockholder. Such Stockholder's Existing Shares constitute all of the shares of FSI Common Stock owned of record or beneficially by such Stockholder. Such Stockholder holds, and during the term hereof, will continue to hold, such Stockholder's Shares free and clear of all liens, claims, security interests and encumbrances and has, and during the term hereof, will continue to have, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all the matters set forth in this Agreement, in each case with respect to all such Stockholder's Existing Shares and with respect to all such Stockholder's Shares as of the Effective Time, subject to applicable securities laws and the terms of this Agreement.

             (ii) Such Stockholder has the power and authority necessary to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action in respect thereof on the part of such Stockholder. This Agreement represents a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a breach of any provisions of the organizational documents of such Stockholder, if applicable, or a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any trust, note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which such Stockholder is bound, except for such conflict, breach or default as would not adversely affect the ability of such Stockholder to perform its obligations hereunder.

        Performance by such Stockholder of its obligations hereunder will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for such violations, consents, approvals or notices as would not adversely affect the ability of Stockholder to perform its obligations hereunder.

             (iii) Such Stockholder understands and acknowledges that PSS is entering the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

          (b) PSS represents and warrants to each Stockholder that this Agreement has been duly authorized, executed and delivered by and constitutes a valid and binding agreement of, PSS, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which PSS is a party.

     2. Voting Agreement. Each Stockholder severally agrees with, and covenants to, PSS that at any meeting of stockholders of FSI called to vote upon the issuance of shares of FSI Common Stock pursuant to the Merger Agreement and any other matters related to the Merger Agreement, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the issuance of the shares of FSI Common Stock pursuant to the Merger Agreement and approval of any other matters related to the Merger Agreement. Such Stockholder, as a holder of FSI Common Stock, shall be present in person or by proxy at all meetings of stockholders of FSI so that all such Stockholder's Shares are counted for purposes of determining the presence of a quorum at such meetings.

     3. Covenants. Each Stockholder severally agrees with, and covenants to, PSS that, prior the termination of this Agreement, such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, or consent to any transfer of), any or all of such Stockholder's Shares, such Stockholder's Non-Voting Common Stock, Series B Non-Voting Common Stock, or warrants or options for the purchase of FSI Common Stock, shares of FSI Common Stock issued upon exercise of such Stockholder's warrant or options or upon conversion of such Stockholder's Non-Voting Common Stock or Series B Non-Voting Common Stock (such "Stockholder's Equity Rights") or any interest in any of the foregoing; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Stockholder's Equity Rights or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Stockholder's Equity Rights, except for this Agreement or (iv) deposit such Stockholder's Equity Rights into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Equity Rights. Notwithstanding the foregoing, PSS may in its discretion consent to any such transfer if the transferee agrees in writing to be bound by the provisions of this Agreement.

     4. Delivery of Proxy. Not later than 10 days after the date of any proxy statement in connection with any meeting of stockholders of FSI to vote upon the issuance of shares of common stock of FSI pursuant to the Merger Agreement, Stockholder agrees to execute and return to the Company a proxy and to vote in favor of the issuance of such shares. Stockholder further agrees not to revoke such proxy prior to any such meeting of stockholders held for such purpose.

     5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder's Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of FSI, or the acquisition of additional shares of FSI Common Stock or other voting securities of FSI by such Stockholder, the number of such Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of FSI Common Stock or other voting securities of FSI issued to or acquired by such Stockholder.

     6. Further Assurances. Each Stockholder shall, upon request of PSS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by PSS to be necessary or desirable to carry out the provisions hereof.

     7. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

     8. Miscellaneous.

          (a) All capitalized terms used herein which are not defined herein shall have the same meanings as ascribed to them in the Merger Agreement.

          (b) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

          (c) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (e) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

          (f) The Stockholder agrees that irreparable damage would occur and that PSS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PSS shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

          (h) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (i) If the Stockholder is an individual and is married and the Stockholder's Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.

                                      PSS WORLD MEDICAL, INC.

                                      By: /s/ Patrick Kelly
                                         ---------------------------------------
                                         Name: Patrick Kelly
                                         Title: Chief Executive Officer

                                      THOMAS H. LEE EQUITY FUND III, L.P.

                                      By: /s/ Anthony J. DiNovi
                                         ---------------------------------------
                                         Name: Anthony J. DiNovi
                                         Title:

                                      THL FSI EQUITY INVESTORS L.P.

                                      By: /s/ Anthony J. DiNovi
                                         ---------------------------------------
                                         Name: Anthony J. DiNovi
                                         Title:

                                      THL FOREIGN FUND III

                                      By: /s/ Anthony J. DiNovi
                                         ---------------------------------------
                                         Name: Anthony J. DiNovi
                                         Title:

                                      THL-CCI LIMITED PARTNERSHIP

                                      By: /s/ Anthony J. DiNovi
                                         ---------------------------------------
                                         Name: Anthony J. DiNovi
                                         Title:

                                      MELLON BANK, N.A., SOLELY IN ITS CAPACITY
                                      AS TRUSTEE FOR THE FISHER SCIENTIFIC
                                      INTERNATIONAL INC. TRUST AMENDED AND
                                      RESTATED AS OF AUGUST 1, 1996 (AS DIRECTED
                                      BY FISHER SCIENTIFIC INTERNATIONAL INC.),
                                      AND NOT IN ITS INDIVIDUAL CAPACITY

                                      By: /s/ Bernadette Rist
                                         ---------------------------------------
                                         Name: Bernadette Rist
                                         Title: Authorized Signatory

                                      MELLON BANK, N.A., SOLELY IN ITS CAPACITY
                                      AS TRUSTEE FOR FISHER SCIENTIFIC
                                      INTERNATIONAL, INC. TRUST DATED AS OF
                                      JANUARY 21, 1998 (AS DIRECTED BY FISHER
                                      SCIENTIFIC INTERNATIONAL INC.), AND NOT IN
                                      ITS INDIVIDUAL CAPACITY

                                      By: /s/ Bernadette Rist
                                         ---------------------------------------
                                         Name: Bernadette Rist
                                         Title: Authorized Signatory

                                   SCHEDULE 1

        STOCKHOLDER NAME                   CLASS           NUMBER OF SHARES HELD
        ----------------            -------------------    ---------------------
Thomas H. Lee Equity Fund III,
L.P.                                Voting Common Stock          6,652,027

THL FSI Equity Investors L.P.       Voting Common Stock          3,342,094

THL Foreign Fund III                Voting Common Stock            411,607

THL-CCI Limited Partnership         Voting Common Stock            409,667

Mellon Bank, N.A., solely in its
capacity as Trustee for the
Fisher Scientific International
Inc. Trust Amended and Restated
as of August 1, 1996 (as
directed by Fisher Scientific
International Inc.), and not in
its individual capacity             Voting Common Stock            634,000

Mellon Bank, N.A., solely in its
capacity as Trustee for Fisher
Scientific International, Inc.
Trust dated as of January 21,
1998 (as directed by Fisher
Scientific International Inc.),
and not in its individual
capacity                            Voting Common Stock          2,930,771

                                                                         ANNEX D

                      [LAZARD FRERES & CO. LLC LETTERHEAD]

                                               June 21, 2000

The Board of Directors
Fisher Scientific International Inc.
1 Liberty Lane
Hampton, NH 03842-1808

Dear Members of the Board:

     We understand that Fisher Scientific International Inc. ("Fisher") and PSS World Medical Inc. (the "Subject Company") have entered into an Agreement dated June 21, 2000 (the "Agreement"), pursuant to which Fisher will acquire the Subject Company in a transaction (the "Merger") in which (i) each issued and outstanding share of the Subject Company's common stock will be converted into the right to receive .3121 of a share of Fisher common stock (the "Exchange Ratio") and (ii) each outstanding option to purchase shares of the Subject Company's common stock will be converted into an option, whose economic terms reflect the Exchange Ratio, to purchase shares of Fisher's common stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

     Pursuant to our engagement letter dated as of May 19, 2000, you have requested our opinion as to the fairness to Fisher, from a financial point of view, of the Exchange Ratio. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Agreement;

          (ii) Analyzed certain historical publicly available business and financial information relating to Fisher and the Subject Company;

          (iii) Reviewed various financial forecasts and other data provided to us by Fisher and the Subject Company relating to their respective businesses;

          (iv) Held discussions with members of the senior managements of the Company and the Subject Company with respect to the businesses and prospects of the Company and the Subject Company, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

          (v) Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Fisher to be realized by the combined entities in connection with the Merger;

          (vi) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Fisher and the Subject Company;

          (vii) Reviewed the financial terms of certain significant business combinations involving companies in lines of businesses we believe to be generally comparable to those of Fisher and the Subject Company;

          (viii) Reviewed the historical trading prices and trading volumes of Fisher's and the Subject Company's common stock; and

          (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Fisher or the Subject Company, or concerning the solvency of or issues relating to solvency concerning either of the foregoing entities. With respect to financial forecasts, including the

[LAZARD FRERES & CO. LLC ]

synergistic savings and benefits projected to be realized following the Merger. and the timing thereof, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Fisher and the Subject Company as to the future financial performance of Fisher and of the Subject Company, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by Fisher, that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on Fisher or the Subject Company and that the synergistic savings and benefits of the Merger projected by the management of Fisher will be realized both in scope and timing.

     Lazard Freres & Co. LLC is acting as an investment banker to Fisher in connection with the Merger and will receive a fee for our services, a substantial portion of which is payable upon the closing of the Merger. We have in the past provided investment banking services to Fisher for which we have received customary fees.

     Our engagement and the opinion expressed herein are solely for the benefit of Fisher's Board of Directors. Our opinion does not address the merits of the underlying decision by Fisher to engage in the Merger and does not constitute a recommendation to any stockholder of Fisher as to how such stockholder should vote on the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to Fisher from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By: /s/ Steven J. Golub
                                          --------------------------------------
                                            Managing Director

                                                                         ANNEX E

        [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION LETTERHEAD]

W. Patrick McMullan, III
Managing Director
Investment Banking
(212) 892-3605 - Fax (212) 892-7272                                June 21, 2000

Board of Directors
PSS World Medical, Inc.
4345 Southpoint Blvd.
Jacksonville, FL 32216

Dear Sirs/Madame:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of PSS World Medical, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement"), by and among the Company, Fisher Scientific International, Inc., ("Fisher"), and FSI Merger Corporation, a wholly owned subsidiary of Fisher ("Purchaser"), pursuant to which Purchaser will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each share of Company Common Stock, other than shares held by the Company, Fisher or any subsidiary of the Company or Fisher, will be converted into the right to receive a fraction of a share (the "Exchange Ratio") of voting common stock, par value $0.01 per share, of Fisher ("Fisher Common Stock"), equal to 0.3121 shares of Fisher Common Stock.

     In arriving at our opinion, we have reviewed the draft dated June 21, 2000 of the Agreement, and the exhibits thereto, and the draft dated June 21, 2000 of the Stock Option Agreement between Fisher and the Company to be entered into concurrently with the Agreement (the "Stock Option Agreement"). We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Fisher including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning April 1, 2000 and ending March 31, 2005 prepared by the management of the Company and certain financial projections for the period beginning January 1, 2000 and ending December 31, 2003 prepared by the management of Fisher. In addition, we have compared certain financial and securities data of the Company and Fisher with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Fisher, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Fisher or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and Fisher of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the managements of the Company and Fisher. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Fisher as to the future operating and financial performance of the Company and Fisher, respectively. We have not assumed any responsibility for making an independent evaluation

PSS World Medical, Inc.
Page 2                                                             June 21, 2000

of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company, including that the Merger will qualify as a tax free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have also assumed the final forms of the Agreement and the Stock Option Agreement are substantially similar to the last drafts reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. We are expressing no opinion herein as to the prices at which the Company Common Stock or the Fisher Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     DLJ has performed investment banking and other services for Fisher in the past and has been compensated for such services, including acting as its co-manager in two high yield financings totaling nearly $600 million in 1998, and earning a commitment fee for a Bridge Loan. In addition, DLJ Merchant Banking Partners II, L.P. and associated entities, which are affiliated with DLJ, collectively own approximately 16% of the outstanding capital stock of Fisher and approximately 24% of the voting stock of Fisher and have the right to designate one member of the Board of Fisher. Currently, there is no such designee serving on Fisher's Board.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ W. Patrick McMullan
                                            ------------------------------------
                                            W. Patrick McMullan
                                            Managing Director

                                                                         ANNEX F

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      FISHER SCIENTIFIC INTERNATIONAL INC.

     FISHER SCIENTIFIC INTERNATIONAL, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Law"), DOES HEREBY CERTIFY:

     1. That the name of the Corporation is Fisher Scientific International Inc. and its Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991 and amended on October 28, 1991.

     2. That this Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the Corporation.

     3. That this Restated Certificate of Incorporation and the amendments to the Certificate of Incorporation contained herein were declared advisable and adopted on December 10, 1991 by the unanimous written consent of the Board of Directors pursuant to Section 141(f) of the Law, filed with the minutes of the proceedings of the Board, and were approved by the unanimous written consent of the stockholders pursuant to Section 228 of the Law, filed with minutes of the proceedings of the stockholders, and have thereby been duly adopted in accordance with the provisions of Sections 242(b) and 245 of the Law.

     4. The text of the Certificate of Incorporation of this Corporation is hereby restated, integrated and amended to read in its entirety as follows:

     FIRST: The name of the corporation is Fisher Scientific International Inc. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Ste. L-100 in the City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System. Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of which the Corporation shall have authority to issue is 65,000,000 shares, of which 50,000,000 shares shall be Common Stock, par value $0.01 per share (the "Common Stock), and 15,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

     FIFTH: (a) Subject to the provisions of Article Fifth (b) hereof, the Corporation may issue Common Stock from time to time in one or more series or classes as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each series or class to have such voting powers, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series or class adopted by the Board of Directors pursuant to authority to do so, which authority is hereby granted to the Board of Directors.

     (b) The Common Stock initially authorized for issuance by the Corporation shall consist of 50,000,000 shares of Common Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Common Stock shall be governed by the following provisions:

        (i) Identical Rights. Except as otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        (ii) Voting Rights. Except as otherwise required by law or as otherwise provided herein, on all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

        (iii) Dividend Rights. When and as dividends or other distributions are declared, whether payable in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions, provided that if dividends or other distributions are declared which are payable in shares of Common Stock, such dividends or other distributions shall be declared payable at the same rate for all holders of Common Stock, and the dividends payable in shares of Common Stock will be payable to holders of Common Stock.

        (iv) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of any share of Common Stock.

     SIXTH: The Corporation may issue Preferred Stock from time to time in one or more series as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors pursuant to authority to do so, which authority is hereby granted to the Board of Directors.

     SEVENTH: The duration of the Corporation is to be perpetual.

     EIGHTH: (a) Except as may be provided pursuant to resolutions of the Board of Directors, adopted pursuant to the provisions of this Certificate of Incorporation, establishing any series or class of Common Stock or Preferred Stock and granting to holders of shares of such series or class of Common Stock or Preferred Stock rights to elect additional directors under specified circumstances, the number of directors of the Corporation shall be determined from time to time in the manner described in the Bylaws. The directors, other than those who may be elected by the holders of Common Stock or Preferred Stock pursuant to such resolutions, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 1992 another class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 1993 and another class initially to be elected for a term expiring at the annual meeting of stockholders to be held in 1994 with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No director need be a stockholder.

     (b) Except as otherwise provided in a resolution of the Board of Directors, adopted pursuant to the provisions of this Certificate of Incorporation, establishing a series or class of Common Stock or Preferred Stock and creating in the holders of shares of such series or class rights to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (c) Subject to the rights of holders of Common Stock or Preferred Stock to elect directors under circumstances specified in a resolution of the Board of Directors, adopted pursuant to the provisions of this Certificate of Incorporation establishing such series or class, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

     (d) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH.

     NINTH: Except as required by law and subject to the rights of the holders of any series of Preferred Stock established pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders may be called only by the Board of Directors [or by the Chief Executive Officer] pursuant to a resolution approved by a majority of the entire Board of Directors of the Corporation (as determined in accordance with the Bylaws). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH.

     TENTH: No stockholder action may be taken except as an annual or special meeting of stockholders of the Corporation, and stockholders may not take any action by written consent in lieu of a meeting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH.

     ELEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     TWELFTH: No contract or other transaction of the Corporation shall be void, voidable, fraudulent or otherwise invalidated, impaired or affected, in any respect, by reason of the fact that any one or more of the officers, directors or stockholders of the Corporation shall individually be party or parties thereto or otherwise interested therein, or shall be officers, directors or stockholders of any other corporation or corporations which shall be party or parties thereto or otherwise interested therein; provided that such contract or other transactions be duly authorized or ratified by the Board of Directors, with the assenting vote of a majority of the disinterested directors then present, or, if only one such is present, with his assenting vote.

     THIRTEENTH: The Board of Directors may from time to time make, amend, supplement or repeal the By-laws; PROVIDED, HOWEVER, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors; and PROVIDED, FURTHER, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Section 3 ("Special Meetings") of
Article II ("Meetings of Stockholders") of the Bylaws, Section 2 ("Number, Election and Terms") or Section 10 ("Removal of Directors") of Article III ("Directors") of the Bylaws, or the final sentence of Article XI ("Amendments") of the Bylaws shall not be amended or repealed, and no provision inconsistent with any thereof shall be adopted, without the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article THIRTEENTH.

     FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

     FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (2) Right of claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    (4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     SIXTEENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, FISHER SCIENTIFIC INTERNATIONAL INC. has caused this Restated Certificate of Incorporation to be signed by Paul M. Meister, its Senior Vice President -- Chief Financial Officer, and attested to by Allison G. Pellegrino, its Assistant Secretary, this 16th day of December, 1991.

                                          FISHER SCIENTIFIC INTERNATIONAL INC.

                                          By: /s/ Paul M. Meister
                                            ------------------------------------
                                            Senior Vice President
                                            Chief Financial Officer

Attest:

By: /s/ Allison G. Pellegrino
    ----------------------------------
    Allison G. Pellegrino
    Assistant Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      FISHER SCIENTIFIC INTERNATIONAL INC.

     FISHER SCIENTIFIC INTERNATIONAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation in accordance with the provision of Section 242 of the DGCL, by the unanimous vote of its members on March 16, 1998, filed with the minutes of the Board of Directors, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring such amendment to be advisable and directing that such amendment be submitted to and be considered by the stockholders of the Corporation for approval at the 1998 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of the Corporation be amended by changing the Fourth Article thereof so that, as amended, such Article shall be and read as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue is 115,000,000 shares, of which 100,000,000 shall be Common Stock, par value $0.01 per share (the "Common Stock"), and 15,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

     SECOND: That thereafter, the foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Corporation at the Annual Meeting of Stockholders on May 12, 1998 in accordance with the provisions of Section 242 of the DGCL and the terms of the Certificate of Incorporation.

     IN WITNESS WHEREOF, FISHER SCIENTIFIC INTERNATIONAL INC. has caused this Certificate of Amendment to be signed by Paul M. Meister, its Executive Vice President, and attested by Todd M. DuChene, its Vice President and Secretary, this 18th day of May, 1998.

                                          FISHER SCIENTIFIC INTERNATIONAL INC .

                                          By: /s/ Paul M. Meister
                                            ------------------------------------
                                            Paul M. Meister
                                            Executive Vice President

Attest:

By: /s/ Todd M. DuChene
    ----------------------------------
    Todd M. DuChene
    Vice President and Secretary

                                                                         ANNEX G

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                                     BYLAWS

                                       OF

                                   ARTICLE I
                                    OFFICES

     SECTION 1. DELAWARE OFFICE. The office of (the "Corporation") within the State of Delaware shall be in the City of Dover, County of Kent.

     SECTION 2. OTHER OFFICES. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by law, in such other place or places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the "Board") may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

     SECTION 1. PLACE OF MEETINGS. All meetings of holders of shares of capital stock of the Corporation shall be held at the office of the Corporation in the State of Delaware or at such other place, within or without the State of Delaware, as may from time to time be fixed by the Board or specified or fixed in the respective notices or waivers of notice thereof.

     SECTION 2. ANNUAL MEETINGS. An annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting (an "Annual Meeting") shall be held at 9:00 a.m. on the first Wednesday of May of each year (the first Annual Meeting to be held in May 1991), or on such other date and at such other time as may be fixed by the Board. If the Annual Meeting shall not be held on the day designated, the Board shall call a special meeting of stockholders as soon as practicable for the election of directors.

     SECTION 3. SPECIAL MEETINGS. Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these Bylaws) or by the Chief Executive Officer. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat.

     SECTION 4. NOTICE OF MEETINGS. Except as otherwise may be required by law, notice of each meeting of stockholders, whether an Annual Meeting or a special meeting, shall be in writing, shall state the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an Annual Meeting, shall indicate that the notice is being issued by or at the direction of the person or persons calling the meeting, and a copy thereof shall be delivered or sent by mail, not less than 10 or more than 60 days before the date of said meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be directed to such stockholder at his address as it appears on the stock records of the Corporation, unless he shall have filed with the Secretary a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of an adjourned meeting need not be given if the time and place to which the meeting is to be adjourned was announced at the meeting at which the adjournment was taken, unless (i) the adjournment is for more than 30 days, or (ii) the Board shall fix a new record date for such adjourned meeting after the adjournment.

     SECTION 5. QUORUM. At each meeting of stockholders of the Corporation, the holders of shares having a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall be present or represented by proxy to constitute a quorum for the transaction of business, except as otherwise provided by law.

     SECTION 6. ADJOURNMENTS. In the absence of a quorum at any meeting of stockholders or any adjournment or adjournments thereof, holders of shares having a majority of the voting power of the capital stock present or represented by proxy at the meeting may adjourn the meeting from time to time until a quorum shall be present or represented by proxy. At any such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called if a quorum had been present or represented by proxy thereat.

     SECTION 7. ORDER OF BUSINESS. (a) At any Annual Meeting, only such business shall be conducted as shall have been brought before the Annual Meeting (i) by or at the direction of the Board of Directors, or (ii) by any stockholder who complies with the procedures set forth in this Section 7.

     (b) For business properly to be brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than 40 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 7. The chairman of an Annual Meeting shall, if the facts warrant, determine and declare to the Annual Meeting that business was not properly brought before the Annual Meeting in accordance with the provisions of this Section 7 and, if he should so determine, he shall so declare to the Annual Meeting and any such business not properly brought before the Annual Meeting shall not be transacted.

     SECTION 8. VOTING. Except as otherwise provided in the Certificate of Incorporation or in a resolution of the Board of Directors adopted pursuant to the Certificate of Incorporation establishing a series of Preferred Stock of the Corporation ("Preferred Stock"), at each meeting of stockholders, every stockholder of the Corporation shall be entitled to one vote for every share of capital stock standing in his name on the stock records of the Corporation (i) at the time fixed pursuant to Section 6 of Article VII of these Bylaws as the record date for the determination of stockholders entitled to vote at such meeting, or (ii) if no such record date shall have been fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given. At each meeting of stockholders, all matters (except as otherwise provided in Section 3 of Article III of these By-laws and except in cases where a larger vote is required by law or by the Certificate of Incorporation of the Corporation or these Bylaws) shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon, a quorum being present.

     SECTION 9. INSPECTORS. For each election of directors by the stockholders and in any other case in which it shall be advisable, in the opinion of the Board, that the voting upon any matter shall be conducted by inspectors of election, the Board shall appoint two inspectors of election. If, for any such election of directors or the voting upon any such other matter, any inspector appointed by the Board shall be unwilling or unable to serve, or if the Board shall fail to appoint inspectors, the chairman of the meeting shall appoint the necessary inspector or inspectors. The inspectors so appointed, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors with strict impartiality, and according to the best of their ability, and the oath so taken shall be subscribed by them. Such inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each of the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of election of directors. Inspectors need not be stockholders.

                                  ARTICLE III
                                   DIRECTORS

     SECTION 1. POWERS. The business of the Corporation shall be managed under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the stockholders.

     SECTION 2. NUMBER, ELECTION AND TERMS. The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; PROVIDED, HOWEVER, that such number initially shall not be less than three nor more than 15; and PROVIDED, FURTHER, that such number and such minimum and maximum may be increased pursuant to resolution of the Board, adopted pursuant to the Certificate of Incorporation, establishing any series of Preferred Stock or any class of Common Stock. The directors, other than those who may be elected by the holders of any series of the Preferred Stock or any class of Common Stock pursuant to a resolution of the Board adopted pursuant to the Certificate of Incorporation establishing such series or class, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board, one class initially to be elected for a term expiring at the Annual Meeting to be held in 1992, and another class initially to be elected for a term expiring at the Annual Meeting to be held in 1993, and another class initially to be elected for a term expiring at the Annual Meeting to be held in 1994, with the members of each class to hold office until their successors have been elected and qualified. At each Annual Meeting, the successors of the class of directors whose term expires at the Annual Meeting shall be elected to hold office for a term expiring at the Annual Meeting held in the third year following the year of their election. Except as otherwise provided in the Certificate of Incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the Annual Meeting at which the term of office of the class to which such director has been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

     SECTION 3. NOMINATIONS OF DIRECTORS; ELECTION. Nominations for the election of directors may be made by the Board or a committee appointed by the Board, or by any stockholder entitled to vote generally in the election of directors who complies with the procedures set forth in this Section 3. Directors shall be at least 21 years of age. Directors need not be stockholders. At each meeting of stockholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors. All nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, such stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice, the (x) name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and
                                       G-3
number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. In the event that a stockholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether a stockholder has complied with this Section 3. If the inspectors shall determine that a stockholder has not complied with this Section 3, the inspectors shall direct the chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws of the Corporation, and the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 4. PLACE OF MEETINGS. Meetings of the Board shall be held at the Corporation's office in the State of Delaware or at such other place, within or without such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.

     SECTION 5. REGULAR MEETINGS. Regular meetings of the Board shall be held in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine. Notice of regular meetings of the Board need not be given except as otherwise required by these Bylaws.

     SECTION 6. SPECIAL MEETINGS. Special meetings of the Board may be called by the Chief Executive Officer and shall be called by the Secretary at the request of any two of the other directors.

     SECTION 7. NOTICE OF MEETINGS. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each director, addressed to him at his residence or usual place of business, or shall be sent to him by telex, cable or telegram so addressed, or shall be given personally or by telephone, on 24 hours' notice.

     SECTION 8. QUORUM AND MANNER OF ACTING. The presence of at least a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except where a different vote is required or permitted by law or these Bylaws or otherwise, the act of a majority of the directors present at any meeting at which a quorum shall be present shall be the act of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if all the directors consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the directors shall be filed with the minutes of the proceedings of the Board. Any one or more directors may participate in any meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall be deemed to constitute presence in person at a meeting of the Board.

     SECTION 9. RESIGNATION. Any director may resign at any time by giving written notice to the Corporation; PROVIDED, HOWEVER, that written notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

     SECTION 10. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     SECTION 11. COMPENSATION OF DIRECTORS. The Board may provide for the payment to any of the directors, other than officers or employees of the Corporation, of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; PROVIDED, HOWEVER, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV
                            COMMITTEES OF THE BOARD

     SECTION 1. APPOINTMENT AND POWERS OF EXECUTIVE COMMITTEE. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate an Executive Committee of the Board which shall consist of such number of members as the Board shall determine. Except as provided by Delaware law, during the interval between the meetings of the Board, the Executive Committee shall possess and may exercise all the powers of the Board in the management and direction of all the business and affairs of the Corporation (except the matters hereinafter assigned to any other Committee of the Board), in such manner as the Executive Committee shall deem in the best interests of the Corporation in all cases in which specific directions shall not have been given by the Board. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of the committee present at a meeting at which a quorum shall be present shall be the act of the committee. Either the Chief Executive Officer or the Chairman of the Executive Committee may call the meetings of the Executive Committee.

     SECTION 2. APPOINTMENT AND POWERS OF AUDIT COMMITTEE. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate an Audit Committee of the Board, which shall consist of such number of members as the Board shall determine. The Audit Committee shall (i) make recommendations to the Board as to the independent accountants to be appointed by the Board; (ii) review with the independent accountants the scope of their examination; (iii) receive the reports of the independent accountants and meet with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports; (iv) review, either directly or through the independent accountants, the internal accounting and auditing procedures of the Corporation; and (v) perform such other functions as may be assigned to it from time to time by the Board. The Audit Committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of the committee present at a meeting at which a quorum shall be present shall be the act of the committee.

     SECTION 3. COMPENSATION COMMITTEE; OTHER COMMITTEES. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate members of the Board to constitute a Compensation Committee and such other committees of the Board as the Board may determine. Such committees shall in each case consist of such number of directors as the Board may determine, and shall have and may exercise, to the extent permitted by law, such powers as the Board may delegate to them, in the respective resolutions appointing them. Each such committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of any such committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of such committee present at a meeting at which a quorum shall be present shall be the act of the committee.

     SECTION 4. ACTION BY CONSENT; PARTICIPATION BY TELEPHONE OR SIMILAR EQUIPMENT. Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee. Unless the Board shall otherwise provide, any one or more members of any such committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the committee.

     SECTION 5. CHANGES IN COMMITTEES; RESIGNATIONS; REMOVALS. The Board shall have power, by the affirmative vote of a majority of the authorized number of directors, at any time to change the members of, to fill vacancies in, and to discharge any committee of the Board. Any member of any such committee may resign at any time by giving notice to the Corporation; PROVIDED, HOWEVER, that notice to the Board, the Chairman of the Board, the Chief Executive Officer, the chairman of such committee or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose.

                                   ARTICLE V
                                    OFFICERS

     SECTION 1. NUMBER AND QUALIFICATION. The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation. Each officer of the Corporation shall have the title of Managing Director and shall also have the title of Vice President (in addition to any other title as set forth below or as may be prescribed by the Board) and shall hold his office for such term as may be prescribed by the Board. There shall be elected from among the Managing Directors, persons having the titles and exercising the duties (as prescribed by the Bylaws or by the Board) of the Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and such other persons having such other titles and such other duties as the Board may prescribe. The same person may hold more than one office. The Chairman of the Board and the Chief Executive Officer shall be elected from among the directors. The Chief Executive Officer may appoint one or more deputies, associates or assistant officers or such other agents as may be necessary or desirable for the business of the Corporation. In case one or more deputies, associates or assistant officers shall be appointed, the officer such appointee assists may delegate to the appointee the authority to perform such of the officer's duties as the officer may determine.

     SECTION 2. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Corporation; PROVIDED HOWEVER, that notice to the Board, Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3. REMOVAL. Any officer or agent may be removed, either with or without cause, at any time, by the Board at any meeting called for that purpose; PROVIDED, HOWEVER, that the Chief Executive Officer and President may remove any agent appointed by him.

     SECTION 4. VACANCIES. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

     SECTION 5. CHAIRMAN OF THE BOARD. The Chairman of the Board shall, if present, preside at all meetings of the Board and, in the absence of the Chief Executive Officer, at all meetings of the stockholders. He shall perform the duties incident to the office of the Chairman of the Board and all such other duties as are specified in these Bylaws or as shall be assigned to him from time to time by the Board.

     SECTION 6. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, if present, preside at all meetings of the stockholders. He shall have, under the control of the Board, general supervision and direction of the business and affairs of the Corporation. He shall at all times see that all resolutions or determinations of the Board are carried into effect. He may from time to time appoint, remove or change members of and discharge one or more advisory committees, each of which shall consist of such number of persons (who may, but need not, be directors or officers of the Corporation), and have such advisory duties, as he shall determine. He shall perform the duties incident to the office of the Chief Executive Officer and all such other duties as are specified in these Bylaws or as shall be assigned to him from time to time by the Board.

     SECTION 7. TREASURER. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated pursuant to these Bylaws, shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever, shall disburse the funds of the Corporation and shall render to all regular meetings of the Board, or whenever the Board may require, an account of all his transactions as Treasurer. He shall, in general, perform all the duties incident to the office of Treasurer and all such other duties as may be assigned to him from time to time by the Chief Executive Officer or such other officer to whom the Treasurer reports.

     SECTION 8. SECRETARY. The Secretary shall, if present, act as secretary of, and keep the minutes of, all meetings of the Board, the Executive Committee and other committees of the Board and the stockholders in one or more books provided for that purpose, shall see that all notices are duly given in accordance with these By-laws and as required by law, shall be custodian of the seal of the Corporation and shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal. He shall, in general, perform all the duties incident to the office of Secretary and all such other duties as may be assigned to him from time to time by the Chief Executive Officer or such other officer to whom the Secretary reports.

     SECTION 9. BONDS OF OFFICERS. If required by the Board, any officer of the Corporation shall give a bond for the faithful discharge of his duties in such amount and with such surety or sureties as the Board may require.

     SECTION 10. COMPENSATION. The salaries of the officers shall be fixed from time to time by the Compensation Committee of the Board; PROVIDED, HOWEVER, that the Chief Executive Officer may fix or delegate to others the authority to fix the salaries of any agents appointed by the Chief Executive Officer.

     SECTION 11. OFFICERS OF OPERATING COMPANIES OR DIVISIONS. The Chief Executive Officer shall have the power to appoint, remove, and prescribe the terms of office, responsibilities, duties and salaries of, the officers of the operating companies or divisions, other than those who are officers of the Corporation.

                                   ARTICLE VI
                    CONTRACTS, CHECKS, LOANS, DEPOSITS, ETC.

     SECTION 1. CONTRACTS. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into any contract or to execute and deliver any instrument, which authorization may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.

     SECTION 2. CHECKS, ETC. All checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed in the name and on behalf of the Corporation in such manner as shall from time to time be authorized by the Board, which authorization may be general or confined to specific instances.

     SECTION 3. LOANS. No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized by the Board, which authorization may be general or confined to specific instances. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board shall authorize.

     SECTION 4. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as may be selected by or in the manner designated by the Board. The Board or its designees may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of the Certificate of Incorporation or these Bylaws, as them may deem advisable.

                                  ARTICLE VII
                                 CAPITAL STOCK

     SECTION 1. STOCK CERTIFICATES. Each stockholder shall be entitled to have, in such form as shall be approved by the Board, a certificate or certificates signed by the Chairman of the Board or Chief Executive Officer and by either the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary (except that, when any such certificate is countersigned by a transfer agent or registered by a registrar other than the

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Corporation or an employee of the Corporation, the signatures of any such officers may be facsimiles, engraved or printed), which may be sealed with the seal of the Corporation (which seal may be a facsimile, engraved or printed), certifying the number of shares of capital stock of the Corporation owned by such stockholder. In the event any officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

     SECTION 2. LISTS OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make or cause to be prepared or made, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting for the duration thereof, and may be inspected by any stockholder of the Corporation who is present.

     SECTION 3. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2 of this Article VII or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

     SECTION 4. TRANSFERS OF CAPITAL STOCK. Transfers of shares of capital stock of the Corporation shall be made only on the stock ledger of the Corporation by the holder of record thereof, by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or by the transfer agent of the Corporation, and only on surrender of the certificate or certificates representing such shares, properly endorsed or accompanied by a duly executed stock transfer power. The Board may make such additional rules and regulations as it may deem advisable concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

     SECTION 5. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 6. FIXING OF RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividends or other distributions or allotments of any rights, or entitled to exercise any rights in respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

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                                  ARTICLE VIII
                                  FISCAL YEAR

     The Corporation's fiscal year shall coincide with the calendar year.

                                   ARTICLE IX
                                      SEAL

     The Corporation's seal shall be circular in form and shall include the words "Delaware, 1991, Seal."

                                   ARTICLE X
                                WAIVER OF NOTICE

     Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether signed before or after the time stated in such written waiver, shall be deemed equivalent to such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

                                   ARTICLE XI
                                   AMENDMENTS

     These Bylaws or any of them may be amended or supplemented in any respect at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders. Notwithstanding the preceding sentence, the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with,
Section 3 of Article II of these Bylaws, Section 2 or Section 10 of Article III of these Bylaws, or this sentence.

                                                                         ANNEX H

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                         2000 EQUITY AND INCENTIVE PLAN

     1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION. The purposes of the 2000 Equity and Incentive Plan of Fisher Scientific International Inc. (the "Plan") are to afford an incentive to selected employees and independent contractors of Fisher Scientific International Inc. (the "Company") or any Subsidiary or Affiliate that now exists or hereafter is organized or acquired, to continue as employees or independent contractors, as the case may be, to increase their efforts on behalf of the Company and to promote the success of the Company's business. Pursuant to the Long-Term Incentive Program described herein, there may be granted stock options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights (either in connection with stock options granted under the Plan or independently of stock options), restricted stock, restricted stock units, dividend equivalents and other long-term stock- or cash-based Awards, and pursuant to the Annual Incentive Bonus Program described herein, there may be granted short-term stock-or cash-based Awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for "performance-based compensation" under Section 162(m) of the Code may comply with such requirements and insofar as may be applicable to such Awards, the Plan shall be interpreted in a manner consistent with such requirements.

     2. DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

     (a) "Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

     (b) "Award" means any Option, SAR, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

     (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (f) "Committee" means the committee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions
Section 162(m) of the Code. Each member of the Committee shall be a Non-Employee Director as defined in Rule 16b-3 under the Exchange Act.

     (g) "Company" means Fisher Scientific International Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

     (h) "Dividend Equivalent" means a right, granted to a Grantee under Section 6(b)(v), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

     (i) "Effective Date" means the date that the Plan was adopted by the Board.

     (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

     (k) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean, (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or if the shares of Stock are not then listed on a
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

national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith.

     (l) "Grantee" means a person who, as an employee of or independent contractor or non-employee director with respect to the Company, a Subsidiary or an Affiliate, has been granted an Award under the Plan.

     (m) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

     (n) "NQSO" means any Option that is designated as a nonqualified stock option.

     (o) "Option" means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO; provided that ISOs may be granted only to employees of the Company or a Subsidiary.

     (p) "Other Cash-Based Award" means an Award under the Annual Incentive Bonus Program or the Long-Term Incentive Program, which Award is not denominated or valued by reference to Stock, including an Award which is subject to the attainment of Performance Goals or otherwise as permitted under the Plan.

     (q) "Other Stock-Based Award" means an Award under the Long-Term Incentive Program that is denominated or valued in whole or in part by reference to Stock, including, but not limited to (i) restricted or unrestricted Stock awarded subject to the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company for cash.

     (r) "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

     (s) "Plan" means this Fisher Scientific International Inc. 2000 Equity and Incentive Plan, as amended from time to time.

     (t) "Plan Year" means a calendar year.

     (u) "Restricted Stock" means an Award of shares of Stock to a Grantee under
Section 6(b)(iii) that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

     (v) "Restricted Stock Unit" means a right granted to a Grantee under
Section 6(b)(iv) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

     (w) "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
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

     (x) "Stock" means shares of the common stock, par value $0.01 per share, of the Company.

     (y) "SAR" or "Stock Appreciation Right" means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award Agreement or determined by the Committee.

     (z) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. ADMINISTRATION. At the discretion of the Board, the Plan shall be administered either (i) by the Board or (ii) by the Committee. In the event the Board is the administrator of the Plan, references herein to the Committee shall be deemed to include the Board. The Board may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting.

     Any action may also be taken without the necessity of a meeting by a written instrument signed by a majority of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards to determine the persons to whom and the time or times at which Awards shall be granted to determine the type and number of Awards to be granted the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine Performance Goals no later than such time as is required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions (including Performance Goals) applicable to Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made in good faith.

     4. ELIGIBILITY. ISOs shall be granted only to key employees (including officers and directors who are also employees) of the Company, its parent or any of its Subsidiaries. All other Awards may be granted to officers, independent contractors, key employees and non-employee directors of the Company or of any of its Subsidiaries and Affiliates.

     No ISO shall be granted to any employee of the Company, its parent or any of its Subsidiaries if such employee owns, immediately prior to the grant of the ISO, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a parent or a Subsidiary, unless the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the code shall be controlling.

     5. STOCK SUBJECT TO THE PLAN. The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan shall be subject to adjustment as provided herein. Notwithstanding the

                                       H-3
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foregoing, the total number of shares of stock that may be transferred or issued hereunder as Restricted Stock, Restricted Stock Units or other Stock-Based
Awards shall not exceed           shares of stock. No more than           shares
of Stock may be awarded in respect of Options and SARs and no more than shares of Stock may be awarded in respect of Restricted Stock, Restricted Stock Units or other Stock-Based Awards to a single individual over the term of the Plan, which number shall be subject to adjustment as provided herein. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

     Except as provided in an Award Agreement, in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) the Performance Goals and (v) the individual limitations applicable to Awards.

     6. SPECIFIC TERMS OF AWARDS.

     (A) GENERAL. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

     (B) AWARDS. The Committee is authorized to grant to Grantees the following Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

                (i) OPTIONS. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

             (A) TYPE OF AWARD. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

             (B) EXERCISE PRICE. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of an Option per share of Stock be less than the Fair Market Value of a share of Stock as of the date of grant of such Option. The purchase price of the Stock as to which an Option is exercised shall be paid in full at the time of exercise; payment may be made in cash, which may be paid by check, or other instrument acceptable to the Company, or, with the consent of the Committee, in shares of Stock, valued at the Fair Market

                                       H-4
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        Value on the date of exercise, or if there were no sales on such date, on the next preceding day on which there were sales or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan. In addition, any amount necessary to satisfy applicable federal, state or local tax withholding requirements shall be paid promptly upon notification of the amount due. The Committee may permit such amount of tax withholding to be paid in shares of Stock previously owned by the employee, or a portion of the shares of Stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and shares of such Stock.

             (C) TERM AND EXERCISABILITY OF OPTIONS. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent. No partial exercise may be made for less than one hundred (100) full shares of Stock.

             (D) TERMINATION OF EMPLOYMENT, ETC. Unless provided to the contrary in the applicable Award Agreement;

                (I) Except as set forth herein or in II or III below, an Option may not be exercised unless the Grantee is then in the employ of, maintains an independent contractor relationship with, or is a director of, the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided that, (i) the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option, and (ii) the Committee may determine, in its sole discretion, to allow the exercise of any Option in any individual case after the termination of the employment or other relationship, but in any event, such exercise shall not be allowed after the expiration date of such Option.

                (II) If the Grantee's employment or service terminates because the Grantee has died, retired from the Company at or after any early retirement date under any Company qualified retirement plan in which he participates or become permanently disabled (within the meaning of Section 22(e)(3) of the Code), all of such Grantee's Options (regardless of the extent to which such Options are then exercisable) shall be exercisable as of such date of termination and remain outstanding until the earlier of (i) three years from the date Grantee's employment or service terminates, and (ii) expiration of the term of the Option.

                (III) If the Grantee's employment or service terminates other than for cause, such Grantee's Options (to the extent then exercisable) shall remain outstanding until the earlier of (i) three months from the date Grantee's employment or service terminates, and
           (ii) expiration of the term of the Option.

             (E) OTHER PROVISIONS. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

                (ii) SARS. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

             (A) IN GENERAL. Unless the Committee determines otherwise, a SAR
        (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is
                                       H-5
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        exercisable. Notwithstanding the foregoing, SARs may be granted on a free-standing basis and not in tandem with an Option, but shall, unless the Committee shall otherwise determine have terms and conditions substantially comparable to those applicable to Options granted under the Plan.

             (B) SARS. A SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine, but in no event less than the Fair Market Value on the date of the grant).

                (iii) RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

             (A) ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, upon the attainment of Performance Goals. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

             (B) FORFEITURE. Upon termination of employment or service during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

             (C) CERTIFICATES FOR STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

             (D) DIVIDENDS. Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

                (iv) RESTRICTED STOCK UNITS. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

             (A) AWARD AND RESTRICTIONS. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. The Committee may condition the vesting and/or payment of Restricted Stock Units, in whole or in part, upon the attainment of Performance Goals.

             (B) FORFEITURE. Upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

             (v) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Grantees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

             (vi) Other Stock- or Cash-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the attainment of certain Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum payment that any Grantee may receive pursuant to Cash-Based Award granted under this paragraph in respect of any performance period shall be $2,000,000. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a "covered employee" within the meaning of Section 162(m) of the Code (a "covered Employee"), increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made prior to the certification by the Committee that any applicable Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock-or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code with respect to any Award intended to comply therewith.

     7. CHANGE IN CONTROL PROVISIONS.

     (a) Except as set forth in an Award Agreement, upon the occurrence of a Change of Control (as hereinafter defined), any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested and the restrictions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Award shall be deemed fully vested, and any Performance Goals imposed with respect to Awards shall be deemed to be fully achieved. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, the purchaser(s) of the Company's assets or stock may, in his, her, or its discretion, deliver to the Grantee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding Options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the higher of (i) the Fair Market Value of those shares of stock or other securities the Grantee would have received had the Option been exercised and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the exercise price therefore, and (ii) the Fair Market Value of those shares of stock or other securities the Grantee would have received had the Option been exercised and a disposition of the shares acquired upon such exercise had been made immediately following such sale, conveyance or Change in Control, less the exercise price therefore. A "Change in Control" shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (other than any person or group, or any of their affiliates, who on the Effective Date owns at least 10% of the Company's Common Stock and who at no time after the Effective Date owns less than 10% of such Common Stock) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the Company's Common Stock outstanding, or (ii) on any date, the individuals who were serving as the members of the Board at the beginning of the two year period ending on such date cease for any reason to constitute a majority of the number of directors then serving, provided that any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) elected in such period whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the first day of such two year period or whose appointment, election or nomination for election was previously so approved or recommended in accordance with this proviso.

     (b) Upon dissolution or liquidation of the Company, all Options and other Awards granted under this Plan shall terminate, but each Grantee shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Option to the extent then exercisable.

     8. GENERAL PROVISIONS.

     (a) Nontransferability. Unless otherwise determined by the Committee or provided in an Award Agreement, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Any Award shall be null and void and without effect upon the bankruptcy of the Grantee to whom the Award is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such Award.

     (b) No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company, any Subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment or service.

     (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property with a Fair Market Value not in excess of the minimum amount required to be withheld and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

     (d) Stockholder Approval; Amendment and Termination. The Plan shall take effect on the Effective Date but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein) shall be subject to the requisite approval of the stockholders of the Company, which approval must occur within twelve (12) months of the date that the Plan is adopted by the Board. In the event that the stockholders of the Company do not ratify the Plan at a meeting of the stockholders at which such issue is considered and voted upon, then upon such event the Plan and all rights hereunder shall immediately terminate and no Grantee (or any permitted transferee thereof) shall have any remaining rights under the Plan or any Award Agreement entered into in connection herewith. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan or any Award Agreement in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award theretofore granted under the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its Effective Date. No Awards shall be granted under the Plan after such termination date.

     (e) No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

     (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

     (g) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (h) Regulations and Other Approvals.

          (i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          (ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

          (iii) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

     (i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

                                                                         ANNEX I

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      FISHER SCIENTIFIC INTERNATIONAL INC.

     FISHER SCIENTIFIC INTERNATIONAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation in accordance with
the DGCL, at a meeting held on               , 2000, duly adopted resolutions
setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to and be considered by the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of the Corporation be amended by changing the Fourth Article thereof so that, as amended, such Article shall be and read as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue shall be 515,000,000 shares, of which 500,000,000 shall be Common Stock, par value $0.01 per share (the "Common Stock"), and 15,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

     SECOND: That thereafter, the foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Corporation at the special meeting
of stockholders held on             , 2000 in accordance with the DGCL and the
Certificate of Incorporation.

     IN WITNESS WHEREOF, FISHER SCIENTIFIC INTERNATIONAL INC. has caused this
Certificate of Amendment to be signed by                , its                ,
and attested by                , its                , this      day of
            , 2000.

                                            FISHER SCIENTIFIC INTERNATIONAL INC.

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

ATTEST:

By:
    --------------------------------
    Name:
    Title:

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FISHER.

     Section 145 of the Delaware Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     ARTICLE FIFTEENTH of Fisher's Certificate of Incorporation provides as follows:

     FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

     (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (4) Insurance. The Corporation may maintain insurance, at its expense, to project itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) LIST OF EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
   2.1     Agreement and Plan of Merger by and among Fisher Scientific
           International Inc., FSI Merger Corporation and PSS World
           medical, Inc. dated as of June 21, 2000 (included as Annex A to the joint proxy statement/prospectus filed as part of
           this registration statement and incorporated herein by
           reference)
   3.1     Restated Certificate of Incorporation of Fisher Scientific
           International Inc., as amended (included as Annex F to the joint proxy statement/prospectus filed as part of this
           registration statement and incorporated herein by reference)
   3.2     Bylaws of Fisher Scientific International Inc. (included as
           Annex G to the joint proxy statement/ prospectus filed as
           part of this registration statement and incorporated herein by reference)
   3.3     Form of Certificate of Amendment to the Restated Certificate
           of Incorporation of Fisher Scientific International Inc.
           (included as Annex I to the joint proxy statement/prospectus filed as part of this registration statement and
           incorporated herein by reference)
   4.1     Rights Agreement dated as of June 9, 1997, between Fisher
           Scientific International Inc. and ChaseMellon Shareholder
           Services L.L.C., as Rights Agent, which includes the form of
           Right Certificate as Exhibit A and the Summary of Rights to
           Purchase Common Stock as Exhibit B (included as an exhibit to the Registration Statement on Form 8-A of Fisher
           Scientific International Inc. filed with the Securities and
           Exchange Commission on June 9, 1997 and incorporated herein by reference)
   4.2     First Amendment to Rights Agreement dated as of August 7,
           1997 between Fisher Scientific International Inc. and
           ChaseMellon Shareholder Services L.L.C. (included as an
           exhibit to the Current Report on Form 8-K of Fisher
           Scientific International Inc. dated August 7, 1997 filed
           with the Securities and Exchange Commission on August 8,
           1997 and incorporated herein by reference)
  *5.1     Opinion of Debevoise & Plimpton regarding the validity of
           the securities being registered
  *8.1     Opinion of Debevoise & Plimpton regarding certain tax
           matters
  *8.2     Opinion of Alston & Bird LLP regarding certain tax matters
  10.1     Form of Fisher Scientific International Inc. 2000 Equity and
           Incentive Plan (included as Annex H to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)
  10.2     Voting Agreement by and among PSS World Medical, Inc. and
           the persons listed on the signature pages thereto, dated as of June 21, 2000 (included as Annex C to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)
  10.3     Stock Option Agreement between Fisher Scientific
           International Inc. and PSS World Medical, Inc., dated as of
           June 21, 2000 (included as Annex B to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  10.4     Investors Agreement dated January 21, 1998 as amended March
           29, 1999 among Fisher Scientific International Inc. and (i)
           Thomas H. Lee Equity Fund III, L.P. ("THL"), certain
           individuals associated with THL, THL-CCI Limited
           Partnership, THL Foreign Fund III, L.P., and THL FSI Equity
           Investors, L.P., (ii) DLJ Merchant Banking Partners II,
           L.P., DLJ Offshore Partners II, C.V., DLJ Diversified
           Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking
           Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ
           Millennium Partners, L.P., DLJ Millennium Partners-A, L.P.,
           UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P.,
           DLJ ESC II, L.P. and DLJ First ESC, L.P., (iii) Chase Equity
           Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
           KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc.
           (filed as an exhibit to the Form 10-K of Fisher Scientific
           International Inc. for the year ended December 31, 1998, and filed on March 31, 1999, and incorporated herein by
           reference)
  21.1     Subsidiaries of Fisher Scientific International Inc. (filed as an exhibit to the Form 10-K/A of Fisher Scientific
           International Inc. for the year ended December 31, 1999, and filed on March 23, 2000, and incorporated herein by
           reference)
  23.1     Consent of Deloitte & Touche LLP
  23.2     Consent of Arthur Andersen LLP
 *23.3     Consent of Debevoise & Plimpton
 *23.4     Consent of Alston & Bird LLP
  23.5     Consent of Lazard Freres & Co. LLC
  23.6     Consent of Donaldson, Lufkin & Jenrette Securities
           Corporation
  24.1     Powers of Attorney
 *99.1     Form of proxy card for Fisher Scientific International Inc.
 *99.2     Form of proxy card for PSS World Medical, Inc.
  99.3     Consent of Patrick C. Kelly to be named a director
  99.4     Consent of Hugh M. Brown to be named a director
  99.5     Opinion of Lazard, Freres & Co. LLC (included as Annex D to the joint proxy statement/prospectus filed as part of this registration statement and incorporated herein by reference)
  99.6     Opinion of Donaldson, Lufkin & Jenrette Securities
           Corporation (included as Annex E to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)

---------------
* To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to

     Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed on August 24, 2000 this Registration Statement on Form S-4, in the capacities indicated.

                                          FISHER SCIENTIFIC INTERNATIONAL INC.

                                          By: /s/ PAUL M. MEISTER
                                            ------------------------------------
                                            Name: Paul M. Meister
                                            Title: Executive Vice President and
                                                Chief Financial Officer

                   SIGNATURE                                              TITLE
                   ---------                                              -----
*                                                   Director, Chairman and Chief Executive Officer
------------------------------------------------
Paul M. Montrone

*                                                   Director, Vice Chairman, Executive Vice President
------------------------------------------------    and Chief Financial Officer
Paul M. Meister

*                                                   Director
------------------------------------------------
Mitchell J. Blutt, M.D.

*                                                   Director
------------------------------------------------
Robert A. Day

*                                                   Director
------------------------------------------------
Michael D. Dingman

*                                                   Director
------------------------------------------------
Anthony J. DiNovi

*                                                   Director
------------------------------------------------
David V. Harkins

*                                                   Director
------------------------------------------------
Scott M. Sperling

*                                                   Director
------------------------------------------------
Kent R. Weldon

*By: /s/ TODD M. DUCHENE
---------------------------------------------
    Todd M. DuChene
    Attorney-In-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  2.1      Agreement and Plan of Merger by and among Fisher Scientific
           International Inc., FSI Merger Corporation and PSS World
           medical, Inc. dated as of June 21, 2000 (included as Annex A to the joint proxy statement/prospectus filed as part of
           this registration statement and incorporated herein by
           reference)
  3.1      Restated Certificate of Incorporation of Fisher Scientific
           International Inc., as amended (included as Annex F to the joint proxy statement/prospectus filed as part of this
           registration statement and incorporated herein by reference)
  3.2      Bylaws of Fisher Scientific International Inc. (included as
           Annex G to the joint proxy statement/ prospectus filed as
           part of this registration statement and incorporated herein by reference)
  3.3      Form of Certificate of Amendment to the Restated Certificate
           of Incorporation of Fisher Scientific International Inc.
           (included as Annex I to the joint proxy statement/prospectus filed as part of this registration statement and
           incorporated herein by reference)
  4.1      Rights Agreement dated as of June 9, 1997, between Fisher
           Scientific International Inc. and ChaseMellon Shareholder
           Services L.L.C., as Rights Agent, which includes the form of
           Right Certificate as Exhibit A and the Summary of Rights to
           Purchase Common Stock as Exhibit B (included as an exhibit to the Registration Statement on Form 8-A of Fisher
           Scientific International Inc. filed with the Securities and
           Exchange Commission on June 9, 1997 and incorporated herein by reference)
  4.2      First Amendment to Rights Agreement dated as of August 7,
           1997 between Fisher Scientific International Inc. and
           ChaseMellon Shareholder Services L.L.C. (included as an
           exhibit to the Current Report on Form 8-K of Fisher
           Scientific International Inc. dated August 7, 1997 filed
           with the Securities and Exchange Commission on August 8,
           1997 and incorporated herein by reference)
 *5.1      Opinion of Debevoise & Plimpton regarding the validity of
           the securities being registered
 *8.1      Opinion of Debevoise & Plimpton regarding certain tax
           matters
 *8.2      Opinion of Alston & Bird LLP regarding certain tax matters
 10.1      Form of Fisher Scientific International Inc. 2000 Equity and
           Incentive Plan (included as Annex H to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)
 10.2      Voting Agreement by and among PSS World Medical, Inc. and
           the persons listed on the signature pages thereto, dated as of June 21, 2000 (included as Annex C to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)
 10.3      Stock Option Agreement between Fisher Scientific
           International Inc. and PSS World Medical, Inc., dated as of
           June 21, 2000 (included as Annex B to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 10.4      Investors Agreement dated January 21, 1998 as amended March
           29, 1999 among Fisher Scientific International Inc. and (i)
           Thomas H. Lee Equity Fund III, L.P. ("THL"), certain
           individuals associated with THL, THL-CCI Limited
           Partnership, THL Foreign Fund III, L.P., and THL FSI Equity
           Investors, L.P., (ii) DLJ Merchant Banking Partners II,
           L.P., DLJ Offshore Partners II, C.V., DLJ Diversified
           Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking
           Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ
           Millennium Partners, L.P., DLJ Millennium Partners-A, L.P.,
           UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P.,
           DLJ ESC II, L.P. and DLJ First ESC, L.P., (iii) Chase Equity
           Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
           KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc.
           (filed as an exhibit to the Form 10-K of Fisher Scientific
           International Inc. for the year ended December 31, 1998, and filed on March 31, 1999, and incorporated herein by
           reference)
 21.1      Subsidiaries of Fisher Scientific International Inc. (filed as an exhibit to the Form 10-K/A of Fisher Scientific
           International Inc. for the year ended December 31, 1999, and filed on March 23, 2000, and incorporated herein by
           reference)
 23.1      Consent of Deloitte & Touche LLP
 23.2      Consent of Arthur Andersen LLP
*23.3      Consent of Debevoise & Plimpton
*23.4      Consent of Alston & Bird LLP
 23.5      Consent of Lazard Freres & Co. LLC
 23.6      Consent of Donaldson, Lufkin & Jenrette Securities
           Corporation
 24.1      Powers of Attorney
*99.1      Form of proxy card for Fisher Scientific International Inc.
*99.2      Form of proxy card for PSS World Medical, Inc.
 99.3      Consent of Patrick C. Kelly to be named a director
 99.4      Consent of Hugh M. Brown to be named a director
 99.5      Opinion of Lazard, Freres & Co. LLC (included as Annex D to the joint proxy statement/prospectus filed as part of this registration statement and incorporated herein by reference)
 99.6      Opinion of Donaldson, Lufkin & Jenrette Securities
           Corporation (included as Annex E to the joint proxy
           statement/prospectus filed as part of this registration
           statement and incorporated herein by reference)

---------------
* To be filed by amendment.